As filed with the Securities and Exchange Commission on April 13, 2007

Registration No. 333-141196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SEMGROUP ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	4610	20-8536826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

(918) 524-8100

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Kevin L. Foxx

President and Chief Executive Officer

SemGroup Energy Partners G.P., L.L.C.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

(918) 524-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglass M. Rayburn Joshua Davidson Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 (214) 953-6500	Michael D. Cooke Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. 320 S. Boston Avenue, Suite 400 Tulsa, Oklahoma 74103 (918) 594-0400	David P. Oelman Brett E. Braden Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 13, 2007

P R O S P E C T U S

12,500,000 Common Units

Representing Limited Partner Interests

SemGroup Energy Partners, L.P.

$             per Common Unit

The selling unitholder named in this prospectus is selling 12,500,000 common units. We will not receive any proceeds from the sale of the common units by the selling unitholder. We have granted the underwriters an option to purchase up to 1,875,000 additional common units from us to cover over-allotments.

This is the initial public offering of our common units. We currently expect the initial public offering price to be between $            and $            per common unit. We have applied to list our common units on The NASDAQ Global Market under the symbol “SGLP.”

Investing in our common units involves risks. Please see “ Risk Factors” beginning on page 17.

These risks include the following:

•

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.

•	On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2006.

•

We depend upon SemGroup, L.P. for a substantial majority of our revenues, and any reduction in these revenues would have a material adverse effect on our results of operations and our ability to make distributions to our unitholders.

•	We are exposed to the credit risk of SemGroup, L.P. and any material nonperformance by SemGroup, L.P. could reduce our ability to make distributions to our unitholders.

•

SemGroup, L.P. controls our general partner, which has sole responsibility for conducting our business and managing our operations. SemGroup, L.P. has conflicts of interest with us and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

•	SemGroup, L.P. is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount (1)	$	$
Proceeds to selling unitholder (before expenses)	$	$

(1)	Excludes a fee payable to Citigroup Global Markets Inc. of $ in consideration of advice rendered by Citigroup Global Markets Inc. regarding the structure of this offering and our partnership.

The underwriters expect to deliver the common units through the facilities of The Depository Trust Company on or about             , 2007.

Citigroup	Merrill Lynch & Co.

Lehman Brothers
RBC Capital Markets
Wachovia Securities

A.G. Edwards

Raymond James

BOSC, Inc.

                    , 2007

SemGroup[SM]
Energy Partners

NEBRASKA
KANSAS
COLORADO
KANSAS
McPHERSON
HUTCHINSON
GARDEN CITY
EL DORADO
WICHITA
KANSAS
OKLAHOMA
PONCA CITY
GUYMON
CUSHING
TULSA
CUSHING TERMINAL
DUMAS
BORGER
ELK CITY
OKLAHOMA CITY
AMARILLO
LAWTON
DUNCAN
ARDMORE
GAINESVILLE
DALLAS
LONGVIEW TERMINAL
LONGVIEW
HOUSTON
Legend
Mid-Continent Pipeline System
Mid-Continent Storage Facility
Longview Pipeline System
Longview Storage Facility
SemGroup
Energy Partners
1001

i

ii

You should rely only on the information contained in this prospectus. We have not, and the underwriters and the selling unitholder have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters and the selling unitholder are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Until             , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

iii

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and unaudited pro forma financial statements and the notes to those financial statements. You should read “Risk Factors” beginning on page 17 for more information about important risks that you should consider carefully before buying our common units.

Unless indicated otherwise, the information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit and (2) that the underwriters do not exercise their over-allotment option. As used in this prospectus, unless we indicate otherwise: (1)“SemGroup Energy Partners,” “our,” “we,” “us” and similar terms refer to SemGroup Energy Partners, L.P., together with our subsidiaries, after giving effect to the formation transactions described on page 6 of this prospectus, (2) our “Parent” refers to SemGroup, L.P. and its subsidiaries and affiliates (other than us), (3) “selling unitholder” and “SemGroup Holdings” refer to SemGroup Holdings, L.P., a wholly owned subsidiary of our Parent and our sole limited partner prior to the closing of this offering, and (4) references to our pro forma financial information refer to the historical financial information of our predecessor described on page 13 of this prospectus as adjusted to give effect to the Throughput Agreement, the Omnibus Agreement and the other formation transactions described below. We include a glossary of some of the terms used in this prospectus as Appendix B.

SemGroup Energy Partners, L.P.

We are a Delaware limited partnership formed on February 22, 2007 by our Parent, a leading provider of midstream energy services, to own, operate and develop a diversified portfolio of complementary midstream energy assets. We currently provide crude oil gathering, transportation, terminalling and storage services primarily in our core operating areas in Oklahoma, Kansas and Texas. Prior to the closing of this offering, we will enter into a crude oil gathering, transportation, terminalling and storage agreement with our Parent, which we refer to as the Throughput Agreement. Pursuant to the Throughput Agreement, our Parent will pay us a fee based on the number of barrels of crude oil we gather, transport, terminal or store on behalf of our Parent and will commit to utilize our services at a level that will provide us with minimum revenues of $6.4 million per month. We intend to acquire and construct a significant amount of additional midstream energy assets, including acquisitions from our Parent and jointly with our Parent. At December 31, 2006, our Parent had total net book value of property, plant and equipment of $1.1 billion, with the crude oil gathering, transportation, terminalling and storage assets to be contributed to us prior to the closing of this offering, which we refer to as the Crude Oil Business, representing approximately $93.3 million of this amount.

Our network of assets provides our customers the flexibility to access multiple points for the receipt and delivery of crude oil. We do not take title to, or marketing responsibility for, the crude oil that we gather, transport, terminal and store. As a result, our operations have minimal direct exposure to changes in crude oil prices, but the volumes of crude oil we gather, transport, terminal or store are indirectly affected by commodity prices. We generate revenues by charging a fee for services provided at each transportation stage as crude oil is shipped from its origin at the wellhead to destination points such as the Cushing Interchange, to refineries in Oklahoma, Kansas and Texas or to pipelines, as described below:

•

Terminalling and storage assets and services.    We provide crude oil terminalling and storage services at our terminalling and storage facilities located in Oklahoma, Kansas and Texas. We currently own and operate an aggregate of approximately 6.7 million barrels of storage capacity. Of this storage capacity, approximately 4.8 million barrels are located at our terminal in Cushing, Oklahoma. Our Cushing terminal is strategically located within the Cushing Interchange, the largest crude oil marketing hub in the United States and the designated point of delivery specified in all New York Mercantile Exchange, or NYMEX, crude oil futures contracts. Our terminals have a combined capacity to receive or deliver approximately 10.0 million barrels of crude oil per month. We also own approximately 26 acres of additional land within the Cushing Interchange where we can develop additional storage capacity.

•

Gathering and transportation assets and services.    We own and operate two pipeline systems, the Mid-Continent system and the Longview system, collectively consisting of approximately 1,120 miles of pipelines that gather crude oil for our Parent and other third-party customers and transport it to refiners, to common carrier pipelines for ultimate delivery to refiners or to terminalling and storage facilities owned by us and others. Our pipeline gathering and transportation system located in Oklahoma and the Texas Panhandle, which we refer to as the Mid-Continent system, has a combined length of approximately 820 miles. Our second pipeline gathering and transportation system located in East Texas, which we refer to as the Longview system, consists of approximately 300 miles of tariff-regulated crude oil gathering pipeline. In addition to our pipelines, we use our approximately 200 owned or leased tanker trucks to gather crude oil in Kansas, Oklahoma, Texas, New Mexico and Colorado for our Parent and other third-party customers at remote wellhead locations generally not connected to pipeline and gathering systems and transport the crude oil to aggregation points and storage facilities located along pipeline gathering and transportation systems. In connection with our gathering services, we also provide a number of producer field services, ranging from gathering condensates from natural gas producers to hauling production waste water to disposal wells.

We derive a substantial majority of our revenues from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to the Throughput Agreement. For the year ended December 31, 2006, our Parent represented approximately 83.3% of our pro forma revenues and third parties accounted for the remainder. Our Parent’s crude oil purchasing, marketing and distribution operations are substantially dependent on our services and assets. The Throughput Agreement has an initial term of seven years with additional automatic one-year renewals unless either party terminates the agreement upon prior notice. Our Parent will pay us a fee based on the number of barrels we gather, transport, terminal or store on behalf of our Parent and will commit to utilize our services at a level that will provide us with minimum revenues of $6.4 million per month, which we expect to be sufficient to initially pay nearly all of the minimum quarterly distribution on our common units but no distribution on our subordinated units. Our Parent will be obligated to pay us fees in respect of this minimum commitment, regardless of whether such services are actually utilized by our Parent.

For the year ended December 31, 2006, we generated pro forma net income of approximately $26.8 million and pro forma income before interest, income taxes, depreciation and amortization, or EBITDA, of $46.4 million. For an explanation of EBITDA and a reconciliation of EBITDA to its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, please see “—Non-GAAP Financial Measures.”

Competitive Strengths

We believe we are well positioned to successfully achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•	a substantial majority of our operations generate fee-based revenues, with contracted minimum revenues pursuant to the Throughput Agreement;

•

our primary terminalling and storage facilities are strategically located within the Cushing Interchange, the largest crude oil marketing hub in the United States and the designated point of delivery specified in all NYMEX crude oil futures contracts;

•

our gathering and transportation systems give us the ability to transport crude oil to multiple end points, particularly the Cushing Interchange, which creates increased demand for our services by allowing our customers the flexibility to effectively manage their marketing of crude oil and increase their profitability;

•	our relationship with our Parent enhances our ability to make strategic acquisitions and to access other business opportunities;

•	our properties and facilities have been well maintained resulting in reliable and efficient operations;

•

we have the financial flexibility through the available capacity under our new five-year credit facility and our ability to access the capital markets to pursue expansion and acquisition opportunities. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow; and

•	our Parent has a knowledgeable management team with significant experience in the energy industry and in executing acquisition and expansion strategies.

Business Strategies

Our primary business objectives are to maintain stable cash flows and to increase distributable cash flow per unit over time by becoming a leading provider of midstream services to the energy industry. We intend to accomplish these objectives by executing the following strategies:

•	leveraging our relationship with our Parent to pursue acquisition and organic growth opportunities by:

–	jointly pursuing acquisition opportunities in a manner that minimizes our direct commodity price exposure; and

–	acquiring additional assets or businesses directly from our Parent;

•	pursuing both strategic and accretive acquisitions within the midstream energy industry, by:

–	evaluating opportunities in our existing areas of operation as well as other midstream energy acquisition opportunities; and

–	seeking acquisitions that will enable us to grow our distributable cash flow per unit and enhance our service capabilities;

•	pursuing organic expansion opportunities through:

–	constructing additional assets in strategic locations that will allow us to leverage our existing market position; and

–	expanding storage capacity, particularly at our Cushing terminal;

•	increasing the profitability of our existing assets by:

–	improving our operating efficiency and by monitoring and controlling our cost structure; and

–	increasing the utilization of our existing asset infrastructure.

Our Relationship with our Parent

One of our principal strengths is our relationship with our Parent, a leading provider of midstream energy services in the United States. Our Parent provides gathering, transportation, terminalling, storage, distribution, marketing and other midstream services primarily to independent natural gas and crude oil producers, as well as refiners located along the North American energy corridor from the Gulf Coast to Central Canada and the West Coast of the United Kingdom. Our Parent has a significant asset base consisting primarily of pipelines, gathering systems, processing plants, storage facilities, terminals and other distribution facilities located between North

American production and supply areas, including the Gulf Coast and Mid-Continent regions of the United States and the province of Alberta, Canada and high demand regions such as the Midwest. A substantial majority of our revenues are generated by providing services to our Parent’s crude oil purchasing, marketing and distribution operations.

Since our Parent’s inception in April 2000 through December 31, 2006, our Parent has completed 45 acquisitions at an aggregate purchase price of approximately $955 million, excluding amounts paid for working capital. Our Parent has indicated that it intends to use us as a growth vehicle to pursue the acquisition and expansion of midstream energy businesses and assets. Although we expect to have the opportunity to make acquisitions directly from our Parent in the future, we cannot say with any certainty which, if any, of these acquisition opportunities may be made available to us or if we will choose to pursue any such opportunity. In addition, through our relationship with our Parent, we will have access to a significant pool of management talent and strong commercial relationships throughout the energy industry. While our relationship with our Parent may benefit us, it is also a source of potential conflicts. For example, our Parent is not restricted from competing with us. Our Parent has retained substantial midstream assets and may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please see “Conflicts of Interest and Fiduciary Duties.”

Our Parent will retain a significant indirect interest in our partnership through its ownership of a 38.7% limited partner interest, a 2% general partner interest and incentive distribution rights. We will enter into the Throughput Agreement and an omnibus agreement with our Parent, which we refer to as the Omnibus Agreement, that will govern our relationship with our Parent. Please see “Business—Throughput Agreement” and “Certain Relationships and Related Party Transactions—Omnibus Agreement.” Our Parent employed approximately 1,900 people as of December 31, 2006, approximately 300 of whom will be dedicated to supporting our operations following the formation transactions. We will not have any employees. Please see “Business—Employees.”

Summary of Risk Factors

An investment in our common units involves risks associated with our business, regulatory and legal matters, our partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and other risks described under the caption “Risk Factors.”

Risks Related to Our Business

•

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.

•	On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2006.

•

We depend upon our Parent for a substantial majority of our revenues and any reduction in these revenues would have a material adverse effect on our results of operations and our ability to make distributions to our unitholders.

•	We are exposed to the credit risk of our Parent and any material nonperformance by our Parent could reduce our ability to make distributions to our unitholders.

•

Our Parent’s obligations under the Throughput Agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders. Please see “Risk Factors—Our Parent’s obligations under the Throughput Agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders.”

•

The assumptions underlying our estimate of cash available for distribution we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

•	A principal focus of our business strategy is to grow and expand our business through acquisitions. If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

•

Expanding our business by constructing new assets subjects us to risks that projects may not be completed on schedule, and that the costs associated with projects may exceed our expectations, which could cause our cash available for distribution to our unitholders to be less than anticipated.

•	Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Risks Inherent in an Investment in Us

•

Our Parent controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our Parent has conflicts of interest with us and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

•

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Our Parent is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.

•

Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner in good faith (which means it must believe the determination is in the best interest of our partnership) in accordance with our partnership agreement and the Omnibus Agreement, may be substantial and will reduce our cash available for distribution to you.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

•

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent because our general partner and its affiliates will own a sufficient number of units upon completion of this offering to be able to prevent its removal.

•	We may issue additional units without your approval, which would dilute your ownership interests.

•	Common units held by persons who are not Eligible Holders will be subject to the possibility of redemption.

Tax Risks to Common Unitholders

•

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

•

If the IRS contests any of the federal income tax positions we take, the market for our common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to you.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	Tax gain or loss on disposition of our common units could be more or less than expected.

•	Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

•

We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

•	The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

•	You likely will be subject to state and local taxes and return filing or withholding requirements in states where you do not live as a result of investing in our common units.

Formation Transactions and Partnership Structure

General

Prior to the closing of this offering, the following transactions, which we refer to as the formation transactions, will have occurred:

•	SemGroup Holdings will transfer the Crude Oil Business to us;

•	we will issue to SemGroup Holdings 12,500,000 common units and 8,155,194 subordinated units;

•

we will issue to our general partner, SemGroup Energy Partners G.P., L.L.C., a wholly owned subsidiary of SemGroup Holdings, 421,535 general partner units representing its initial 2% general partner interest in us, and all of our incentive distribution rights, which incentive distribution rights will entitle our general partner to increasing percentages of the cash we distribute in excess of $0.3881 per unit per quarter;

•	we will borrow $137.5 million under our new $ million five-year credit facility and distribute the proceeds to SemGroup Holdings;

•	we will enter into the Throughput Agreement pursuant to which we will provide certain gathering, transportation, terminalling and storage services to our Parent in exchange for contracted fees; and

•

we will enter into the Omnibus Agreement with our Parent and our general partner which will address, among other things, the provision of, and the reimbursement for, general and administrative and operating services and indemnification matters.

At the closing of this offering, SemGroup Holdings will sell 12,500,000 common units to the public in this offering, after which SemGroup Holdings will have an aggregate 38.7% limited partner interest in us and the public will have an aggregate 59.3% limited partner interest in us.

We will use any net proceeds from the exercise of the underwriters’ over-allotment option to reduce outstanding borrowings under our new credit facility. If the underwriters exercise their over-allotment option in full, the ownership interest of the public unitholders will increase to 14,375,000 common units, representing an aggregate 62.5% limited partner interest in us, the ownership interest of our general partner will increase to 459,800 general partner units, representing a 2% general partner interest in us, and the ownership interest of our Parent will remain at 8,155,194 subordinated units, representing a 35.5% limited partner interest in us.

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. We will have one direct subsidiary initially, SemGroup Energy Partners Operating, L.L.C., a Delaware limited liability company, that will conduct business through itself and its subsidiaries.

The diagram on the following page depicts our organization and ownership after giving effect to the formation transactions and the offering.

Simplified Organizational Structure and Ownership of SemGroup Energy Partners, L.P. After the Formation Transactions

Public Common Units	59.3%
Parent Subordinated Units	38.7%
General Partner Units	2.0%

Total	100.0%

Management of SemGroup Energy Partners, L.P.

SemGroup Energy Partners G.P., L.L.C., our general partner, will manage our operations and activities, and its board of directors and officers will make decisions on our behalf. All of the executive officers and some of the directors of our general partner also serve as executive officers or directors of our Parent. Our general partner will not receive any management fee or other compensation in connection with the management of our business and this offering, but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf. Pursuant to the Omnibus Agreement we will pay our general partner a fixed fee for specified general and administrative services it provides to us. Our general partner will also be entitled to distributions on its general partner interest and, if specified requirements are met, on its incentive distribution rights. Our Parent indirectly holds all of the membership interests in our general partner and consequently is indirectly entitled to all of the distributions that we make to our general partner, subject to the terms of the limited liability company agreement of our general partner and relevant legal restrictions. Please see “Our Cash Distribution Policy and Restrictions on Distributions,” “Management—Executive Compensation” and “Certain Relationships and Related Party Transactions.”

Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or its directors. Our Parent will elect all of the members to the board of directors of our general partner and we will ultimately have three directors who are independent as defined under the independence standards established by The NASDAQ Global Market. For more information about these individuals, please see “Management—Directors and Executive Officers.”

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner beneficial to holders of our common units and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” However, because our general partner is owned by our Parent, the officers and directors of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to our Parent. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates on the other hand.

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to holders of our common units and subordinated units. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to our unitholders. Our partnership agreement also provides that our Parent is not restricted from competing with us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please see “Conflicts of Interest and Fiduciary Duties.”

Principal Executive Offices and Internet Address

Our principal executive offices are located at Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136 and our telephone number is (918) 524-8100. Our website will be located at www.semgroupenergypartners.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

Common units offered to the public	12,500,000 common units.

14,375,000 common units if the underwriters exercise their over-allotment option in full.

Units outstanding after this offering

12,500,000 common units and 8,155,194 subordinated units, representing 59.3% and 38.7%, respectively, limited partner interests in us (14,375,000 common units and 8,155,194 subordinated units, representing 62.5% and 35.5% limited partner interests in us if the underwriters exercise their over-allotment option in full). The general partner will own 421,535 general partner units, or 459,800 general partner units if the underwriters exercise their over-allotment option in full, in each case representing a 2% general partner interest in us.

Use of proceeds

We will not receive any proceeds from any common units sold by SemGroup Holdings. SemGroup Holdings has informed us that it intends to use the net proceeds received by it from the sale of the common units to repay outstanding indebtedness of our Parent.

We will borrow $137.5 million under our new five-year credit facility prior to the closing of this offering and distribute the proceeds to SemGroup Holdings. SemGroup Holdings has informed us that it intends to use the proceeds distributed to it from borrowings under our credit facility to repay outstanding indebtedness of our Parent and to fund offering-related expenses.

If the underwriters’ over-allotment option is exercised in full, we expect to receive net proceeds of approximately $35.1 million, after deducting underwriting discounts. We will use any net proceeds from the exercise of the underwriters’ over-allotment option to reduce outstanding borrowings under our new credit facility.

Cash distributions

We expect to make an initial quarterly distribution of $0.3375 per common unit ($1.35 per common unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. We will adjust the quarterly distribution for the period of the closing of the offering through                 , 2007 based on the actual length of the period. Our ability to pay cash distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this distributable cash as “available cash,” and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix B to this prospectus. Our partnership agreement also requires that we distribute all of our available cash from operating surplus each quarter in the following manner:

•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3375 plus any arrearages from prior quarters;

•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3375;

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.3881;

•	fourth, 85% to all unitholders, pro rata, and 15% to our general partner, until each unit has received a distribution of $0.4219;

•	fifth, 75% to all unitholders, pro rata, and 25% to our general partner, until each unit has received a distribution of $0.5063; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

We refer to the distributions to our general partner in excess of 2% as “incentive distributions.” Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Our pro forma cash available for distribution for the year ended December 31, 2006 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units, but only 78% of the minimum quarterly distribution on our subordinated units during this period (80% assuming the underwriters exercise their over-allotment option in full). Please see “Our Cash Distribution Policy and Restrictions on Distributions.”

We believe that, based on the estimates contained and the assumptions listed under the caption “Our Cash Distribution Policy and Restrictions on Distributions,” we will have sufficient cash available from operations to make cash distributions for the four quarters ending March 31, 2008 at the initial quarterly distribution rate of $0.3375 per unit per quarter on all units.

Subordinated units

Our Parent will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.3375 per unit only after the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

End of subordination period and early conversion of subordinated units

The subordination period generally will end if we have earned and paid at least $0.3375 on each outstanding unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2010, but may end on or after June 30, 2008 if we have earned and paid at least $2.025 (150% of the annualized minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for any four-quarter period.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period.”

General partner’s right to reset the target distribution levels

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as in our current target distribution levels.

In connection with resetting these target distribution levels, our general partner will be entitled to receive Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be convertible at any time into an equal number of common units. The number of Class B units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. For a more detailed description of our general partner’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner to receive Class B units in connection with this reset, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	We can issue an unlimited number of units without the consent of our unitholders. Please see “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights

Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 39.5% of our common and subordinated units. This will give our general partner the ability to prevent its involuntary removal. Please see “The Partnership Agreement—Voting Rights.”

Limited call right

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending                 , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $1.35 per unit, we estimate that your average allocable federal taxable income per year will be no more than $             per unit. Please see “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Material tax consequences

For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please see “Material Tax Consequences.”

Exchange listing	We have applied to list the common units on The NASDAQ Global Market under the symbol “SGLP.”

Summary Historical and Unaudited Pro Forma Financial and Operating Data

The following table shows summary historical financial and operating data of SemGroup Energy Partners, L.P. Predecessor, our predecessor, and pro forma financial and operating data of SemGroup Energy Partners, L.P. for the periods and as of the dates presented. Prior to the closing of this offering, our Parent will contribute its Crude Oil Business to us, which comprises a substantial majority of our Parent’s crude oil gathering, transportation, terminalling and storage assets. The Crude Oil Business has historically been a part of the integrated operations of our Parent, and neither our Parent nor our predecessor recorded revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis. Our Parent and our predecessor recognized only the costs associated with providing such services. Accordingly, revenues reflected in our historical financial statements represent services provided to third parties and do not include any revenues for services provided to our Parent. For this reason and due to the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Items Impacting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our predecessor’s historical results. The summary historical financial data as of and for the years ended December 31, 2004, 2005 and 2006 are derived from the audited financial statements of our predecessor included elsewhere in this prospectus.

The summary pro forma financial data as of and for the year ended December 31, 2006 are derived from the unaudited pro forma financial statements of SemGroup Energy Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected prior to the closing of this offering had taken place on December 31, 2006, in the case of the pro forma balance sheet, or as of January 1, 2006, in the case of the pro forma statement of operations. These transactions include:

•	the contribution by SemGroup Holdings of the Crude Oil Business to us;

•	our issuance of 421,535 general partner units and the incentive distribution rights to our general partner and 12,500,000 common units and 8,155,194 subordinated units to SemGroup Holdings;

•	our borrowing of $137.5 million under our new five-year credit facility and the distribution of the proceeds to SemGroup Holdings;

•	the execution of the Throughput Agreement; and

•	the execution of the Omnibus Agreement.

We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table includes the non-GAAP financial measure of EBITDA. For a definition of EBITDA and a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP, please see “—Non-GAAP Financial Measures.”

	SemGroup Energy Partners, L.P. Predecessor			SemGroup Energy Partners, L.P.
				Pro Forma
	Year Ended December 31,			Year Ended December 31, 2006
	2004	2005	2006
Statement of Operations Data:				(unaudited)
	(dollars in thousands, except per unit data)
Service revenues(1):
Third-party revenue(2)	$15,857	$20,361	$28,839	$16,148
Related party revenue	—	—	—	80,260

Total revenue	15,857	20,361	28,839	96,408
Expenses:
Operating	30,996	38,467	51,608	53,604
General and administrative(3)	7,570	6,280	11,097	5,000

Total expenses	38,566	44,747	62,705	58,604

Operating income (loss)	(22,709)	(24,386)	(33,866)	37,804
Other (income) expenses:
Interest expense(4)	1,973	2,597	1,989	11,053

Net income (loss)	$(24,682)	$(26,983)	$(35,855)	$26,751

General partner interest in pro forma net income				$535

Limited partner interest in pro forma net income				$26,216

Pro forma net income per limited partner unit:
Common units				$1.35
Subordinated units				$1.15

Financial and Operating Data:
Financial data:
EBITDA	$(16,356)	$(17,832)	$(25,269)	$46,401
Operating data:
Cushing terminal:
Average crude oil barrels stored per month	721,590	1,371,281	2,695,766
Average crude oil delivered (Bpd)	31,074	30,143	44,889
Total storage capacity (barrels at end of period)	793,200	3,493,200	4,370,000
Other:
Total storage capacity (barrels at end of period)	2,329,490	2,048,890	1,952,150
Average throughput (Bpd):
Mid-Continent system	20,228	22,255	28,762
Longview system	31,547	30,993	36,493

Balance Sheet Data (at period end):
Property, plant and equipment, net	$50,660	$65,747	$93,304	$93,304
Total assets	58,798	73,971	105,906	104,909
Long-term debt and capital lease obligations	35,337	38,849	36,757	143,066
Total division equity/partners’ capital	21,257	29,858	63,205	(38,157)

(1)

Our predecessor only recognized revenues for services provided to third parties. Pro forma service revenues give effect to the Throughput Agreement as if such agreement had been entered into on January 1, 2006.

The pro forma adjustment is based on actual gathering, transportation, terminalling and storage services provided on an intercompany basis at rates specified in the Throughput Agreement, including giving effect to our Parent’s minimum commitments with respect to such services where applicable.

(2)	Third-party revenues decreased on a pro forma basis because certain contracts relating to third-party storage services will be retained by our Parent and we will provide services to our Parent relating to these contracts under the Throughput Agreement. Accordingly, these amounts are reflected in pro forma related party revenues.
(3)	Pro forma general and administrative expenses have been adjusted to give effect to the annual administrative fee of $5.0 million that we will pay to our Parent pursuant to the Omnibus Agreement for the provision of certain general and administrative functions for three years following this offering. Pro forma general and administrative expenses do not include incremental expenses that we will incur as a public company, which we anticipate will be approximately $2.9 million per year.
(4)	Historical interest expense reflects interest on capitalized lease obligations and debt payable to our Parent. Pro forma interest expense gives effect to the borrowing of $137.5 million under our new $ million five-year credit facility as if such borrowings occurred on January 1, 2006.

Non-GAAP Financial Measures

We include in this prospectus the non-GAAP financial measure of EBITDA. We define EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to make cash distributions to our unitholders and to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is not a presentation made in accordance with GAAP. EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

The following table provides a reconciliation of EBITDA to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

	SemGroup Energy Partners, L.P. Predecessor			SemGroup Energy Partners, L.P.
				Pro Forma
	Year Ended December 31,			Year Ended December 31, 2006
	2004	2005	2006
	(dollars in thousands)
Reconciliation of “EBITDA” to net cash provided by operating activities:
Net cash provided by (used in) operating activities	$(17,906)	$(18,848)	$(25,774)	$29,973
Changes in operating working capital which provided (used) cash:
Accounts receivable	1,095	(741)	(444)	2,194
Accounts payable	262	1,403	1,172	(4,361)
Other, including changes in noncurrent assets and liabilities	193	354	(223)	18,595

EBITDA	$(16,356)	$(17,832)	$(25,269)	$46,401

Reconciliation of “EBITDA” to net income:
Net income (loss)	$(24,682)	$(26,983)	$(35,855)	$26,751
Add:
Interest expense, net	1,973	2,597	1,989	11,053
Depreciation and amortization expense	6,353	6,554	8,597	8,597

EBITDA	$(16,356)	$(17,832)	$(25,269)	$46,401

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition, or results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to make cash distributions to holders of our common units and subordinated units at the initial distribution rate under our cash distribution policy.

In order to make our cash distributions at our initial distribution rate of $0.3375 per common unit and subordinated unit per complete quarter, or $1.35 per unit per year, we will require available cash of approximately $7.1 million per quarter, or $28.5 million per year, based on the common units and subordinated units outstanding immediately after completion of this offering ($7.8 million or $31.0 million, respectively, if the underwriters exercise their over-allotment option in full). We may not have sufficient available cash from operating surplus each quarter to enable us to make cash distributions at the initial distribution rate under our cash distribution policy. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things, the risks described in this section.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our credit facility or other debt agreements; and

•	the amount of cash reserves established by our general partner.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please see “Our Cash Distribution Policy and Restrictions on Distributions.”

On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all units for the year ended December 31, 2006.

The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after this offering is approximately $28.5 million. The amount of our pro forma available cash generated during the year ended December 31, 2006 would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units, but only approximately 78% of the minimum quarterly distribution on our subordinated units during this period (80% assuming the underwriters exercise their over-allotment option in full). In addition, we expect our Parent’s minimum commitments under the Throughput Agreement will be sufficient to initially pay nearly all of the minimum quarterly distribution on the common units but no distribution on our subordinated units. For a calculation of our ability to make distributions to unitholders based on our pro forma results for 2006, please see “Our Cash Distribution Policy and Restrictions on Distributions.”

We depend upon our Parent for a substantial majority of our revenues and any reduction in these revenues would have a material adverse effect on our results of operations and our ability to make distributions to our unitholders.

For the year ended December 31, 2006, our Parent accounted for approximately 83.3% of our pro forma revenues. Because we will utilize a substantial majority of the operating capacity of our existing assets to provide services to our Parent pursuant to the Throughput Agreement, we do not expect to materially increase our revenues from third-party customers in the near term unless we undertake significant acquisition or construction projects. Therefore, we expect our dependence on our Parent for a substantial majority of our revenues to continue. If our Parent is unable to make to us the payments required by it under the Throughput Agreement for any reason, our revenues would decline and our ability to make distributions to our unitholders would be reduced. Therefore, we are indirectly subject to the business risks of our Parent, many of which are similar to the business risks we face. In particular, these business risks include the following:

•	the inability of our Parent to generate adequate gross margins from the purchase, transportation, storage and marketing of petroleum products;

•	material reductions in the supply of crude oil and petroleum products;

•	a material decrease in the demand for crude oil and petroleum products in the markets served by our Parent;

•	the inability of our Parent to manage its commodity price risk resulting from its ownership of crude oil and petroleum products;

•	contract non-performance by our Parent’s customers; and

•	various operational risks to which our Parent’s business is subject.

We are exposed to the credit risk of our Parent and any material nonperformance by our Parent could reduce our ability to make distributions to our unitholders.

Prior to the closing of this offering, we will enter into the Throughput Agreement with our Parent pursuant to which we will provide certain gathering, transportation, terminalling and storage services to our Parent for an initial term of seven years. We will also enter into the Omnibus Agreement with our Parent that will address, among other things, the provision of general and administrative and operating services to us and indemnification matters. As of December 31, 2006, Moody’s and Fitch Ratings assigned our Parent corporate credit ratings of Ba2 and BB, respectively, which are speculative ratings. These speculative ratings signify a higher risk that our Parent will default on its obligations, including its obligations to us, than does an investment grade credit rating. Any material nonperformance under the Omnibus Agreement and the Throughput Agreement by our Parent could materially and adversely impact our ability to operate and make distributions to our unitholders.

As of December 31, 2006, after giving effect to this offering and the other formation transactions and the use of proceeds therefrom, our Parent will have outstanding indebtedness of approximately $1.3 billion. Though we will have no indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies such as Moody’s and Fitch Ratings may consider our Parent’s debt ratings when assigning ours, because of our Parent’s ownership interest in and control of us, the strong operational links between our Parent and us, and our reliance on our Parent for a substantial majority of our revenues. If one or more credit rating agencies were to downgrade the outstanding indebtedness of our Parent, we could experience an increase in our borrowing costs or difficulty accessing capital markets. Such a development could adversely affect our ability to grow our business and to make distributions to unitholders.

Our Parent’s obligations under the Throughput Agreement may be reduced or suspended in some circumstances, which would reduce our ability to make distributions to our unitholders.

Some of the circumstances under which our Parent’s obligations under the Throughput Agreement may be permanently reduced are within the exclusive control of our Parent. Any such permanent reduction would reduce our ability to make distributions to our unitholders. For example, if we and our Parent cannot agree on an upfront payment or ratable fee surcharge to cover substantial and unanticipated capital expenditures at any of our facilities in order to comply with new laws or regulations, and if we are not able to direct the affected crude oil to mutually acceptable storage or gathering and transportation assets that we own, either party will have the right to remove the affected facility from the Throughput Agreement, and our Parent’s minimum monthly payment obligation will be correspondingly reduced. Our Parent’s minimum monthly payment obligation may also be temporarily suspended to the extent that the occurrence of a force majeure event that is outside the control of the parties prevents us from making our services available to our Parent and the affected services under the Throughput Agreement may be terminated if the force majeure event prevents performance for more than twelve months. Please see “Business—Throughput Agreement.”

The assumptions underlying our estimate of cash available for distribution we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

Our estimate of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” is based on assumptions that are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. If we do not achieve the estimated results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

The amount of cash we have available for distribution to holders of our common units and subordinated units depends primarily on our cash flow and not solely on earnings reflected in our financial statements. Consequently, even if we are profitable, we may not be able to make cash distributions to holders of our common units and subordinated units.

You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow and not solely on earnings reflected in our financial statements, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses for financial accounting purposes and may not make cash distributions during periods when we record net earnings for financial accounting purposes.

A significant decrease in demand for crude oil in the areas served by our storage facilities and pipelines would reduce our ability to make distributions to our unitholders.

A sustained decrease in demand for crude oil in the areas served by our storage facilities and pipelines could significantly reduce our revenues and, therefore, reduce our ability to make or increase distributions to our unitholders. Factors that could lead to a decrease in market demand for crude oil include:

•

lower demand by consumers for refined products as a result of recession or other adverse economic conditions or due to high prices caused by an increase in the market price of crude oil or higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasolines or other refined products;

•

a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy of vehicles, whether as a result of technological advances by manufacturers, governmental or regulatory actions or otherwise; and

•

fluctuations in demand for crude oil, such as those caused by refinery downtime or shutdowns, could also significantly reduce our revenues and, therefore, reduce our ability to make distributions to our unitholders.

Certain of our field and pipeline operating costs and expenses are fixed and do not vary with the volumes we gather and transport. These costs and expenses may not decrease ratably or at all should we experience a reduction in our volumes gathered by truck or transmitted by our pipelines. As a result, we may experience declines in our margin and profitability if our volumes decrease.

A material decrease in the production of crude oil from the oil fields served by our pipelines could materially reduce our ability to make distributions to our unitholders.

The throughput on our crude oil pipelines depends on the availability of attractively priced crude oil produced from the oil fields served by such pipelines, or through connections with pipelines owned by third parties. Crude oil production may decline for a number of reasons, including natural declines due to depleting wells, a material decrease in the price of crude oil, or the inability of producers to obtain necessary drilling or other permits from applicable governmental authorities. If we are unable to replace volumes lost due to a temporary or permanent material decrease in production from the oil fields served by our crude oil pipelines, our throughput could decline, reducing our revenue and cash flow and adversely affecting our ability to make distributions to our unitholders. In addition, it is difficult to attract producers to a new gathering system if the producer is already connected to an existing system. As a result, our Parent or third-party shippers on our pipeline systems may experience difficulty acquiring crude oil at the wellhead in areas where there are existing relationships between producers and other gatherers and purchasers of crude oil.

We face intense competition in our gathering, transportation, terminalling and storage activities. Competition from other providers of crude oil gathering, transportation, terminalling and storage services that are able to supply our Parent and our other customers with those services at a lower price could reduce our ability to make distributions to our unitholders.

We are subject to competition from other crude oil gathering, transportation, terminalling and storage operations that may be able to supply our Parent and our other customers with the same or comparable services on a more competitive basis. We compete with national, regional and local gathering, storage, terminalling and pipeline companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. Some of these competitors are substantially larger than us, have greater financial resources, and control substantially greater storage capacity than we do. With respect to our gathering and transportation services, these competitors include TEPPCO Partners, L.P., Plains All American Pipeline, L.P., ConocoPhillips, Sunoco Logistics Partners L.P. and National Cooperative Refinery Association, among others. With respect to our storage and terminalling services, these competitors include BP plc, Enbridge Energy Partners, L.P. and Plains All American Pipeline, L.P. Some of these competitors have greater capital resources and control greater supplies of crude oil than our Parent. Several of our competitors conduct portions of their operations through publicly traded partnerships with structures similar to ours, including Plains All American Pipeline, L.P., TEPPCO Partners, L.P., Sunoco Logistics Partners L.P. and Enbridge Energy Partners, L.P.

Our ability to compete could be harmed by numerous factors, including:

•	price competition;

•	the perception that another company can provide better service; and

•	the availability of alternative supply points, or supply points located closer to the operations of our Parent’s customers.

In addition, our Parent will continue to own midstream assets upon completion of this offering and may engage in competition with us. If we are unable to compete with services offered by other midstream enterprises, including our Parent, our ability to make distributions to our unitholders may be adversely affected.

Some of our pipeline systems are dependent upon their interconnections with other crude oil pipelines to reach end markets.

Some of our pipeline systems are dependent upon their interconnections with other crude oil pipelines to reach end markets. Reduced throughput on these interconnecting pipelines as a result of testing, line repair, reduced operating pressures or other causes could result in reduced throughput on our pipeline systems that would adversely affect our revenue and cash flow and our ability to make distributions to our unitholders.

A principal focus of our business strategy is to grow and expand our business through acquisitions. If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

A principal focus of our business strategy is to grow and expand our business through acquisitions. Our ability to grow depends, in part, on our ability to make acquisitions that result in an increase in the cash generated per unit from operations. If we are unable to make these accretive acquisitions, either because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in the cash generated from operations per unit.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenues and costs, including synergies;

•	an inability to integrate successfully the businesses we acquire;

•	an inability to hire, train or retain qualified personnel to manage and operate our business and assets;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of energy assets by industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

Our growth strategy includes acquiring midstream entities or assets that are distinct and separate from our existing Crude Oil Business operations, which could subject us to additional business and operating risks.

We may acquire midstream assets that have operations in new and distinct lines of business from our existing Crude Oil Business. Integration of a new business is a complex, costly and time-consuming process.

Failure to timely and successfully integrate acquired entities’ new lines of business with our existing operations may have a material adverse effect on our business, financial condition or results of operations. The difficulties of integrating a new business with our existing operations include, among other things:

•	operating distinct businesses that require different operating strategies and different managerial expertise;

•	the necessity of coordinating organizations, systems and facilities in different locations;

•	integrating personnel with diverse business backgrounds and organizational cultures; and

•	consolidating corporate and administrative functions.

In addition, the diversion of our attention and any delays or difficulties encountered in connection with the integration of a new business, such as unanticipated liabilities or costs, could harm our existing business, results of operations, financial conditions and prospects. Furthermore, new lines of business will subject us to additional business and operating risks. For example, we may in the future determine to acquire businesses that are subject to significant risks due to fluctuations in commodity prices. These new business and operating risks could have a material adverse effect on our financial condition or results of operations.

Expanding our business by constructing new assets subjects us to risks that projects may not be completed on schedule, and that the costs associated with projects may exceed our expectations, which could cause our cash available for distribution to our unitholders to be less than anticipated.

The construction of additions or modifications to our existing assets, and the construction of new assets, involves numerous regulatory, environmental, political, legal and operational uncertainties and requires the expenditure of significant amounts of capital. If we undertake these types of projects, they may not be completed on schedule or at all or at the budgeted cost. In addition, our revenues may not increase immediately upon the expenditure of funds on a particular project. Moreover, we may construct facilities to capture anticipated future growth in demand in a market in which such growth does not materialize.

We are exposed to the credit risks of our third-party customers in the ordinary course of our gathering activities. Any material nonpayment or nonperformance by our third-party customers could reduce our ability to make distributions to our unitholders.

In addition to our dependence on our Parent, we are subject to risks of loss resulting from nonpayment or nonperformance by our third-party customers. Some of our customers may be highly leveraged and subject to their own operating and regulatory risks. In addition, any material nonpayment or nonperformance by our customers could require us to pursue substitute customers for our affected assets or provide alternative services. Any such efforts may not be successful or may not provide similar fees. These events could reduce our ability to make distributions to our unitholders.

Our revenues from third-party customers are generated under contracts that must be renegotiated periodically and that allow the customer to reduce or suspend performance in some circumstances, which could cause our revenues from those contracts to decline and reduce our ability to make distributions to our unitholders.

Some of our contract-based revenues from customers other than our Parent are generated under contracts with terms which allow the customer to reduce or suspend performance under the contract in specified circumstances, such as the occurrence of a catastrophic event to our or the customer’s operations. The occurrence of an event which results in a material reduction or suspension of our customer’s performance could reduce our ability to make distributions to our unitholders.

Some of our contracts with third-party customers for producer field services have terms of one year or less. As these contracts expire, they must be extended and renegotiated or replaced. We may not be able to extend, renegotiate or replace these contracts when they expire, and the terms of any renegotiated contracts may not be as favorable as the contracts they replace. In particular, our ability to extend or replace contracts could be harmed by numerous competitive factors, such as those described above under “—We face intense competition in our gathering, transportation, terminalling and storage activities. Competition from other providers of crude oil gathering, transportation, terminalling and storage services that are able to supply our Parent and our other customers with those services at a lower price could reduce our ability to make distributions to our unitholders.” Additionally, we may incur substantial costs if modifications to our terminals are required in order to attract substitute customers or provide alternative services. If we cannot successfully renew significant contracts or must renew them on less favorable terms, or if we incur substantial costs in modifying our terminals, our revenues from these arrangements could decline and our ability to make distributions to our unitholders could suffer.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repair, or preventative or remedial measures, which could have a material adverse effect on our results of operations.

The United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas”, including high population areas, areas that are sources of drinking water, ecological resource areas that are unusually sensitive to environmental damage from a pipeline release and commercially navigable waterways, unless the operator effectively demonstrates by risk assessment that the pipeline could not affect the area. The regulations require operators of covered pipelines to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

In addition to these adopted regulations, in September 2006, the DOT proposed amendment of existing pipeline safety standards including its integrity management programs to broaden the scope of coverage to include certain rural onshore hazardous liquid and low-stress pipeline systems found near “unusually sensitive areas,” including non-populated areas requiring extra protection because of the presence of sole source drinking water resources, endangered species, or other ecological resources. Also, in December 2006, the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006 was enacted. This act reauthorizes and amends the DOT’s pipeline safety programs and includes a provision eliminating the regulatory exemption for hazardous liquid pipelines operated at low stress. Adoption of new or more stringent pipeline safety regulations affecting our gathering or low-stress pipelines could result in more rigorous and costly integrity management planning requirements being imposed on those lines, which could have a material adverse effect on our results of operations. Please read “Business—Regulation—Pipeline Safety” for more information.

We do not have any officers or employees and rely solely on officers of our general partner and employees of our Parent. Failure of such officers and employees to devote sufficient attention to the management and operation of our business may adversely affect our financial results and our ability to make distributions to our unitholders.

None of the officers of our general partner are employees of our general partner. We intend to enter into the Omnibus Agreement with our Parent, pursuant to which our Parent will operate our assets and perform other administrative services for us such as accounting, legal, regulatory, development, finance, land and engineering. Affiliates of our Parent conduct businesses and activities of their own in which we have no economic interest, including businesses and activities relating to our Parent. As a result, there will be material competition for the time and effort of the officers and employees who provide services to our general partner and our Parent. If the officers of our general partner and the employees of our Parent do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

Due to our lack of geographic and business diversification, adverse developments in the geographic markets that we serve or in the supply of, or demand for, crude oil in those geographic areas could reduce our ability to make distributions to our unitholders.

We rely exclusively on the revenues generated from our crude oil gathering, transportation, terminalling and storage services. These services are performed, and the assets used in these operations are located, primarily in the Mid-Continent region of the United States. Due to our lack of diversification in asset type and location, an adverse development in these businesses or areas, including adverse developments due to catastrophic events or weather and decreases in demand for petroleum products, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Our operations are subject to environmental and worker safety laws and regulations that may expose us to significant costs and liabilities. Failure to comply with these laws and regulations could adversely affect our ability to make distributions to our unitholders.

Our midstream crude oil gathering, transportation, terminalling and storage operations are subject to significant federal, state and local laws and regulations relating to the protection of the environment. Various governmental authorities, including the United States Environmental Protection Agency, have the power to enforce compliance with these laws and regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Joint and several strict liability may be incurred without regard to fault or the legality of the original conduct under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties located near our storage facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. Moreover, new stricter laws, regulations or enforcement policies could be implemented that significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material.

In performing midstream services, we incur environmental costs and liabilities in connection with the handling of hydrocarbons and solid wastes. We currently own, operate or lease properties that for many years have been used for midstream activities, including properties in and around the Cushing Interchange. Activities by us or prior owners, lessees or users of these properties over whom we had no control may have resulted in the spill or release of hydrocarbons or solid wastes on or under them. Additionally, some sites we own or operate are located near current or former storage, terminal and pipeline operations, and there is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies as well as claims for damages and other similar developments could result in significant costs and liabilities, and our ability to make distributions to our unitholders could suffer as a result. Please see “Business—Regulation” for more information.

In addition, the workplaces associated with the storage facilities and pipelines we operate are subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. The OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local government authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, recordkeeping requirements and monitoring of occupational exposure to regulated substances, could subject us to fines or significant compliance costs and adversely affect our ability to make distributions to our unitholders.

Our business involves many hazards and operational risks, including adverse weather conditions, which could cause us to incur substantial liabilities.

Our operations are subject to the many hazards inherent in the transportation and storage of crude oil, including:

•	explosions, fires, accidents, including road and highway accidents involving our tanker trucks;

•	extreme weather conditions, such as hurricanes which are common in the Gulf Coast and tornadoes and flooding which are common in the Midwest;

•	damage to our pipelines and storage tanks and related equipment;

•	leaks or releases of crude oil into the environment; and

•	acts of terrorism or vandalism.

If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations. In addition, mechanical malfunctions, faulty measurement or other errors may result in significant costs or lost revenues.

We are not fully insured against all risks incident to our business, and could incur substantial liabilities as a result.

We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of changing market conditions, premiums and deductibles for certain of our insurance policies may increase substantially in the future. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and ability to make distributions to unitholders.

We share some insurance policies, including our general liability policy, with our Parent. These policies contain caps on the insurer’s maximum liability under the policy, and claims made by either our Parent or us are applied against the caps and deductibles. The possibility exists that, in an event in which we wish to make a claim under a shared insurance policy, our claim could be denied or only partially satisfied due to claims made by our Parent against the policy cap. Further, where events occur that would entitle both our Parent and us to benefits under these insurance policies, the full deductible may be borne by the first claimant under the policy. In addition, claims made by our Parent could affect our premiums and our ability to obtain insurance in the future.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Assuming we had completed the formation transactions on December 31, 2006, our pro forma indebtedness would have been $137.5 million. In addition, we anticipate having capacity to borrow up to $            under our new five-year credit facility that we expect to be effective prior to the completion of this offering. Following this offering, we will continue to have the ability to incur additional debt, subject to limitations in our credit facility. Our level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Our ability to service debt under our credit facility also will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with the London Interbank Offered Rate, or LIBOR, or the prime rate. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may not be able to effect any of these actions on satisfactory terms, or at all.

Restrictions in our credit facility may prevent us from engaging in some beneficial transactions or paying distributions to our unitholders.

Our new credit facility contains covenants limiting our ability to make distributions to unitholders. In addition, our credit facility contains various covenants that limit, among other things, our ability to incur indebtedness, grant liens or enter into a merger, consolidation or sale of assets. Furthermore, our credit facility contains covenants requiring us to maintain certain financial ratios and tests. Any subsequent refinancing of our current debt may have similar or greater restrictions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If we borrow funds to make our minimum quarterly distributions, our ability to pursue acquisitions and other business opportunities may be limited and our operations may be materially adversely effected.

Available cash for the purpose of making distributions to unitholders includes working capital borrowings. If we borrow funds to pay one or more minimum quarterly distributions, such amounts will incur interest and must be repaid in accordance with the terms of our credit facility. In addition, any amounts borrowed for distributions to our unitholders will reduce the funds available to us for other purposes under our credit facility, including amounts available for use in connection with acquisitions and other business opportunities. If we are unable to pursue our growth strategy due to our limited ability to borrow funds, our operations may be materially adversely effected.

If our general partner fails to develop or maintain an effective system of internal controls, then we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common units.

Our general partner has sole responsibility for conducting our business and for managing our operations. Effective internal controls are necessary for our general partner, on our behalf, to provide reliable financial reports, prevent fraud and operate us successfully as a public company. Although our Parent is in the process of implementing controls to properly prepare and review our financial statements, we cannot be certain that its efforts to develop and maintain its internal controls will be successful, that it will be able to maintain adequate controls over our financial processes and reporting in the future or that it will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our general partner’s internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls also could cause investors to lose confidence in our reported financial information, which likely would have a negative effect on the trading price of our common units.

Terrorist attacks, and the threat of terrorist attacks, have resulted in increased costs to our business. Continued hostilities in the Middle East or other sustained military campaigns may adversely impact our results of operations.

The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the threat of future terrorist attacks on our industry in general, and on us in particular, is not known at this time.

Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Uncertainty surrounding continued hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of crude oil supplies and markets for our services, and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror.

Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risks Inherent in an Investment in Us

Our Parent controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our Parent has conflicts of interest with us and limited fiduciary duties, which may permit it to favor its own interests to your detriment.

Following the offering, our Parent will own and control our general partner. Some of our general partner’s directors are directors of our Parent and all of our executive officers are officers of our Parent. Therefore, conflicts of interest may arise between our Parent and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving those conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. Although the conflicts committee of our general partner’s board of directors may review such conflicts of interest, our general partner’s board of directors is not required to submit such matters to the conflicts committee. These conflicts include, among others, the following situations:

•

neither our partnership agreement nor any other agreement requires our Parent to pursue a business strategy that favors us. Our Parent’s directors and officers have a fiduciary duty to make these decisions in the best interests of the owners of our Parent, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as our Parent and its affiliates, in resolving conflicts of interest;

•

our Parent is not limited in its ability to compete with us and is under no obligation to offer assets or business opportunities to us; please see “—Our Parent is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses;”

•

our general partner may make a determination to receive a quantity of our Class B units in exchange for resetting the target distribution levels related to its incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders; please see “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•	our Parent may compete with us with respect to any future acquisition opportunities;

•	all of the officers of our Parent who provide services to us also will devote significant time to the business of our Parent, and will be compensated by our Parent for the services rendered to it;

•

our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•

our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and the ability of the subordinated units to convert to common units;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us and our Parent will determine the allocation of shared overhead expenses;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us;

•	our general partner may exercise its limited right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please see “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits our general partner’s fiduciary duties to holders of our common units and subordinated units and restricts the remedies available to holders of our common units and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty laws. For example, our partnership agreement:

•

permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its right to receive a quantity of our Class B units in exchange for resetting the target distribution levels related to its incentive distribution rights, the exercise of its limited call right, the exercise of its rights to transfer or vote the units it owns, the exercise of its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement;

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decision was in the best interests of our partnership;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will become bound by the provisions in the partnership agreement, including the provisions discussed above. Please see “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our Parent is not limited in its ability to compete with us, which could limit our ability to acquire additional assets or businesses.

Neither our partnership agreement nor the Omnibus Agreement will prohibit our Parent from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, our Parent may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. Our Parent is a large, established participant in the midstream energy business, and has significantly greater resources and experience than we have, which factors may make it more difficult for us to compete with our Parent with respect to commercial activities as well as for acquisition candidates. As a result, competition from our Parent could adversely impact our results of operations and cash available for distribution. Please see “Conflicts of Interest and Fiduciary Duties.”

Cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, may be substantial and will reduce our cash available for distribution to you.

Pursuant to our partnership agreement and the Omnibus Agreement we will enter into with our Parent, our general partner and other affiliates upon the closing of this offering, our Parent will receive reimbursement for the payment of operating expenses related to our operations and for the provision of various general and administrative services for our benefit. Payments for these services may be substantial and will reduce the amount of cash available for distribution to unitholders. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated under our partnership agreement to reimburse or indemnify our general partner. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments would reduce the amount of cash otherwise available for distribution to our unitholders. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement” and “Conflicts of Interest and Fiduciary Duties.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will not elect our general partner or our general partner’s board of directors, and will have no right to elect our general partner or our general partner’s board of directors on an annual or other continuing basis. The board of directors of our general partner will be chosen by SemGroup Holdings, a wholly owned subsidiary of our Parent. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Following the closing of this offering, our general partner and its affiliates will own 39.5% of our aggregate outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and units held by our general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on our common units will be extinguished. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period and conversion of all subordinated units to common units.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of our Parent, the owner of our general partner, from transferring all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby influence the decisions made by the board of directors and officers.

We may issue additional units without your approval, which would dilute your ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests (including any securities of equal or senior rank to our common units, and options, rights, warrants and appreciation rights relating to any such securities) that we may issue at any time without the approval of our unitholders. In addition, because we are a limited partnership, we will not be subject to the shareholder approval requirements relating to the issuance of securities contained in Nasdaq Marketplace Rule 4350(i). The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

Our partnership agreement restricts the voting rights of unitholders, other than our general partner and its affiliates, including our Parent, owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, including our Parent, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions.

Affiliates of our general partner may sell common units in the public markets, which sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered hereby, SemGroup Holdings will hold an aggregate of 8,155,194 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier. The sale of these units in the public markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You also may incur a tax liability upon a sale of your units. At the end of the subordination period, assuming no additional issuances of common units and no sales of subordinated units, our general partner and its affiliates will own 39.5% of the common units. For additional information about this call right, please see “The Partnership Agreement—Limited Call Right.”

Common units held by persons who are not Eligible Holders will be subject to the possibility of redemption.

The Longview system is, and any additional interstate pipelines that we acquire or construct may be, subject to the rate regulation of the Federal Energy Regulatory Commission, or FERC. Our general partner has the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s cost of service upon which tariffs may be established under FERC rate-making policies applicable to entities that pass through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. Please read “Description of the Common Units—Transfer of Common Units.” If these tax certification procedures are implemented, we will have the right to redeem the common units held by persons who are not Eligible Holders at the lesser of the holder’s purchase price and the then-current market price of the units. The redemption price would be paid in cash or by delivery of a promissory note, as determined by our general partner.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please see “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We will incur increased costs as a result of being a publicly traded company.

Neither we nor our Parent has any history of operating as a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and The NASDAQ Global Market, have required changes in corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly-traded company reporting requirements. We have included $2.9 million of estimated incremental costs per year associated with being a publicly traded company for purposes of our estimate of our cash available for distribution for the twelve months ending March 31, 2008, included elsewhere in this prospectus; however, it is possible that our actual incremental costs of being a publicly traded company will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of our common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this or any other tax matter affecting us.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, beginning in 2008 we will be required to pay annually a Texas franchise tax at a maximum effective rate of 0.7% of our gross income apportioned to Texas with respect to the prior year. We currently estimate that our tax liability related to our 2007 gross income apportioned to Texas will be approximately $300,000. Imposition of such a tax on us by Texas and, if applicable, by any other state will reduce the cash available for distribution to you. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts will be adjusted to reflect the impact of that law on us.

If the IRS contests any of the federal income tax positions we take, the market for our common units may be adversely affected, and the costs of any contest will reduce our cash available for distribution to you.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of units as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and/or amortization positions that may not conform with all aspects of existing Treasury regulations and, as a result, our counsel, Baker Botts L.L.P., is unable to opine as to the validity of these positions. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please see “Material Tax Consequences—Uniformity of Units” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

You likely will be subject to state and local taxes and return filing or withholding requirements as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance, or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We initially will own property and conduct business in Texas, Oklahoma, Kansas, Colorado and New Mexico. Of those states, Texas does not currently impose a state income tax on individuals. We may own property or conduct business in other states or foreign countries in the future. It is your responsibility to file all federal, state and local tax returns. Under the tax laws of some states where we will conduct business, we may be required to withhold a percentage from amounts to be distributed to a unitholder who is not a resident of that state. In particular, in the case of Oklahoma, we are required to either report detailed tax information about our non-Oklahoma resident unitholders with an income in Oklahoma in excess of $500 to the taxing authority, or withhold an amount equal to 5% of the portion of our distributions to unitholders which is deemed to be the Oklahoma share of our income. Similarly, we are required to withhold Kansas income tax at a rate of 6.45% on each non-Kansas resident unitholder’s share of our taxable income that is attributable to Kansas (regardless of whether such income is distributed), unless the non-Kansas resident unitholder files a tax reporting affidavit with us which we, in turn, are required to file with the Kansas Department of Revenue. Our counsel has not rendered an opinion on the state and local tax consequences of an investment in our common units.

USE OF PROCEEDS

We will not receive any proceeds from any common units sold by SemGroup Holdings. SemGroup Holdings has informed us that it intends to use the net proceeds received by it from the sale of the common units to repay outstanding indebtedness of our Parent.

We will borrow $137.5 million under our new five-year credit facility prior to the closing of this offering, and distribute the proceeds to SemGroup Holdings. SemGroup Holdings has informed us that it intends to use the proceeds distributed to it from borrowings under our credit facility to repay outstanding indebtedness of our Parent and to fund offering related expenses. Please see “Certain Relationships and Related Party Transactions—Distributions and Payments to Our General Partner and Its Affiliates.”

If the underwriters’ over-allotment option is exercised in full, we expect to receive net proceeds of approximately $35.1 million, after deducting underwriting discounts. We will use any net proceeds from the exercise of the underwriters’ over-allotment option to reduce outstanding borrowings under our new five-year credit facility. Amounts borrowed under this credit facility are due             and bear interest at a rate of             % per annum. If the underwriters exercise their over-allotment option in full, the ownership interest of the public unitholders will increase to 14,375,000 common units, representing an aggregate 62.5% limited partner interest in us, and our general partner will own 459,800 general partner units representing a 2.0% general partner interest in us. SemGroup Holdings will not receive any proceeds from any common units sold by us pursuant to the exercise of the underwriters’ over-allotment option.

CAPITALIZATION

The following table shows:

•	the historical capitalization of SemGroup Energy Partners, L.P. Predecessor as of December 31, 2006; and

•	our pro forma capitalization as of December 31, 2006, as adjusted to reflect the transactions described under “Summary—Formation Transactions and Partnership Structure.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and unaudited pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2006
	Historical	Pro Forma
	(in thousands)
Debt:
Debt payable to our Parent	$31,191	$—
Credit facility	—	137,500
Capital lease obligations	5,566	5,566

Total debt	36,757	143,066

Division equity/partners’ capital
Predecessor business	63,205	—
Common units—public		250,000
Subordinated units—SemGroup Holdings		(273,957)
General partner interest		(14,200)

Total division equity/partners’ capital	63,205	(38,157)

Total capitalization	$99,962	$104,909

This table does not reflect the issuance of up to 1,875,000 common units that may be sold to the underwriters upon exercise of their over-allotment option.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please see “—Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts as well as certain risks inherent in our business.

For additional information regarding our historical and pro forma operating results, you should refer to the audited historical financial statements of our predecessor for the years ended December 31, 2004, 2005 and 2006 and our unaudited pro forma financial statements for the year ended December 31, 2006, included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures, operational needs and payment of distributions to our unitholders for any one or more of the next four quarters. We intend to fund a portion of our capital expenditures with additional borrowings or issuances of additional units. We may also borrow to make distributions to unitholders, for example, in circumstances where we believe that the distribution level is sustainable over the long term, but short-term factors have caused available cash from operations to be insufficient to pay the distribution at the current level. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by us distributing our available cash, after expenses and reserves, rather than retaining it. Also, because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case if we were subject to federal income tax.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our cash distribution policy is subject to restrictions on distributions under our new credit facility. Specifically, the agreement related to our credit facility will contain material financial tests and covenants that we must satisfy. These financial tests and covenants will include a requirement that our ratio of consolidated indebtedness to consolidated EBITDA be not more than             to 1.00 and a requirement that our ratio of consolidated EBITDA to consolidated interest expense be not less than             to 1.00. These financial ratios and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Liquidity and Capital Resources—Description of Credit Facility.” Should we be unable to satisfy these restrictions under our credit facility or if we are otherwise in default under our credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Although during the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of the public common unitholders, our partnership agreement can be amended with the approval of a majority of the outstanding common units and any Class B units issued upon the reset of incentive distribution rights, if any, voting as a class (including common units and Class B units held by our Parent and its affiliates) after the subordination period has ended. At the closing of this offering, our Parent will own our general partner and 100% of our outstanding subordinated units.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•

Under Section 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. We do not expect this prohibition to limit our ability to make cash distributions for the four quarters ending March 31, 2008 at the initial quarterly distribution rate of $0.3375 per unit per quarter on all units.

•

We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including reduced demand for our midstream services, increases in our general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital.    We expect that we will distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, rather than cash reserves established by our general partner, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy that will require us to pay distributions at an initial distribution rate of $0.3375 per unit per complete quarter, or $1.35 per unit per year, no later than 45 days after the end of each fiscal quarter through the quarter ending                      , 2008 to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. This equates to an aggregate cash distribution of approximately $7.1 million per quarter or $28.5 million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering. If the underwriters exercise their over-allotment option in full, the ownership interest of the public unitholders will increase to 14,375,000 common units representing an aggregate 62.5% limited partner interest in us and our aggregate cash distribution per quarter would be $7.8 million or $31.0 million per year. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. In the future, the general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities) and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2% general partner interest. Our general partner is not obligated to contribute a proportionate amount of capital to us to maintain its current general partner interest.

The table below sets forth the assumed number of outstanding common units (assuming no exercise and full exercise of the underwriters’ over-allotment option), subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.3375 per common unit per quarter ($1.35 per common unit on an annualized basis).

	No Exercise of the Underwriters’ Over-allotment Option			Full Exercise of the Underwriters’ Over-allotment Option
	Number of Units	Distributions		Number of Units	Distributions
		One Quarter	Four Quarters		One Quarter	Four Quarters
Publicly held common units	12,500,000	$4,218,750	$16,875,000	14,375,000	$4,851,563	$19,406,250
Subordinated units held by SemGroup Holdings	8,155,194	2,752,378	11,009,512	8,155,194	2,752,378	11,009,512
General partner units held by SemGroup Holdings	421,535	142,268	569,072	459,800	155,182	620,730

Total	21,076,729	$7,113,396	$28,453,584	22,989,994	$7,759,123	$31,036,492

The subordination period generally will end if we have earned and paid at least $1.35 on each outstanding unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2010. If we have earned and paid at least $2.025 (150% of the annualized minimum quarterly distribution) on each outstanding common unit, subordinated unit and general partner unit for any four-quarter period, the subordination period will terminate automatically and all of the subordinated units will convert into an equal number of common units. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period.”

We do not have a legal obligation to pay distributions at our initial distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of expenses and the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

If distributions on our common units are not paid with respect to any fiscal quarter at the initial distribution rate, our unitholders will not be entitled to receive such payments in the future except that, to the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to make cash distributions to holders of our common units at the initial distribution rate, we will use this excess available cash to pay these deficiencies related to prior quarters before any cash distribution is made to holders of subordinated units. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period.”

Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or imposed at equity. Holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including these related to requirements to make cash distributions as described above; however, our partnership agreement provides that our general partner is entitled to make the determinations described above without regard to any standard other than the requirements to act in good faith. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests.

Our cash distribution policy, as expressed in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above.

We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of this offering through             , 2007 based on the actual length of the period.

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.3375 per unit each quarter for the four quarters ending March 31, 2008. In those sections, we present two tables, consisting of:

•

“Unaudited Pro Forma Available Cash,” in which we present the amount of cash we would have had available for distribution for the year ended December 31, 2006, based on our unaudited pro forma financial statements.

•

“Estimated Cash Available for Distribution,” in which we present how we calculate the estimated minimum EBITDA necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all outstanding units for the four quarters ending March 31, 2008. In “—Assumptions and Considerations” below, we also present our assumptions underlying our belief that we will generate sufficient EBITDA to pay the minimum quarterly distribution on all outstanding units for each quarter for the four quarters ending March 31, 2008.

Unaudited Pro Forma Available Cash for the Year Ended December 31, 2006

If we had completed the transactions contemplated in this prospectus on January 1, 2006, our pro forma available cash for the year ended December 31, 2006 would have been approximately $26.0 million. This amount would have been sufficient to make a cash distribution for the year ended December 31, 2006 at the initial distribution rate of $0.3375 per unit per quarter (or $1.35 per unit on an annualized basis) on all of the common units and a cash distribution of $0.2634 per unit per quarter (or $1.05 on an annualized basis) or 78% of the minimum quarterly distribution on all of the subordinated units.

Our unaudited pro forma available cash assumes that the underwriters do not exercise their over-allotment option. The underwriters may or may not elect to exercise this option. Because we will use the proceeds from the exercise of the over-allotment option to reduce outstanding indebtedness, our pro forma available cash for the year ended December 31, 2006 will increase by $2.8 million to $28.8 million if the underwriters exercise their over-allotment option in full. This amount would have been sufficient to make a cash distribution for the year ended December 31, 2006 at the initial distribution rate of $0.3375 per unit per quarter (or $1.35 per unit on an annualized basis) on all of the common units and a cash distribution of $0.2702 per unit per quarter (or $1.08 on an annualized basis) or 80% of the minimum quarterly distribution on all of the subordinated units.

Unaudited pro forma available cash from operating surplus includes an incremental general and administrative expense we will incur as a result of being a publicly traded limited partnership, including compensation and benefit expenses of our executive management personnel, costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. We expect this incremental general and administrative expense initially to total approximately $2.9 million per year. These direct, incremental general and administrative expenditures are not reflected in our historical or pro forma financial statements.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, cash available to pay distributions is primarily a cash accounting concept, while our unaudited pro forma financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma available cash only as a general indication of the amount of cash available to pay distributions that we might have generated had we been formed in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming that the formation transactions had been consummated on January 1, 2006 and that the underwriters do not exercise their over-allotment option. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

SemGroup Energy Partners, L.P. Unaudited Pro Forma Available Cash

Year Ended December 31, 2006
(dollars in thousands, except per unit data)
Pro forma net income (1)	$26,751
Add:
Pro forma interest expense (including amortization of debt issuance costs)(2)	11,053
Pro forma depreciation and amortization(2)	8,597

Pro forma EBITDA(3)	46,401
Less:
Incremental general and administrative expense of being a public company(4)	2,850
Pro forma cash interest expense(5)	11,593
Maintenance capital expenditures(6)	5,922
Expansion capital expenditures(7)	35,553
Principal payments on capital lease obligations	2,143

Add:
Capital contribution to fund expansion capital expenditures(8)	35,553
Capital contribution to fund principal payments on capital lease obligations(9)	2,143

Pro forma cash available for distribution	$26,036

Distributions per unit(10)	$1.35
Pro forma distributions for four quarters to:
Publicly held common units(10)	$16,875
Subordinated units held by SemGroup Holdings(10)	11,010
General partner units held by our general partner(10)	569

Total minimum distributions for four quarters(10)	28,454

Surplus (shortfall)	$(2,418)

Percent of minimum quarterly distributions payable to common unitholders	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	78%
Interest coverage ratio(11)
Leverage ratio(11)

(1)

Reflects our pro forma net income for the period indicated and gives effect to the Throughput Agreement, the Omnibus Agreement and the other formation transactions. The pro forma adjustment to give effect to the

Throughput Agreement is based on actual gathering, transportation, terminalling and storage services provided on an intercompany basis during the period at rates specified in such agreement. Please see our unaudited pro forma financial statements included elsewhere in this prospectus.

(2)	Reflects adjustments to reconcile pro forma net income to pro forma EBITDA.
(3)	EBITDA is defined as net income before interest, income taxes, depreciation and amortization. We have provided EBITDA in this prospectus because we believe it provides investors with additional information to measure our performance. EBITDA is not a presentation made in accordance with GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Please see “Summary—Non-GAAP Financial Measures.”
(4)	Reflects an adjustment to our pro forma EBITDA for an estimated incremental cash expense associated with being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation.
(5)	Reflects the interest expense related to $137.5 million in borrowings under our new five-year credit facility at an assumed annual interest rate of 8% and the interest expense on capital lease obligations, including capitalized interest of $1.1 million and excluding $0.6 million in amortization of debt issuance costs. If the interest rate used to calculate the interest on our credit facility borrowings were 1% higher or lower, our annual cash interest cost would increase or decrease, respectively, by $1.4 million.
(6)	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Maintenance capital expenditures for the year ended December 31, 2006 include certain one-time costs incurred in connection with initial compliance with pipeline integrity rules.
(7)	Expansion capital expenditures are made to acquire additional assets to grow our business, to expand and upgrade our systems and facilities and to construct or acquire similar systems or facilities. Expansion capital expenditures for the year ended December 31, 2006 consisted primarily of our Parent’s acquisition of the assets of Big Tex Crude Oil Company, or Big Tex, a crude oil gathering, transportation and marketing company located in Abilene and Midland, Texas, and in Hobbs, New Mexico, for total consideration of approximately $15.5 million and expenditures for the construction of additional crude oil storage capacity primarily at our Cushing terminal. Approximately $9.8 million of the assets from the Big Tex acquisition, consisting primarily of equipment, vehicles and intangibles related to customer relationships and non-compete agreements, are included in our predecessor’s financial statements and will be contributed to us.
(8)	Represents cash provided by our Parent to fund expansion capital expenditures, as described in the preceding footnote.
(9)	Represents cash provided by our Parent to fund capital lease obligations.
(10)	The table below assumes no exercise of the underwriters’ over-allotment option and sets forth the assumed number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the estimated per unit and aggregate distribution amounts payable on our common units, subordinated units and general partner units for four quarters at our initial distribution rate of $0.3375 per common unit per quarter ($1.35 per common unit on an annualized basis).

		No Exercise of the Over-allotment Option
	Number of Units	One Quarter	Four Quarters
Publicly held common units	12,500,000	$4,218,750	$16,875,000
Subordinated units held by SemGroup Holdings	8,155,194	2,752,378	11,009,512
General partner units held by SemGroup Holdings	421,535	142,268	569,072

Total	21,076,729	$7,113,396	$28,453,584

(11)	We will enter into a new credit facility that we expect will contain covenants limiting our ability to make distributions, incur indebtedness, grant liens and engage in transactions with affiliates. Furthermore, we expect that our credit facility will contain covenants requiring us to maintain a ratio of consolidated indebtedness to consolidated EBITDA of not more than to 1.00 and a ratio of consolidated EBITDA to consolidated interest expense of not less than to 1.00. Any subsequent replacement of our credit facility or any new indebtedness could have similar or greater restrictions.

Estimated Cash Available for Distribution for the Twelve Months Ending March 31, 2008

As a result of the factors described in this “—Estimated Cash Available for Distribution for the Twelve Months Ending March 31, 2008” and “—Assumptions and Considerations” below, we believe we will be able to pay the minimum quarterly distribution on all of our common units, subordinated units and general partner units for each quarter in the twelve months ending March 31, 2008, based on assumptions we believe to be reasonable. Our estimated cash available for distribution is prepared on a basis consistent with the accounting principles used in the historical financial statements of our predecessor and includes revenues attributable to the Throughput Agreement. Our estimated cash available for distribution also incorporates the effect of our Parent’s retention of certain crude oil gathering and transportation assets in areas in which we will operate.

In order to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units of $0.3375 per unit per complete quarter for four quarters, we estimate that our EBITDA for the twelve months ending March 31, 2008 must be at least $43.2 million. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure our operating performance, liquidity or ability to service debt obligations. Please see “Summary—Non-GAAP Financial Measures” for an explanation of EBITDA and a reconciliation of EBITDA to net income, its most directly comparable financial measure calculated in and presented in accordance with GAAP.

We also anticipate that if our EBITDA for such period is at or above our estimate, we would be permitted to make the minimum quarterly distributions on all the common units, subordinated units and general partner units under the applicable covenants, if any, under our new five-year credit facility.

We believe we will generate estimated EBITDA of $45.9 million for the twelve months ending March 31, 2008. You should read “—Assumptions and Considerations” below for a discussion of the material assumptions underlying this belief, which reflect our judgment of conditions we expect to exist and the course of action we expect to take. If our estimate is not achieved, we may not be able to pay the minimum quarterly distribution on all of our units. We believe our actual results of operations and cash flows will approximate those reflected in the prospective financial information; however, we can give you no assurance that our assumptions will be realized or that we will generate the $43.2 million in EBITDA required to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units. There likely will be differences between our estimates and the actual results we will achieve and those differences could be material. If we do not generate the estimated minimum EBITDA or if our maintenance capital expenditures or interest expense are higher than estimated, we may not be able to pay the minimum quarterly distribution on all units.

When considering our ability to generate our estimated EBITDA of $45.9 million, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations and cash available for distribution to our unitholders to vary significantly from those set forth below.

Our estimated cash available for distribution assumes that the underwriters do not exercise their over-allotment option. The underwriters may or may not elect to exercise this option. Because we will use the proceeds from the exercise of the over-allotment option to reduce outstanding indebtedness, our cash available for distribution will increase by $2.8 million as a result of the reduced interest expense. This amount is offset in part by the $2.7 million of cash required to make distributions on the additional common and general partner units.

We do not as a matter of course make public projections as to future operations, earnings or other results. However, we have prepared the prospective financial information and related assumptions and conditions set forth below to present the estimated cash available for distribution for the twelve months ending March 31, 2008. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of our knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to the historical information of SemGroup Energy Partners, L.P. Predecessor. It does not extend to the prospective financial information and should not be read to do so.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the date in this prospectus. In light of the above, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding common units, subordinated units and general partner units for each quarter through March 31, 2008 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. Therefore, you are cautioned not to place undue reliance on this information.

The following table shows how we calculate the estimated EBITDA for the twelve months ending March 31, 2008, which we believe will allow us to pay the minimum quarterly distribution on all our common units, subordinated units and general partner units for each quarter in such period. Our estimated EBITDA is based on the projected results of operations from all of our operating subsidiaries for the twelve months ending March 31, 2008. The assumptions that we have made that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes set forth in “—Assumptions and Considerations.”

SemGroup Energy Partners, L.P.

Estimated Cash Available for Distribution

Twelve Months Ending March 31, 2008
(dollars in millions, except per unit data)
Total service revenues	$104.9
Operating expense	61.3
General and administrative expense	7.9
Interest expense (including amortization of debt issuance costs)	12.1

Net income	23.6
Adjustments to reconcile net income to estimated EBITDA:
Add:
Depreciation and amortization expense	10.2
Interest expense, net	12.1

Estimated EBITDA(1) (2)	45.9
Adjustments to reconcile estimated EBITDA to estimated cash available for distribution:
Less:
Cash interest expense (including capital lease obligations)	11.5
Expansion capital expenditures	0.5
Maintenance capital expenditures	3.2
Principal payments to fund capital lease obligations	1.8
Add:
Contributions from our Parent to fund expansion capital expenditures	0.5
Borrowings to fund principal payments on capital lease obligations	1.8

Estimated cash available for distribution	$31.2

Per unit minimum annual distribution	$1.35
Annual distributions to:
Publicly held common units	$16.9
Subordinated units held by SemGroup Holdings	11.0
General partner units held by our general partner	0.6

Total minimum annual cash distributions	28.5

Excess of cash available for distributions over minimum annual distributions	$2.7

Calculation of minimum estimated EBITDA necessary to pay minimum annual cash distributions:
Estimated EBITDA	$45.9
Less:
Excess of cash available for distributions over minimum annual distributions	2.7

Minimum estimated EBITDA necessary to pay minimum, annual cash distributions	$43.2

Interest coverage ratio(3)
Leverage ratio(3)

(1)

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. We have provided EBITDA in this prospectus because we believe it provides investors with additional information to measure our performance. EBITDA is not a presentation made in accordance with GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Please see “Summary—Non-GAAP Financial Measures.”
(2)	The following table sets forth, on a quarterly basis, how we calculate estimated EBITDA for each of the four quarters in the twelve-month period ending March 31, 2008. Our quarterly forecast is based on the same assumptions utilized for the preparation of the forecast for the twelve-month period ending March 31, 2008. Based on such assumptions, we believe that our results for each of the four quarters in the twelve-month period ending March 31, 2008 will be generally consistent from quarter to quarter.

	Quarter Ending
	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008
	(dollars in millions, except per unit data)
Total service revenues	$26.2	$26.2	$26.2	$26.3
Operating expense	15.3	15.3	15.3	15.4
General and administrative expense	2.0	2.0	2.0	2.0
Interest expense (including amortization of debt issuance cost)	3.0	3.0	3.0	3.0

Net income	5.9	5.9	5.9	5.9
Adjustments to reconcile net income to estimated EBITDA:
Add:
Depreciation and amortization expense	2.5	2.5	2.5	2.5
Interest expense, net	3.0	3.0	3.0	3.0

Estimated EBITDA	11.5	11.5	11.5	11.5
Adjustments to reconcile estimated EBITDA to estimated cash available for distribution:
Less:
Cash interest expense (including capital lease obligations)	2.8	2.8	2.8	2.8
Expansion capital expenditures	0.1	0.1	0.1	0.1
Maintenance capital expenditures	0.8	0.8	0.8	0.8
Principal payments on capital lease obligations	0.5	0.5	0.5	0.5
Add:
Contributions from our Parent to fund expansion capital expenditures	0.1	0.1	0.1	0.1
Borrowings to fund principal payments on capital lease obligations	0.5	0.5	0.5	0.5

Estimated cash available for distribution	7.8	7.8	7.8	7.8

Per unit minimum quarterly distribution	$0.3375	$0.3375	$0.3375	$0.3375
Quarterly distributions to:
Publicly held common units	$4.2	$4.2	$4.2	$4.2
Subordinated units held by SemGroup Holdings	2.8	2.8	2.8	2.8
General partner units held by our general partner	0.1	0.1	0.1	0.1

Total minimum quarterly cash distributions	7.1	7.1	7.1	7.1

Excess of cash available for distributions over minimum quarterly distributions	$0.7	$0.7	$0.7	$0.7

Calculation of minimum estimated EBITDA necessary to pay minimum quarterly cash distributions:
Estimated EBITDA	$11.5	$11.5	$11.5	$11.5
Less:
Excess of cash available for distributions over minimum quarterly distributions	$0.7	$0.7	$0.7	$0.7
Minimum estimated EBITDA necessary to pay minimum, quarterly cash distributions	$10.8	$10.8	$10.8	$10.8

(3)	We will enter into a new credit facility that we expect will contain covenants limiting our ability to make distributions, incur indebtedness, grant liens and engage in transactions with affiliates. Furthermore, we expect that our credit facility will contain covenants requiring us to maintain a ratio of consolidated indebtedness to consolidated EBITDA of not more than to 1.00 and a ratio of consolidated EBITDA to consolidated interest expense of not less than to 1.00. Any subsequent replacement of our credit facility or any new indebtedness could have similar or greater restrictions.

Assumptions and Considerations

Based on a number of specific estimates and assumptions, we believe that, following completion of this offering, we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all our outstanding common units, subordinated units and general partner units for each quarter through March 31, 2008. We believe that our estimates and assumptions, which include the following, are reasonable:

General

The majority of the following assumptions are based upon terms and conditions of the Throughput Agreement, particularly the specified rates and commitments for utilization of our services, that we will enter into with our Parent prior to the closing of this offering. Approximately $88.6 million, or 84.5%, of our total forecasted revenues will be derived from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to this agreement as specified below. If our Parent is unable to make the minimum commitment payments to us required by it under the Throughput Agreement for any reason, or if our Parent utilizes fewer of our services than we expect with respect to services that do not have a minimum utilization commitment, our results of operations would be adversely impacted if we were not otherwise able to replace the revenues attributable to our Parent with revenues from other customers.

Our estimated revenues for the forecast period also include service revenues received from third parties that are generally consistent with our pro forma revenues for the year ended December 31, 2006. Third-party revenues for the forecast period represent 15.5% of total forecasted revenues.

Revenues and Operations

Terminalling and Storage Services Revenues

General.    We estimate that our total terminalling and storage services revenues for the twelve months ending March 31, 2008 will be $30.7 million as compared to $29.0 million for the year ended December 31, 2006 on a pro forma basis. Of the total revenues forecasted for this segment, $29.0 million, or 94.4%, represents minimum revenues from our Parent under the Throughput Agreement. The balance of these estimated revenues represents forecasted usage by our Parent of services above the minimum requirements under the Throughput Agreement. Revenues are expected to increase due to the net addition of 395,000 barrels of storage capacity at our Cushing terminal that was completed in March 2007. We expect to have 6.7 million barrels of storage capacity at March 31, 2008 as compared to 6.3 million barrels at December 31, 2006, representing an increase in storage capacity of approximately 6.2%.

•

Storage Services.    We estimate that our storage revenues will be $29.0 million for the twelve months ending March 31, 2008 as compared to $27.3 million for the year ended December 31, 2006 on a pro forma basis. All of our estimated storage revenues are guaranteed pursuant to the Throughput Agreement. The 6.3% increase is attributable to 395,000 barrels of net increased capacity at our Cushing terminal beginning on April 1, 2007. Our forecasted storage revenues are based on our Parent utilizing 80% of our total storage capacity, including net increased capacity, which represents the minimum commitment specified under the Throughput Agreement during the period.

Our forecasted revenues do not include storage fees charged for the remaining 20% of our storage capacity, or 1.3 million barrels as of March 31, 2008, that our Parent is not obligated to utilize. Our Parent can utilize this remaining capacity at 110% of the base rate per barrel specified in the Throughput Agreement. Third parties can also use this additional storage capacity at market prices, which may be higher or lower than the prices paid by our Parent. We have historically had third-party storage revenues; however, we cannot provide any assurance that we will provide third-party storage services in the future.

•

Terminalling Services.    We estimate our terminalling revenues will be $1.7 million for the twelve months ending March 31, 2008. We assumed no increase in terminalling revenues as compared to the year ended December 31, 2006 on a pro forma basis because we have not forecasted a significant change in market conditions. Pursuant to the Throughput Agreement, our Parent will pay us a terminal throughput fee per barrel but is not obligated to utilize a minimum amount of such terminalling services since terminalling volumes fluctuate based on market conditions. All forecasted terminalling revenues relate to services provided to our Parent. We have assumed no third-party revenues associated with our terminalling services.

Gathering and Transportation Services Revenues

General.    We estimate that our total gathering and transportation services revenues for the twelve months ending March 31, 2008 will be $74.1 million as compared to $67.4 million for the year ended December 31, 2006 on a pro forma basis. Of the total revenues forecasted for this segment, $47.5 million, or 64.1%, represents minimum revenues pursuant to the Throughput Agreement. The balance of these estimated revenues represents forecasted usage by our Parent of services above the minimum requirements under the Throughput Agreement. On June 30, 2006, our Parent completed the acquisition of the assets of Big Tex, a crude oil gathering, transportation and marketing company located in Abilene and Midland, Texas, and in Hobbs, New Mexico, for total consideration of approximately $15.5 million. Approximately $9.8 million of the assets from the Big Tex acquisition, consisting primarily of equipment, vehicles and intangibles related to customer relationships and non-compete agreements, are included in our predecessor’s financial statements and will be contributed to us. We expect revenues to increase due to an increase in the volumes of crude oil transported on our Mid-Continent system primarily due to the inclusion of a full year of the results of the Big Tex acquisition.

•

Gathering Services.    We estimate that total revenues from gathering services will be $2.8 million for the twelve months ending March 31, 2008 compared to $2.8 million for the year ended December 31, 2006 on a pro forma basis. We have assumed a slight increase in average gathering volumes 314,103 barrels per month for the twelve months ending March 31, 2008 compared to 308,762 barrels per month for the year ended December 31, 2006 due to the full year effect of the recent Big Tex acquisition. All of our forecasted gathering revenues are from minimum revenues that we will receive from our Parent based on minimum monthly throughput volumes pursuant to the Throughput Agreement. Any additional throughput capacity can be utilized by our Parent at 110% of the base rate per barrel specified in the Throughput Agreement. Because we have not historically received any third-party gathering revenues, we assume no such third-party revenues in our forecast, although we have the ability to provide such services.

•

Transportation Services.    We estimate that total revenues from transportation services will be $21.0 million for the twelve months ending March 31, 2008 as compared to $21.0 million for the year ended December 31, 2006 on a pro forma basis. Of the total revenues forecasted for these services, $15.2 million, or 72.3%, represent services provided to our Parent pursuant to the Throughput Agreement. Such amount represents minimum revenues that we will receive based on a minimum monthly throughput volumes.

•

Mid-Continent System.    We estimate that total revenues from pipeline transportation services attributable to our Mid-Continent system will be $15.2 million and that we will transport an average of 864,168 barrels per month of crude oil for the twelve months ending March 31, 2008. We assumed no increase in volumes or revenues as compared to the year ended December 31, 2006 on a pro forma basis, as we expect to provide services to our Parent on our Mid-Continent system consistent with historical levels. All revenues included in our forecast relating to crude oil transported on our Mid-Continent system are from services to be provided to our Parent pursuant to the Throughput Agreement, and nearly all of such amount represents minimum revenues that we will receive based on minimum monthly throughput volumes for the system. Any additional throughput capacity can be utilized by our Parent at 110% of the base rate per barrel specified in the Throughput Agreement. Because we have not historically received any third-party transportation revenues in our Mid-Continent system, we assume that no third-party volumes are transported on our Mid-Continent system during the forecast period, although we have the ability to provide such services.

•

Longview System.    We estimate that total revenues from pipeline transportation services attributable to our Longview system will be $5.8 million and that we will transport an average of 1.1 million barrels per month of crude oil for the twelve months ending March 31, 2008. We assume no increase in volume or revenues as compared to our results for the year ended December 31, 2006 on a pro forma basis, as we expect our Parent to continue to use services on our Longview system consistent with historical usage levels. Fees on this system are regulated by tariff. The volumes of crude oil transported and associated revenues from this system are not part of the Throughput Agreement and do not have associated minimum revenues.

•

Trucking and Producer Field Services.    We estimate that our total trucking and producer field services revenues for the twelve months ending March 31, 2008 will be $50.3 million as compared to $43.7 million for the year ended December 31, 2006 on a pro forma basis. Of the total revenues forecasted for these services, $29.6 million, or 58.8%, represents minimum revenues that we will receive pursuant to the Throughput Agreement based on a minimum monthly throughput volumes.

•

Trucking Services.    Total revenues attributable to our trucking services are estimated to be $39.9 million for the twelve months ending March 31, 2008 as compared to $33.3 million for the year ended December 31, 2006 on a pro forma basis. Volumes and revenues are expected to increase due to the full year effect of the Big Tex acquisition completed on June 30, 2006. All revenues included in our forecast relating to trucking services are from services to be provided to our Parent pursuant to the Throughput Agreement, and $29.6 million, or 74.3%, of such amount represents minimum revenues that we will receive based on minimum monthly volumes transported by truck. Any additional truck transportation capacity volumes can be utilized by our Parent at 110% of the base rate per barrel specified in the Throughput Agreement. Of our revenues forecasted for trucking services, 21.9% are based on this higher rate. Actual transportation volumes for the year ended December 31, 2006 were greater than the minimum monthly volumes under the Throughput Agreement. In addition, pursuant to the Throughput Agreement, our Parent will pay us a truck unloading fee per barrel, but is not obligated to utilize a minimum amount of such services. We assume that no third-party volumes are transported using our trucking services during the forecast period. We have historically had third-party trucking revenues; however, we cannot provide any assurance that we will provide third-party trucking services in the future. We estimate that we will transport an average of 1.9 million barrels per month of crude oil by truck during the forecast period.

•

Producer Field Services.    We estimate that our producer field services revenues will be $10.5 million for the twelve months ending March 31, 2008 as compared to $10.4 million for the year ended December 31, 2006 on a pro forma basis. We expect that these revenues, consisting of fee-for-service, hourly and day rates, will be consistent with historical results on a pro forma basis. Our producer field services are provided to customers other than our Parent and therefore are not part of the Throughput Agreement and do not have associated minimum revenues. Nearly all of our contracts relating to producer field services have terms that automatically renew unless either party terminates the contract, and based on our historical experience we do not expect many customers to terminate their contracts.

Costs and Expenses

•

Operating Expense.    Our operating expenses include salary and wage expense and related taxes and depreciation and amortization expenses. We estimate that we will incur operating expense of $61.3 million for the twelve months ending March 31, 2008 as compared to $53.6 million for the year ended December 31, 2006 on a pro forma basis. The expected increase in operating expense is driven by an anticipated increase of $4.6 million attributable to the acquisition of Big Tex on June 30, 2006 and higher expected costs for labor, supplies and equipment and an increase in depreciation and amortization expenses. We estimate that our depreciation and amortization expense will be $10.2 million for the twelve months ending March 31, 2008 as compared to $8.6 million for the year ended December 31, 2006 on a pro forma basis. The slight increase is attributable to the acquisition of Big Tex completed on June 30, 2006. Estimated depreciation and amortization expense reflects our estimates, which are based on consistent average depreciable asset lives and depreciation methodologies.

•

General and Administrative Expense.    We estimate that our general and administrative expense will be $7.9 million for the twelve months ending March 31, 2008 as compared to $5.0 million for the year ended December 31, 2006 on a pro forma basis. Our estimated general and administrative expense consists of a $5.0 million annual administrative fee for providing various general and administrative services to us for three years following this offering that we will pay to our Parent pursuant to the Omnibus Agreement and $2.9 million of estimated incremental general and administrative expense that relates to operating as a publicly held limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audits and reviews, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These incremental general and administrative expenditures are not reflected in the historical financial statements of our predecessor or in our unaudited pro forma financial statements.

Capital Expenditures

•

We estimate that our maintenance capital expenditures will be $3.2 million for the twelve months ending March 31, 2008, of which $1.5 million relates primarily to anticipated improvements on pipelines associated with our overall pipeline integrity management program. Maintenance capital expenditures were $5.9 million for the year ended December 31, 2006 on a pro forma basis, and included $2.8 million of one-time costs related to improvements on our pipelines associated with initial compliance with the pipeline integrity rules. Excluding these one-time costs, maintenance capital expenditures would have been $3.1 million for the year ended December 31, 2006 as compared to estimated maintenance capital expenditures of $3.2 million for the twelve months ending March 31, 2008.

•

We have assumed expansion capital expenditures of $0.5 million for the twelve months ending March 31, 2008, as compared to $35.6 million for the year ended December 31, 2006 on a pro forma basis. The $0.5 million of assumed capital expenditures represent post-completion payments related to the addition of 395,000 barrels of net storage capacity at our Cushing terminal prior to the closing of this offering that will be funded by contributions from our Parent. After the closing of this offering, we expect to fund other expansion capital expenditures with funds generated from our operations, borrowings under our new credit facility, the issuance of additional partnership units and debt offerings. The expansion capital expenditures incurred during the year ended December 31, 2006 were associated with the addition of 877,000 barrels of incremental storage capacity at our Cushing terminal and the acquisition of Big Tex on June 30, 2006. These capital expenditures were funded through a capital contribution from our Parent.

Financing

Our forecast for the twelve months ending March 31, 2008 is based on the following significant financing assumptions:

•

We expect to have average borrowings of approximately $138.4 million under our new five-year credit facility which is comprised of $137.5 million of borrowings incurred prior to the closing of this offering and $0.9 million related to principal payments under capital lease obligations.

•

The borrowings under our new credit facility will bear an average variable interest rate of 8.0% through March 31, 2008. An increase or decrease of 1.0% in the interest rate will result in increased or decreased, respectively, annual interest expenses of $1.4 million. Our estimated interest expense also includes $0.5 million associated with existing capital lease obligations. If the underwriters exercise their over-allotment option in full, we expect our borrowings under our new credit facility to decrease to approximately $103.3 million.

•	We will remain in compliance with the financial and other covenants in our new credit facility.

Regulatory, Industry and Economic Factors

Our forecast for the twelve months ending March 31, 2008 is also based on the following significant assumptions related to regulatory, industry and economic factors:

•

There will not be any new federal, state or local regulation of portions of the energy industry in which we operate, or an interpretation of existing regulation, that will be materially adverse to our business;

•

There will not be any major adverse change in the portions of the midstream energy industry that we serve or in general economic conditions, including in the levels of crude oil production and demand in the geographic areas that we serve;

•	We will not make any acquisitions or other significant expansion capital expenditures;

•	There will be no default by our Parent under the Throughput Agreement or by any other customers; and

•	Market, insurance and overall economic conditions will not change substantially.

While we believe that our assumptions supporting our estimated EBITDA and cash available for distribution for the twelve months ending March 31, 2008 are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units, in which event the market price of the common units may decline materially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General.    Within 45 days after the end of each quarter, beginning with the quarter ending             , 2007, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through             , 2007 based on the actual length of the period.

Definition of Available Cash.    Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•

plus all additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months.

Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3375 per unit, or $1.35 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. The board of directors of our general partner will have broad discretion to establish cash reserves for the proper conduct of our business and for future distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy. In addition, our cash distribution policy is subject to restrictions on distributions under our new credit facility. Specifically, the agreement related to our credit facility will contain material financial tests and covenants that we must satisfy. These financial tests and covenants will include a requirement that our ratio of indebtedness to consolidated EBITDA be not more than              to 1.00 and a requirement that our ratio of consolidated EBITDA to consolidated interest expense be not less than              to 1.00. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Liquidity and Capital Resources—Description of Credit Facility” for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights.    Initially, our general partner will be entitled to 2% of all quarterly distributions since inception that we make prior to our liquidation. This general partner interest will be represented by 421,535 general partner units (or 459,800 general partner units if the underwriters exercise their over-allotment option in full). Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of $0.3881 per unit per quarter. The maximum distribution of 50% includes distributions paid to our general partner in respect of its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on common or subordinated units that it owns. Please see “—General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General.    All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus.    We define operating surplus in the glossary, and for any period it generally means:

•

an amount equal to two times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; plus

•

all of our cash receipts after the closing of this offering, excluding cash from (1) borrowings that are not working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions received or (5) corporate reorganizations or restructurings (provided that cash receipts from the termination of a commodity hedge or interest rate swap prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the scheduled life of such commodity hedge or interest rate swap); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred by us, and cash distributions paid on the equity securities issued by us, to finance all or any portion of the construction, expansion or improvement of our facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred by us, and cash distributions paid on the equity securities issued by us, in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects referred to above; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in the glossary, and it generally means all of our expenditures, including, but not limited to, taxes, reimbursements of expenses to our general partner, repayment of working capital borrowings, debt service payments and capital expenditures, provided that operating expenditures will not include:

•	payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

•	capital improvement expenditures;

•	payment of transaction expenses relating to interim capital transactions; or

•	distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocation between the amounts paid for each.

Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Maintenance capital expenditures include expenditures required to maintain equipment reliability, storage and pipeline integrity and safety and to address environmental regulations. Expansion capital expenditures represent capital expenditures made to expand or to increase the efficiency of the existing operating capacity of our assets or to expand the operating capacity or revenues of existing or new assets, whether through construction or acquisition. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets will be treated as operational and maintenance expenses as we incur them. Our partnership agreement provides that our general partner determines how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

Capital Surplus.    We also define capital surplus in the glossary, and it will typically be generated only by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets;

•	capital contributions received; and

•	corporate reorganizations or restructurings.

Characterization of Cash Distributions.    We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to two times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceeding quarter. This amount, which initially equals approximately $14.2 million, does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General.    Our partnership agreement provides that, during the subordination period (which we define below and in Appendix B), the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3375 per common unit per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period.    The subordination period will extend until the first day of any quarter beginning after June 30, 2010 that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common and subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Expiration of the Subordination Period.    When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Early Conversion of Subordinated Units.    The subordination period will automatically terminate and all of the subordinated units will convert into common units on a one-for-one basis if each of the following occurs:

•

distributions of available cash from operating surplus on each outstanding common unit and subordinated unit equaled or exceeded $2.025 (150% of the annualized minimum quarterly distribution) for any four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during any four-quarter period immediately preceding that date equaled or exceeded the sum of a distribution of $2.025 (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units and general partner units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Adjusted Operating Surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. At the end of the subordination period, assuming no additional issuances of common units and no sales of subordinated units and assuming our general partner maintains its 2% general partner interest, our general partner and its affiliates will receive approximately $2.9 million per quarter if the distribution on our outstanding units equals our initial distribution rate of $0.3375 per unit.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that our general partner maintains its 2% general partner’s interest and continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.3881 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.4219 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.5063 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly Distribution Per Unit		Marginal Percentage Interest in Distributions
	Target Amount		Unitholders	General Partner
Minimum Quarterly Distribution		$0.3375	98%	2%
First Target Distribution	above $	0.3375 up to $0.3881	98%	2%
Second Target Distribution	above $	0.3881 up to $0.4219	85%	15%
Third Target Distribution	above $	0.4219 up to $0.5063	75%	25%
Thereafter		above $0.5063	50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the Class B units.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarter distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

•

third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.6000.

	Quarterly Distribution per Unit Prior to Reset	Marginal Percentage Interest in Distributions		Quarterly Distribution per Unit following Hypothetical Reset
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.3375	98%	2%	$0.6000
First Target Distribution	above $0.3375 up to $0.3881	98%	2%	above $0.6000 up to $0.6900(1)
Second Target Distribution	above $0.3881 up to $0.4219	85%	15%	above $0.6900(1) up to $0.7500(2)
Third Target Distribution	above $0.4219 up to $0.5063	75%	25%	above $0.7500(2) up to $0.9000
Thereafter	above $0.5063	50%	50%	above $0.9000(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that there are 22,530,194 common units and 459,800 general partner units outstanding and that the average distribution to each common unit is $0.6000 for the two quarters prior to the reset. The assumed number of outstanding units assumes the underwriters exercise their over-allotment option in full, the conversion of all subordinated units into common units and no additional unit issuances.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	General Partner Cash Distribution Prior to Reset				Total Distributions
			Class B Units	2% General Partner Interest	Incentive Distribution Rights	Total
Minimum Quarterly Distribution	$0.3375	$7,603,941	$—	$155,182	$—	$155,182	$7,759,123
First Target Distribution	above $0.3375 up to $0.3881	1,140,028	—	23,266	—	23,266	1,163,294
Second Target Distribution	above $0.3881 up to $0.4219	761,521	—	17,918	116,468	134,386	895,907
Third Target Distribution	above $0.4219 up to $0.5063	1,901,548	—	50,708	583,141	633,849	2,535,397
Thereafter	above $0.5063	2,111,079	—	84,443	2,026,636	2,111,079	4,222,158

		$13,518,117	$—	$331,517	$2,726,245	$3,057,762	$16,575,879

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 22,530,194 common units, 4,543,742 Class B units and 552,529 general partner units outstanding and that the average distribution to each common unit is $0.6000. The number of Class B units was calculated by dividing (x) the $2,726,245 received by the general partner in respect of its incentive distribution rights as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above by (y) the $0.6000 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	General Partner Cash Distribution Prior to Reset				Total Distributions
			Class B Units	2% General Partner Interest	Incentive Distribution Rights	Total
Minimum Quarterly Distribution	$0.6000	$13,518,117	$2,726,245	$331,517	$—	$3,057,762	$16,575,879
First Target Distribution(1)	above $0.6000 up to $0.6900	—	—	—	—	—	—
Second Target Distribution(2)	above $0.6900 up to $0.7500	—	—	—	—	—	—
Third Target Distribution(3)	above $0.7500 up to $0.9000	—	—	—	—	—	—
Thereafter	above $0.9000	—	—	—	—	—	—

		$13,518,117	$2,726,245	$331,517	$—	$3,057,762	$16,575,879

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.    Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•

first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

•

second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to our general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume our general partner has not transferred the incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•

fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•

sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•

first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in our general partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

The following table shows selected historical financial and operating data of SemGroup Energy Partners, L.P. Predecessor, our predecessor, and pro forma financial and operating data of SemGroup Energy Partners, L.P. for the periods and as of the dates presented. Prior to the closing of this offering, our Parent will contribute its Crude Oil Business to us, which comprises a substantial majority of our Parent’s crude oil gathering, transportation, terminalling and storage assets. The Crude Oil Business has historically been a part of the integrated operations of our Parent, and neither our Parent nor our predecessor recorded revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis. Our Parent and our predecessor recognized only the costs associated with providing such services. Accordingly, revenues reflected in our historical financial statements represent services provided to third parties and do not include any revenues for services provided to our Parent. For this reason and due to the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Items Impacting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our predecessor’s historical results. The selected historical financial data as of and for the years ended December 31, 2004, 2005 and 2006 are derived from the audited financial statements of our predecessor. The selected historical financial data as of and for the years ended December 31, 2002 and 2003 are derived from the unaudited financial statements of our predecessor included elsewhere in this prospectus.

The summary pro forma financial data as of and for the year ended December 31, 2006 are derived from the unaudited pro forma financial statements of SemGroup Energy Partners, L.P. included elsewhere in this prospectus. The pro forma adjustments have been prepared as if certain transactions to be effected prior to the closing of this offering had taken place on December 31, 2006, in the case of the pro forma balance sheet, or as of January 1, 2006, in the case of the pro forma statement of operations. These transactions include:

•	the contribution by SemGroup Holdings of the Crude Oil Business to us;

•	our issuance of 421,535 general partner units and the incentive distribution rights to our general partner and 12,500,000 common units and 8,155,194 subordinated units to SemGroup Holdings;

•	our borrowing of $137.5 million under our new five-year credit facility and the distribution of the proceeds to SemGroup Holdings;

•	the execution of the Throughput Agreement; and

•	the execution of the Omnibus Agreement.

We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table includes the non-GAAP financial measure of EBITDA. For a definition of EBITDA and a reconciliation to its most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Summary—Non-GAAP Financial Measures.”

						SemGroup Energy Partners, L.P.
	SemGroup Energy Partners, L.P. Predecessor					Pro Forma
	Year Ended December 31,					Year Ended December 31, 2006
	2002	2003	2004	2005	2006
	(dollars in thousands, except per unit data)					(unaudited)
Statement of Operations Data:
Service revenues(1):
Third-party revenue(2)	$13,499	$15,694	$15,857	$20,361	$28,839	$16,148
Related party revenue	—	—	—	—	—	80,260

Total revenue	13,499	15,694	15,857	20,361	28,839	96,408
Expenses:
Operating	25,314	31,307	30,996	38,467	51,608	53,604
General and administrative(3)	5,199	7,748	7,570	6,280	11,097	5,000

Total expenses	30,513	39,055	38,566	44,747	62,705	58,604

Operating income (loss)	(17,014)	(23,361)	(22,709)	(24,386)	(33,866)	37,804
Other (income) expenses:
Interest expense(4)	4,013	3,379	1,973	2,597	1,989	11,053

Net income (loss)	$(21,027)	$(26,740)	$(24,682)	$(26,983)	$(35,855)	$26,751

General partner interest in pro forma net income						$535

Limited partner interest in pro forma net income						$26,216

Pro forma net income per limited partner unit:
Common units						$1.35
Subordinated units						$1.15
Financial and Operating Data:
Financial data:
EBITDA			$(16,356)	$(17,832)	$(25,269)	$46,401
Operating data:
Cushing terminal:
Average crude oil barrels stored per month	405,287	284,389	721,590	1,371,281	2,695,766
Average crude oil delivered (Bpd)	28,165	26,258	31,074	30,143	44,889
Total storage capacity (barrels at end of period)	793,200	793,200	793,200	3,493,200	4,370,000
Other:
Total storage capacity (barrels at end of period)	2,169,490	2,329,490	2,329,490	2,048,890	1,952,150
Average throughput (Bpd): Mid-Continent system	20,785	19,939	20,228	22,255	28,762
Longview system	35,590	32,992	31,547	30,993	36,493
Balance Sheet Data (at period end):
Property, plant and equipment, net	$50,780	$46,354	$50,660	$65,754	$93,304	$93,304
Total assets	60,499	55,391	58,798	73,971	105,906	104,909
Long-term debt and capital lease obligations	34,317	34,415	35,337	38,849	36,757	143,066
Total division equity/partners’ capital	24,527	18,522	21,257	29,858	63,205	(38,157)

(1)	Our predecessor only recognized revenues for services provided to third parties. Pro forma service revenues give effect to the Throughput Agreement as if such agreement had been entered into on January 1, 2006. The pro forma adjustment is based on actual gathering, transportation, terminalling and storage services provided on an intercompany basis at rates specified in the Throughput Agreement, including giving effect to our Parent’s minimum commitments with respect to such services where applicable.
(2)	Third-party revenues decreased on a pro forma basis because certain contracts relating to third-party storage services will be retained by our Parent and we will provide services to our Parent relating to these contracts under the Throughput Agreement. Accordingly, these amounts are reflected in pro forma related party revenues.
(3)	Pro forma general and administrative expenses have been adjusted to give effect to the annual administrative fee of $5.0 million that we will pay to our Parent pursuant to the Omnibus Agreement for the provision of certain general and administrative functions for three years following this offering. Pro forma general and administrative expenses do not include incremental expenses that we will incur as a public company, which we anticipate will be approximately $2.9 million per year.
(4)	Historical interest expense reflects interest on capitalized lease obligations and debt payable to our Parent. Pro forma interest expense gives effect to the borrowing of $137.5 million under our new $ million five-year credit facility as if such borrowings occurred on January 1, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical financial statements included elsewhere in this prospectus reflect the assets, liabilities and operations of SemGroup Energy Partners, L.P. Predecessor, which is our predecessor. Prior to the closing of this offering, a substantial majority of the gathering, transportation, terminalling and storage assets of our predecessor will have been contributed to us by our Parent. The following discussion analyzes the historical financial condition and results of operations of our predecessor. You should read the following discussion of the historical financial condition and results of operations for our predecessor in conjunction with our predecessor’s historical financial statements and notes and the unaudited pro forma financial statements for SemGroup Energy Partners, L.P. included elsewhere in this prospectus.

Overview

We are a Delaware limited partnership recently formed by our Parent to own, operate and develop a diversified portfolio of complementary midstream energy assets. Prior to the closing of this offering, our Parent will contribute to us crude oil terminalling and storage facilities with an aggregate of approximately 6.7 million barrels of storage capacity primarily located in Oklahoma, approximately 1,120 miles of crude oil gathering and transportation pipelines located in Oklahoma and Texas and approximately 200 owned or leased crude oil tanker trucks, which we collectively refer to as the Crude Oil Business. Prior to the closing of this offering, we will enter into the Throughput Agreement with our Parent pursuant to which we will provide crude oil gathering, transportation, terminalling and storage services to our Parent. We will derive a substantial majority of our revenues from services provided to our Parent under the Throughput Agreement.

Items Impacting the Comparability of Our Financial Results

Our future results of operations and cash flows may not be comparable to the historical results of operations for the periods presented below for our predecessor, for the reasons described below:

•	There are differences in the way our predecessor recorded revenues and the way we will record revenues.

•

A substantial majority of our revenues will be derived from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to the Throughput Agreement. Our Parent will pay us a fee for gathering, transportation, terminalling and storage services based on volume and throughput. In rendering these services, we do not take title to, or marketing responsibility for, the crude oil that we gather, transport, terminal or store and, therefore, we have minimal direct exposure to changes in crude oil prices. Please see “—Throughput Agreement” below.

•

The Crude Oil Business has historically been a part of the integrated operations of our Parent, and neither our Parent nor our predecessor recorded revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis. Our Parent and our predecessor recognized only the costs associated with providing such services. As such, the revenues we expect to receive under the Throughput Agreement are not reflected in the historical financial statements of our predecessor.

•

Our predecessor recognized revenues from third parties for (1) storage services, (2) transportation services and (3) producer field services. Although a substantial majority of our revenues will be derived from services provided to our Parent, we also will recognize revenue for gathering, transportation, terminalling and storage services provided to third parties.

•	There are differences in the way general and administrative expenses were allocated to our predecessor and the way we will recognize general and administrative expenses.

•	General and administrative expenses include office personnel and benefit expenses, costs related to our administration facilities, and insurance, accounting and legal expenses, including costs allocated by our Parent for centralized general and administrative services performed by our Parent. Such costs were allocated to our predecessor based on the nature of the respective expenses and its proportionate share of our Parent’s head count, compensation expense, net revenues or square footage as appropriate.

•

Pursuant to the Omnibus Agreement, we will pay our Parent a fixed administrative fee, initially in the amount of $5.0 million per year, for the provision by our Parent of various general and administrative services to us for three years following this offering. For a more complete description of this agreement, see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

•

Upon completion of this offering, we anticipate incurring incremental general and administrative expenses of approximately $2.9 million per year as a result of being a publicly traded limited partnership, including costs associated with annual and quarterly reports to unitholders, financial statement audit, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. These incremental general and administrative expenditures are not reflected in the historical financial statements of our predecessor.

•	With the exception of capital lease obligations, no working capital will be contributed to us in connection with this offering.

•

Our predecessor had $31.2 million in debt payable to Parent which will not be assumed by us. Prior to the closing of this offering, we will enter into a new $            million five-year credit facility and borrow $137.5 million under that facility.

Throughput Agreement

Prior to the closing of this offering, we will enter into the Throughput Agreement with our Parent. A substantial majority of our revenues will be derived from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to this agreement. None of these revenues are reflected in the historical financial statements of our predecessor. Under this agreement, we will provide the following services to our Parent:

•

Gathering and Transportation Services.    We will gather crude oil for our Parent for delivery to refiners, to large common carrier pipelines for ultimate delivery to refiners, to our storage facilities (including our Cushing terminal) or to storage locations owned by others. Under the Throughput Agreement, we will charge fees for the following types of pipeline gathering and transportation services:

•	Gathering services. Our Parent will be obligated to pay us a fee per barrel gathered on our gathering systems.

•	Pipeline transportation services. Our Parent will be obligated to pay us a fee per barrel transported on our Mid-Continent system.

•	Delivery services. Our Parent will be obligated to pay us a fee per barrel for deliveries out of our Cushing terminal.

•

Trucking services.    We will gather crude oil for our Parent from operators at remote wellhead locations not served by pipeline gathering systems. Our trucking fleet will deliver such crude oil to our gathering systems located in Oklahoma and Texas, common carrier pipelines or our Cushing terminal. Our Parent will pay us a fee per barrel depending on the point of origin and destination for these trucking services.

•	The Throughput Agreement does not apply to any gathering or transportation services on our Longview system or to any producer field services.

•

Terminalling and Storage Services.    We will provide services relating to the receipt, storage, throughput and delivery of crude oil for our Parent into and out of the tanks located throughout our Mid-Continent system, including at our Cushing terminal, and our Longview system. Our storage services enable our Parent to purchase and store crude oil and sell it at later dates.

•

Minimum Throughput and Storage Requirements.    Under the Throughput Agreement, the gathering services and pipeline transportation services we provide to our Parent (other than gathering and pipeline transportation services provided on the Longview system) will be subject to minimum throughput requirements each month, regardless of the amount of such services actually used by our Parent in a given month. Our Parent will also commit to utilize a minimum of 80% of our historical average volume of trucking services. In addition, our Parent will be committed to use services constituting 80% of our total storage capacity. Our Parent will be obligated, regardless of the amount of services actually used by our Parent in a given month, to pay us a fee per barrel for the first 80% of our storage capacity. If our Parent utilizes any of these services in excess of these minimum throughput, trucking or storage requirements, our Parent will pay us a fee for such services equal to at least 110% of the per barrel base charge for the applicable services. However, we are able to contract with other customers for services in excess of these minimum commitments and we are not obligated to provide any services in excess of the minimum requirements to our Parent.

Based on these minimum throughput, trucking and storage requirements, our Parent will be obligated to pay us an aggregate minimum monthly fee of $4.0 million and $2.4 million for our gathering and transportation services and our terminalling and storage services, respectively, but we expect to earn incremental revenues for providing these services. The pipeline trucking unloading services we provide to our Parent pursuant to the Throughput Agreement will not be subject to any minimum usage requirements.

In rendering these services, we do not take title to, or marketing responsibility for, the crude oil that we gather, transport, terminal or store and, therefore, we have minimal direct exposure to changes in crude oil prices. The Throughput Agreement contains a Consumer Price Index adjustment that may offset a portion of any increased costs that we incur. The Throughput Agreement will have an initial term of seven years with additional automatic one-year renewals unless either party terminates the agreement upon one year’s prior notice. Our Parent’s obligations under the Throughput Agreement will not terminate if our Parent no longer owns our general partner. The Throughput Agreement may be assigned by our Parent only with our consent.

The Throughput Agreement does not apply to any services we provide to customers other than our Parent.

Factors That Will Significantly Affect Our Results

Commodity Prices.    Although our current operations will have minimal direct exposure to commodity prices, the volumes of crude oil we gather, transport, terminal or store are indirectly affected by commodity prices. Petroleum product prices may be contango (future prices higher than current prices) or backwardated (future prices lower than current prices) depending on market expectations for future supply and demand. Our terminalling and storage services benefit most from an increasing price environment, when a premium is placed on storage, and our gathering and transportation services benefit most from a declining price environment when a premium is placed on prompt delivery.

Volumes.    Our results of operations are dependent upon the volumes of crude oil we gather, transport, terminal and store. Although our Parent has committed to use a minimum amount of our services pursuant to the Throughput Agreement, our results of operations will be impacted by our ability to utilize our remaining pipeline and storage capacity to transport and store supplies of crude oil for third parties and for our Parent. An increase or decrease in the production of crude oil from the oil fields served by our pipelines or an increase or decrease in the demand for crude oil in the areas served by our pipelines and storage facilities will have a corresponding effect on the volumes we gather, transport, terminal and store. The production and demand for crude oil are driven by many factors, including the price for crude oil.

Acquisition Activities.    We intend to pursue both strategic and accretive acquisitions within the midstream industry both independently and jointly with our Parent. These acquisition efforts may involve assets that, if acquired, would have a material effect on our financial condition and results of operations. We can give no assurance that our current or future acquisition efforts will be successful or that any such acquisition will be completed on terms considered favorable to us.

Organic Expansion Activities.    We also will pursue opportunities to expand our existing asset base and will consider constructing additional assets in strategic locations. The construction of additions or modifications to our existing assets, and the construction of new assets, involves numerous regulatory, environmental, political, legal and operational uncertainties beyond our control and may require the expenditure of significant amounts of capital.

Operating Costs.    The current high levels of crude oil exploration, development and production activities is increasing competition for personnel and equipment. This increased competition is placing upward pressure on the prices we pay for labor, supplies, property, plant and equipment. To the extent we are unable to procure necessary services or assets or offset higher costs, our operating results will be negatively impacted. Under the Throughput Agreement, a Consumer Price Index adjustment may offset a portion of any increased costs that we incur.

Expected Borrowings.    Prior to the closing of this offering, we will borrow $137.5 million under our new five-year credit facility and recognize associated interest expense and amortization of debt issuance costs.

Distributions to our Unitholders.    Following the closing of this offering, we intend to make cash distributions to our unitholders and our general partner at an initial distribution rate of $0.3375 per common unit per quarter ($1.35 per common unit on an annualized basis). Due to our cash distribution policy, we expect that we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect that we will rely upon external financing sources, including commercial bank borrowings and other debt and equity issuances, to fund our acquisition and expansion capital expenditures, as well as our working capital needs.

Recent Acquisitions

On June 30, 2006, our Parent completed the acquisition of the assets of Big Tex, a crude oil gathering, transportation and marketing company located in Abilene and Midland, Texas, and in Hobbs, New Mexico, for total consideration of approximately $15.5 million. Prior to the closing of this offering, our Parent will contribute $9.8 million of assets to us from this acquisition consisting primarily of equipment, vehicles and intangibles, including third-party customer relationships, a noncompete agreement and goodwill.

Results of Operations

The following table and discussion is a summary of our results of operations for each of the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31,
	2004	2005	2006
	(dollars in thousands)

Service revenues	$15,857	$20,361	$28,839
Operating expenses	30,996	38,467	51,608
General and administrative expenses	7,570	6,280	11,097

Operating loss	(22,709)	(24,386)	(33,866)
Interest expense	1,973	2,597	1,989

Net loss	$(24,682)	$(26,983)	$(35,855)

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Service revenues.    Service revenues were $28.8 million for the year ended December 31, 2006 compared to $20.4 million for the year ended December 31, 2005, an increase of $8.4 million, or 41%. Service revenues include revenues from terminalling and storage services and gathering and transportation services. Terminalling and storage revenues increased by $5.1 million to $9.1 million for the year ended December 31, 2006 compared to $4.0 million for the year ended December 31, 2005, primarily due to favorable market conditions whereby crude oil was in significant contango (current market prices are less than future prices) during 2006 thus increasing demand for storage services. This increase in terminalling and storage revenue was further impacted by a 0.9 million barrel increase in our crude oil storage capacity during the same period. In addition, the acquisition of Big Tex on June 30, 2006 resulted in an increase in gathering and transportation revenues of $2.0 million for the year ended December 31, 2006, which was partially offset by a decrease in other gathering and transportation revenues of $0.4 million. Our gathering and transportation services revenue also includes revenues from producer field services. Producer field service revenue increased by $1.3 million to $12.1 million for the year ended December 31, 2006 compared to $10.8 million for the year ended December 31, 2005.

Operating expenses.    Operating expenses include salary and wage expenses and related taxes and depreciation and amortization expenses. Operating expenses increased by $13.1 million, or 34%, to $51.6 million for the year ended December 31, 2006 compared to $38.5 million for the year ended December 31, 2005. Approximately $5.9 million of this increase in operating expenses was due to our acquisition of Big Tex on June 30, 2006 and rising fuel costs associated with our transportation operations. Additionally, exclusive of the impact of the Big Tex acquisition, compensation expense increased by $2.5 million during this period. Depreciation and amortization expense increased by $2.0 million to $8.6 million for the year ended December 31, 2006 compared to $6.6 million for the year ended December 31, 2005, primarily as a result of capital expenditures in our terminalling and storage segment and as a result of our acquisition of Big Tex. Furthermore, as a result of the growth in our property and equipment during this period, repair and maintenance expense increased by $0.9 million and insurance premiums increased by $0.9 million.

General and administrative expenses.    General and administrative expenses increased by $4.8 million, or 76%, to $11.1 million for the year ended December 31, 2006 compared to $6.3 million for the year ended December 31, 2005. The increase was primarily the result of the growth in our business and was comprised of a $2.2 million increase in discretionary incentive compensation, a $1.3 million increase in costs allocated to us from our Parent, and a $1.2 million increase comprised of travel expense, legal expense, insurance premiums and rent expense for our facilities.

Interest expense.    Interest expense represents interest on capital lease obligations and debt payable to our Parent. Interest expense was $2.0 million for the year ended December 31, 2006 compared to $2.6 million for the year ended December 31, 2005, a decrease of $0.6 million, or 23%. This decrease was the result of capitalized interest, which increased by $0.7 million to $1.1 million in 2006 as a result of an increase in the amount of assets under construction.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Service revenues.    Service revenues were $20.4 million for the year ended December 31, 2005 compared to $15.9 million for the year ended December 31, 2004, an increase of $4.5 million, or 28%. Terminalling and storage revenues increased by $1.4 million to $4.0 million for 2005 compared to $2.6 million for 2004. This increase was primarily due to favorable market conditions whereby crude oil was in significant contango during 2005 thus increasing demand for storage services. This increase in terminalling and storage revenue was further impacted by a 2.7 million barrel increase in our crude oil storage capacity during the same period. Gathering and transportation revenues increased from $13.3 million in 2004 to $16.4 million in 2005 primarily as a result of an increase in the volumes of crude oil we were able to transport for our customers due to an increase in our trucking fleet. Included in gathering and transportation revenues are producer field service revenues, which increased to $9.2 million for 2005, a $2.0 million increase over 2004, primarily as a result of an increase in salt water disposal services we provided to our customers.

Operating expenses.    Operating expenses increased by $7.5 million, or 24%, to $38.5 million for the year ended December 31, 2005 compared to $31.0 million for the year ended December 31, 2004. Included in the total increase in operating expenses during this period are increases in compensation expense of $3.0 million, repair and maintenance expense of $2.2 million, fuel expense of $1.6 million and property and other taxes of $0.4 million. These increases were primarily due to the increase in volumes of crude oil stored and transported for our customers as well as the expansion of our producer field services operations.

General and administrative expenses.    General and administrative expenses decreased by $1.3 million, or 17%, to $6.3 million for the year ended December 31, 2005 compared to $7.6 million for the year ended December 31, 2004. The decrease was primarily due to acquisitions completed by our Parent in 2005 that were not part of our operations, which decreased the amount of indirect general and administrative expenses allocated to us for management, accounting and other services.

Interest expense.    Interest expense was $2.6 million for the year ended December 31, 2005 compared to $2.0 million for the year ended December 31, 2004, an increase of $0.6 million, or 30%. This increase was the result of rising interest rates during the period, with $0.5 million of the total increase related to interest charges on the debt payable to our Parent.

Effects of Inflation

In recent years, inflation has been modest and has not had a material impact upon the results of our predecessor’s operations.

Liquidity and Capital Resources

Our Predecessor’s Liquidity and Capital Resources

Historically, our predecessor’s sources of liquidity included cash generated from operations and funding from our Parent. The following table summarizes our predecessor’s sources and uses of cash for the years ended December 31, 2004, 2005 and 2006.

	Year Ended December 31,
	2004	2005	2006
	(dollars in millions)
Net cash used in operating activities	$(17.9)	$(18.8)	$(25.8)
Net cash used in investing activities	(8.1)	(14.9)	(41.3)
Net cash provided by financing activities	26.0	33.8	67.1

Operating Activities.    Net cash used in operating activities increased $7.0 million, or 37%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005 primarily as a result of the $8.9 million increase in our net loss for the year ended December 31, 2006 compared to the year ended December 31, 2005. Net cash used in operating activities increased $0.9 million, or 5%, for the year ended December 31, 2005 as compared to the year ended December 31, 2004 primarily due to a $2.3 million increase in our net loss for the year ended December 31, 2005 compared to the year ended December 31, 2004. The impact of the increase in our net loss for the year ended December 31, 2005 compared to the year ended December 31, 2004 on cash used in operating activities was partially offset by a $0.5 million increase in the change in assets and liabilities during these same periods. Our future results of operations, including cash flow from operations, may not be comparable to the historical results of operations of our predecessor because the Crude Oil Business has historically been a part of the integrated operations of our Parent, and neither our Parent nor our predecessor recorded revenues associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis.

Investing Activities.    Net cash used in investing activities was $41.3 million for the year ended December 31, 2006 as compared to $14.9 million for the year ended December 31, 2005 and $8.1 million for the year ended December 31, 2004. Capital expenditures for the years ended December 31, 2006, 2005 and 2004 were $41.5 million, $15.0 million and $8.4 million, respectively, consisting of both our acquisition of Big Tex on June 30, 2006 and expenditures for the construction of additional crude oil storage capacity during these periods. We added 2.3 million and 1.2 million additional barrels of crude oil storage capacity in the years ended December 31, 2006 and 2005, respectively.

Financing Activities.    Net cash provided by financing activities is primarily comprised of capital contributions of $69.2 million, $35.6 million and $27.4 million received by us from our Parent during the years ended December 31, 2006, 2005 and 2004, respectively. The capital contributions served to fund our working capital needs and both maintenance and expansion capital expenditure projects that are reflected in net cash used in investing activities.

Our Liquidity and Capital Resources

We expect our future sources of liquidity to include cash generated from operations, borrowings under our credit facility, issuance of additional partnership units and debt offerings. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and quarterly cash distributions.

Capital Requirements.    Our Crude Oil Business is capital intensive, requiring significant investment to maintain and upgrade existing operations. Our predecessor’s capital requirements have consisted primarily of, and we anticipate that our capital requirements will continue to consist of, the following:

•

maintenance capital expenditures, which are capital expenditures made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets; and

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expansion capital expenditures, which are capital expenditures made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification.

As more completely discussed in “Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations,” for the twelve months ending March 31, 2008, we estimate that maintenance capital expenditures will be approximately $3.2 million. Given our objective of growth through acquisitions, expansions of existing assets and other growth projects, we anticipate that we will invest significant amounts of capital to grow and acquire assets. After the completion of this offering, expansion capital expenditures may vary significantly based on investment opportunities.

We expect to fund future capital expenditures with funds generated from our operations, borrowings under our new credit facility, the issuance of additional partnership units and debt offerings.

Our Ability to Grow Depends on Our Ability to Access External Expansion Capital.    We will distribute all of our available cash to our unitholders. Available cash is reduced by cash reserves established by our general partner to provide for the proper conduct of our business (including for future capital expenditures). However, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, rather than cash reserves established by our general partner, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally and we are unwilling to establish cash reserves to fund future acquisitions, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or in the anticipated terms of our new credit facility on our ability to issue additional units, including units ranking senior to the common units.

Description of Credit Facility.    Prior to the closing of this offering, we will have entered into a new five- year credit agreement for up to a $            million credit facility with a syndicate of financial institutions.

The credit facility will be available for general partnership purposes, including working capital, capital expenditures, distributions and repayment of indebtedness that is assumed in connection with acquisitions. We will borrow $137.5 million under our credit facility prior to the closing of this offering and, as a result, that we will have approximately $            million of remaining borrowing capacity under the credit facility immediately after the closing. Please see “Use of Proceeds.”

Our obligations under the credit facility will be secured at all times by substantially all of our assets and all of the assets of our subsidiaries. We may prepay all advances at any time without penalty, subject to the reimbursement of lender breakage costs in the case of prepayment of LIBOR borrowings. Indebtedness under the credit facility will bear interest at             .

The credit agreement will prohibit us from making distributions of available cash to unitholders if any default or event of default (as defined in the credit agreement) exists. The credit agreement will require us to maintain a leverage ratio (the ratio of our consolidated indebtedness to our consolidated EBITDA, in each case as will be defined by the credit agreement) of not more than             to 1.00 and on a temporary basis for not more than two consecutive quarters following the consummation of certain acquisitions, not more than             to 1.00. We expect the credit agreement will require us to maintain an interest coverage ratio (the ratio of our consolidated EBITDA to our consolidated interest expense, in each case as will be defined by the credit agreement) of not less than to 1.00 determined as of the last day of each quarter for the four-quarter period ending on the date of determination.

In addition, the credit agreement will contain various covenants that may limit, among other things, our ability to:

•	grant liens;

•	incur additional indebtedness;

•	engage in a merger, consolidation or dissolution;

•	enter into transactions with affiliates;

•	sell or otherwise dispose of our assets, businesses and operations;

•	materially alter the character of our business; and

•	make acquisitions, investments and capital expenditures.

If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following could be an event of default under the credit agreement:

•	failure to pay any principal when due or any interest or fees within five business days of the due date;

•	failure to perform or otherwise comply with the covenants in the credit agreement;

•	failure of any representation or warranty to be true and correct in any material respect;

•	failure to pay debt;

•	a change of control; and

•	other customary defaults, including specified bankruptcy or insolvency events, the Employee Retirement Income Security Act of 1974, or ERISA, violations, and material judgment defaults.

Contractual Obligations.    In addition to the credit facility described above, we will enter into the Omnibus Agreement with our Parent prior to the closing of this offering pursuant to which our Parent will provide all employees and support services necessary to run our business. The services may include, without limitation, operations, marketing, maintenance and repair, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering.

Contractual obligations.    A summary of our contractual cash obligations over the next several fiscal years, as of December 31, 2006, is as follows:

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(dollars in millions)
Debt obligations(1)	$31.2	$—	$31.2	$—	$—
Interest on debt obligations(2)	10.2	2.7	7.5	—	—
Capital lease obligations	6.4	2.3	4.1	0.0	—
Operating lease obligations	6.8	1.6	4.4	0.8	—

(1)	Represents required future principal repayments of debt obligations allocated from our Parent.
(2)	Represents interest expense on debt obligations allocated from our Parent, based on interest rates as of December 31, 2006. We used an average annual rate of 8.75% to estimate our interest on variable rate debt obligations.

Quantitative and Qualitative Disclosures About Market Risks

We will be exposed to market risk due to variable interest rates under the credit facility that we will enter into prior to the closing of this offering. Prior to the closing of this offering, we will enter into a five-year, $ million credit facility and borrow $137.5 million under that facility. All such borrowings will bear interest at floating rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for capital investment, operations or distributions to our unitholders. Additionally, if domestic interest rates continue to increase, the interest rates on any of our future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly.

Critical Accounting Policies and Estimates

Our predecessor’s discussion and analysis of its financial condition and results of operation is based upon its consolidated financial statements. Our predecessor prepared these financial statements in conformity with United States GAAP. As such, our predecessor is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. Our predecessor based its estimates on historical experience, available information and various other assumptions our predecessor believes to be reasonable under the circumstances. On an on-going basis, our predecessor evaluates its estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies that our predecessor believes require management’s most difficult, subjective or complex judgments and are the most critical to its reporting of results of operations and financial position are as follows:

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. We make significant estimates including: (1) allowance for doubtful accounts receivable; (2) estimated useful lives of assets, which impacts depreciation; (3) estimated cash flows and fair values inherent in impairment tests under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”); (4) estimated fair value of assets and liabilities acquired and identification of associated intangible assets; (5) accruals related to revenues and expenses; and (6) liability and contingency accruals. Although our management believes these estimates are reasonable, actual results could differ from these estimates.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in other income in the statements of operations.

We calculate depreciation using the straight-line method, based on estimated useful lives of our assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are put into service, we make estimates with respect to useful lives and salvage values that we believe to be reasonable. However, subsequent events could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization. The estimated useful lives of our asset groups are as follows:

Asset Group	Estimated Useful Lives (Years)
Pipelines and facilities	15-25
Storage and terminal facilities	10-25
Transportation equipment, injection stations	5-10
Office property and equipment and other	3-10

We capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs. Upon disposition or retirement of property, plant and equipment, any gain or loss is charged to operations.

Impairment of Long-lived Assets.    Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” as amended. Under SFAS No. 144, assets are tested for impairment when events or circumstances indicate that their carrying values may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount the carrying value exceeds the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows.

Fair Value of Assets and Liabilities Acquired and Identification of Associated Goodwill and Intangible Assets.    In conjunction with each acquisition, our predecessor must allocate the cost of the acquired entity to the assets and liabilities assumed based on their estimated fair values at the date of acquisition. As additional information becomes available, our predecessor may adjust the original estimates within a short time subsequent to the acquisition. Our predecessor is also required to recognize intangible assets separately from goodwill. Goodwill and intangible assets with indefinite lives are not amortized but instead are periodically assessed for impairment. The impairment testing entails estimating future net cash flows relating to the asset based on management’s estimate of market conditions including pricing, demand, competition, operating costs and other factors. Intangible assets with finite lives are amortized over the estimated useful life determined by management. Determining the fair value of assets and liabilities acquired, as well as intangible assets that relate to such items as customer relationships and contracts with suppliers, involves professional judgment and is ultimately based on acquisition models and management’s assessment of the value of the assets acquired and, to the extent available, third-party assessments. Uncertainties associated with these estimates include changes in production by producers and refiners, economic obsolescence factors in the area and potential future sources of cash flow. Although the resolution of these uncertainties has not historically had a material impact on our results of operations or financial condition, we cannot provide assurance that actual amounts will not vary significantly from estimated amounts.

Allocation Methodologies Used to Derive Our Predecessor’s Financial Statements on a Carve-out Basis.    Our predecessor employed various allocation methodologies to separate certain general and administrative expenses incurred by our Parent and recorded in its financial statements presented herein. Our Parent provides to our predecessor centralized corporate functions such as legal, accounting, treasury, insurance administration risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions. The allocation methodologies vary based on the nature of the charge and include, among other things, employee headcount, compensation expense, net revenues and square footage. Our predecessor’s management believes that the allocation methodologies used to allocate indirect costs to it are reasonable. If certain general and administrative expenses were allocated using different methodologies, our predecessor’s results of operations could have significantly differed from those presented herein.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment, a revision of SFAS 123, Accounting for Stock-Based Compensation. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services by requiring a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We adopted this statement effective January 1, 2006. The adoption of this standard did not have a material impact on our financial statements.

In September 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that purchases and sales of inventory with the same counterparty in the same line of business should be accounted for as a single non-monetary exchange, if entered into in contemplation of one another. The consensus is effective for inventory arrangements entered into, modified or renewed in interim or annual reporting periods beginning after March 15, 2006. We adopted this issue effective April 1, 2006. The adoption of EITF Issue No. 04-13 did not have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the impact, if any, SFAS 157 will have on our financial position, results of operations or cash flows.

BUSINESS

Overview

We are a Delaware limited partnership recently formed by our Parent, a leading provider of midstream energy services, to own, operate and develop a diversified portfolio of complementary midstream energy assets. We currently provide crude oil gathering, transportation, terminalling and storage services primarily in our core operating areas in Oklahoma, Kansas and Texas. Prior to the closing of this offering, we will enter into the Throughput Agreement pursuant to which we will provide crude oil gathering, transportation, terminalling and storage services to our Parent. Our Parent will pay us a fee based on the number of barrels of crude oil we gather, transport, terminal or store on behalf of our Parent and will commit to utilize our services at a level that will provide us with minimum revenues of $6.4 million per month. We intend to acquire and construct a significant amount of additional midstream energy assets, including acquisitions from our Parent and jointly with our Parent. At December 31, 2006, our Parent had total net book value of property, plant and equipment of $1.1 billion, with the crude oil gathering, transportation, terminalling and storage assets to be contributed to us prior to the closing of this offering representing approximately $93.3 million of this amount.

Our network of assets provides our customers the flexibility to access multiple points for the receipt and delivery of crude oil. We do not take title to, or marketing responsibility for, the crude oil that we gather, transport, terminal and store. As a result, our operations have minimal direct exposure to changes in crude oil prices, but the volumes of crude oil we gather, transport, terminal or store are indirectly affected by commodity prices. We generate revenues by charging a fee for services provided at each transportation stage as crude oil is shipped from its origin at the wellhead to destination points such as the Cushing Interchange, to refineries in Oklahoma, Kansas and Texas or to pipelines, as described below:

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Terminalling and storage assets and services.    We provide crude oil terminalling and storage services at our facilities located in Oklahoma, Kansas and Texas. We currently own and operate an aggregate of approximately 6.7 million barrels of storage capacity. Of this storage capacity, approximately 4.8 million barrels are located at our terminal in Cushing, Oklahoma. We also own approximately 26 acres of additional land within the Cushing Interchange where we can develop additional storage capacity.

Our Cushing terminal is strategically located within the Cushing Interchange, the largest crude oil marketing hub in the United States and the designated point of delivery specified in all NYMEX crude oil futures contracts. Our Cushing terminal has a capacity to receive and/or deliver approximately 8.6 million barrels of crude oil per month. Our crude oil terminals derive most of their revenues from terminalling fees by customers. Normally, we charge a fee for transferring crude oil products from our terminals to trucks or pipelines. Our terminals have a combined capacity to receive or deliver approximately 10.0 million barrels of crude oil per month.

For the year ended December 31, 2006, our terminalling and storage services generated pro forma revenues of $29.0 million, representing 30% of our total business.

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Gathering and transportation assets and services.    We own and operate two pipeline systems, the Mid-Continent system and the Longview system, collectively consisting of approximately 1,120 miles of pipelines that gather crude oil for our Parent and other third-party customers and transport it to refiners, to common carrier pipelines for ultimate delivery to refiners or to terminalling and storage facilities owned by us and others. Our Mid-Continent system, located in Oklahoma and the Texas Panhandle, consists of a gathering and transportation pipeline system with a combined length of approximately 820 miles. Our Longview system, located in East Texas, consists of approximately 300 miles of tariff regulated crude oil gathering pipeline. In addition to our pipelines, we use our approximately 200 owned or leased tanker trucks to gather crude oil in Kansas, Oklahoma, Texas, New Mexico and Colorado for our Parent and other third-party customers at remote wellhead locations generally not connected to pipeline and gathering systems and transport the crude oil to aggregation points and storage facilities located along pipeline gathering and transportation systems. In connection with our gathering services, we also provide a number of producer field services, ranging from gathering condensates for natural gas producers to hauling production waste water to disposal wells.

For the year ended December 31, 2006, our gathering and transportation services generated pro forma revenues of $67.4 million, representing 70% of our total business.

We derive a substantial majority of our revenues from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to the Throughput Agreement. For the year ended December 31, 2006, our Parent represented approximately 83.3% of our pro forma revenues and third parties accounted for the remainder. Our Parent’s crude oil purchasing, marketing and distribution operations are substantially dependent on our services and assets. The Throughput Agreement has an initial term of seven years with additional automatic one-year renewals unless either party terminates the agreement upon prior notice. Our Parent will pay us a fee based on the number of barrels we gather, transport, terminal or store on behalf of our Parent and will commit to utilize our services at a level that will provide us with minimum revenues of $6.4 million per month, which we expect to be sufficient to initially pay nearly all of the minimum quarterly distribution on our common units but no distribution on our subordinated units. Our Parent will be obligated to pay us fees in respect of this minimum commitment, regardless of whether such services are actually utilized by our Parent.

Competitive Strengths

We believe we are well positioned to successfully achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

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Stable, fee-based, contracted cash flows.    We believe our fee structure enhances our ability to generate stable and predictable cash flows. Pursuant to the Throughput Agreement, our Parent will commit to services at a level that will provide us with minimum revenues of $6.4 million per month. Our operations have minimal direct exposure to commodity price fluctuations because we do not own or take title to any of the crude oil that we gather, transport, terminal or store in these operations, but the volumes of crude oil we gather, transport, terminal or store are indirectly affected by commodity prices.

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Significance and versatility of our Cushing terminal.    Our primary terminalling and storage facilities are located within the Cushing Interchange, the largest crude oil marketing hub in the United States and the designated point of delivery specified in all NYMEX crude oil futures contracts. We believe that the Cushing Interchange will continue to serve as the largest crude oil marketing hub in the United States. Given this belief and the supply-demand imbalance in the Midwest region of the United States, we expect that our Cushing terminal and its network of complementary assets will continue to provide our Parent and our other customers the ability to effectively manage their crude oil inventories and the flexibility to service their businesses efficiently and to increase their profitability. In addition, we have identified opportunities, should market conditions warrant, to expand our storage capacity and operations at our Cushing terminal to capture incremental crude oil throughput within the Cushing Interchange. We own approximately 26 acres of additional land within the Cushing Interchange where we can develop additional storage capacity.

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Strategically located pipeline and transportation assets.    We have over 1,120 miles of strategically positioned gathering and transportation pipelines in Oklahoma and Texas. Our Mid-Continent system provides the ability to gather wellhead crude oil from approximately 11,000 wells and transport crude oil directly to our Cushing terminal and other storage facilities, refineries or common carrier pipelines. Our Longview system is a tariff-regulated crude oil pipeline that delivers crude oil to terminalling, refinery and storage facilities at various delivery points in East Texas. We believe that the ability of our systems to transport crude oil to multiple end points, particularly the Cushing Interchange, creates increased demand for our systems, which will in turn result in increased volumes through our systems by allowing our customers, including our Parent, the flexibility to more effectively manage their marketing of crude oil and thereby increase their profitability. In addition, we provide two types of trucking services, crude oil transportation services and producer field services, that complement our pipeline infrastructure.

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Relationship with our Parent.    We expect that our relationship with our Parent will provide us with significant business opportunities. Our Parent will own a significant economic interest in us, including indirect ownership of a 38.7% limited partner interest, a 2% general partner interest and incentive distribution rights. Our Parent has indicated that it intends to use us as a growth vehicle to pursue the acquisition and expansion of midstream energy businesses and assets. Following this offering, our Parent will continue to own a diversified portfolio of midstream energy assets in the United States, Canada, Mexico and the United Kingdom. Although we expect to have the opportunity to make acquisitions directly from, or jointly with, our Parent in the future, we cannot say with any certainty which, if any, acquisition opportunities may be made available to us or if we will choose to pursue any such opportunity.

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Well maintained and efficient properties and facilities.    Our gathering, transportation, terminalling and storage systems have been well maintained, resulting in reliable and efficient operations. In December 2000, the United States Congress passed a new pipeline safety act implementing new regulations to ensure the safety and integrity of pipeline systems. These regulations require pipeline companies to regularly evaluate the risk of failure of their pipelines and to conduct physical inspections and implement repairs to affected pipeline systems at a minimum of every five years to ensure they operate in a manner that is safe to the public and the environment. We utilize this continuous pipeline integrity process to evaluate risks to our system through in-line inspection and hydrostatic testing to ensure that we operate in compliance with these regulations, which we believe results in lower costs, minimal downtime and safer operations.

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Financial flexibility to pursue expansion and acquisition opportunities.    Prior to the closing of this offering, we will enter into a new $            million five-year credit facility pursuant to which we will have approximately $            million of borrowing capacity available for general partnership purposes. We believe the available capacity under this new facility combined with our ability to access the capital markets should provide us with a flexible financial structure that will facilitate our organic expansion and acquisition strategy.

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Experienced management team.    Our Parent has an experienced and knowledgeable executive management team with an average of more than 20 years’ experience in the energy industry who collectively owns an approximate 30.5% interest in our Parent. We expect to directly benefit from this management team’s strengths. The management team has significant experience in the implementation of acquisition, operating and growth strategies in many facets of the energy industry, specifically including crude oil marketing, gathering, transportation, terminalling and storage and other midstream businesses. In addition, the management team has established strong relationships throughout the energy industry with producers, marketers and refiners of crude oil in the United States, which we believe will be beneficial to us in pursuing our own acquisition and organic expansion opportunities.

Business Strategies

Our primary business objectives are to maintain stable cash flows and to increase distributable cash flow per unit over time by becoming a leading provider of midstream services to the energy industry. We intend to accomplish these objectives by executing the following strategies:

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Leveraging our relationship with our Parent.    Our relationship with our Parent provides us access to its extensive pool of operational and commercial expertise. We intend to pursue acquisition opportunities as well as organic growth opportunities with our Parent. For example, as is frequently the case in the energy industry, potential acquisition opportunities may have an element of commodity price risk inherent in their pre-acquisition operations. We expect to be able to pursue such acquisitions jointly with our Parent in a manner that minimizes the direct commodity price exposure to us. In these circumstances, our Parent or one of its affiliates may retain the portion of the acquired business that has direct commodity price exposure and thereby assume most or all of the direct commodity price exposure inherent in the acquired business and incorporate these risks into its overall distribution and marketing operations. We could retain assets and the other portions of the acquired business that do not have direct commodity price exposure. As a result of our affiliation with our Parent, we believe we will be able to aggressively pursue acquisitions that otherwise would not be attractive to us or other midstream service providers because of the commodity price risk inherent in the acquired business’ operations. We may also acquire additional assets or businesses directly from our Parent, including assets constructed by our Parent, which will provide us access to a broad array of growth opportunities. Our Parent is not, however, obligated to offer any such acquisition opportunities to us and we are not obligated to purchase any assets or businesses that our Parent might offer to us.

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Pursuing both strategic and accretive acquisitions.    We intend to pursue both strategic and accretive acquisitions within the midstream energy industry, both independently and jointly with our Parent, that will enable us to grow our distributable cash flow per unit and enhance our service capabilities to our Parent and our other customers. We will seek acquisition opportunities in our existing areas of operation that have the potential for operational efficiencies, including higher capacity utilization as well as expansion of those assets. We also may examine midstream energy acquisition opportunities outside our existing area of operations and in new geographic regions.

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Pursuing organic expansion opportunities.    We will continually evaluate opportunities to expand our existing asset base and we will consider constructing additional assets in strategic locations that will allow us to leverage our existing market position and our core competitiveness in the crude oil gathering, transportation, terminalling and storage businesses. When necessary to meet increases in demand for crude oil, we will consider increasing storage capacity at our existing facilities. We will also evaluate adding new gathering and transportation assets to meet increasing demand and to improve integration with our terminalling and storage facilities. We have the ability to expand capacity at our Cushing terminal either individually or through joint development opportunities with our Parent. Over the last five years, our Parent has added approximately 3.6 million barrels of new crude oil storage capacity to our Cushing terminal. The combination of our undeveloped acreage and connectivity within the Cushing Interchange provides us with a competitive advantage to develop new terminalling and storage assets at this location to meet additional demand.

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Increasing the profitability of our existing assets.    We expect to improve our operating efficiency and to reduce our costs by monitoring and controlling our cost structure. We intend to make investments to improve the efficiency of our operations and pursue cost saving initiatives. Currently, we are evaluating opportunities to increase profitability of our existing operations by utilizing excess pipeline and storage capacity to transport and store new supplies of crude oil at minimal incremental cost and by adding third-party volumes to our system directly or through our Parent.

Our Relationship with our Parent

A substantial majority of our revenues are generated by providing services to our Parent’s crude oil purchasing, marketing and distribution operations. Our Parent is a privately owned company that provides gathering, transportation, storage, distribution, marketing and other midstream services primarily to independent natural gas and crude oil producers, as well as refiners located along the North American energy corridor from the Gulf Coast to Central Canada and the West Coast of the United Kingdom. Our Parent has a significant asset base consisting primarily of pipelines, gathering systems, processing plants, storage facilities, terminals and other distribution facilities located between North American production and supply areas including the Gulf Coast and Mid-Continent regions of the United States and the province of Alberta, Canada and high demand regions such as the Midwest.

Since our Parent’s inception in April 2000 through December 31, 2006, our Parent has completed 45 acquisitions at an aggregate purchase price of approximately $955 million, excluding amounts paid for working capital. Our Parent has indicated that it intends to use us as a growth vehicle to pursue the acquisition and expansion of midstream energy businesses and assets. Our Parent believes that by contributing crude oil gathering, transportation, terminalling and storage operations to a publicly traded partnership, these operations will have a greater value and a lower cost of capital than could be obtained by operating the assets in a separate business segment of our Parent. In addition, as a publicly traded partnership, we will have the ability not only to access the public capital markets but also to use our units as consideration for potential future acquisitions.

While our relationship with our Parent may benefit us, it is also a source of potential conflicts. For example, our Parent is not restricted from competing with us. Our Parent has retained substantial midstream assets and may acquire, construct or dispose of midstream or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets. Please see “Conflicts of Interest and Fiduciary Duties.”

Our Parent will retain a significant indirect interest in our partnership through its ownership of a 38.7% limited partner interest, a 2% general partner interest and incentive distribution rights in us. We will enter into the Omnibus Agreement and the Throughput Agreement with our Parent that will govern our relationship with our Parent. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement” and “—Throughput Agreement.” In addition, to carry out operations, as of December 31, 2006 affiliates of our general partner, which are indirectly owned by our Parent, employed approximately 1,900 people, some of whom will provide (or will be available to provide) direct support to our operations. Approximately 300 of our Parent’s employees will be dedicated to supporting our operations following the formation transactions. We will not have any employees. Please see “—Employees.”

Throughput Agreement

Prior to the closing of this offering, we will enter into the Throughput Agreement with our Parent. A substantial majority of our revenues will be derived from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to this agreement. None of these revenues are reflected in the historical financial statements of our predecessor. Under this agreement, we will provide the following services to our Parent:

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Gathering and Transportation Services.    We will gather crude oil for our Parent for delivery to refiners, to large common carrier pipelines for ultimate delivery to refiners, to our storage facilities (including our Cushing terminal) or to storage locations owned by others. Under the Throughput Agreement, we will charge fees for the following types of pipeline gathering and transportation services:

•	Gathering services. Our Parent will be obligated to pay us a fee per barrel gathered on our gathering systems.

•	Pipeline transportation services. Our Parent will be obligated to pay us a fee per barrel transported on our Mid-Continent system.

•	Delivery services. Our Parent will be obligated to pay us a fee per barrel for deliveries out of our Cushing terminal.

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Trucking services.    We will gather crude oil for our Parent from operators at remote wellhead locations not served by pipeline gathering systems. Our trucking fleet will deliver such crude oil to our gathering systems located in Oklahoma and Texas, common carrier pipelines or our Cushing terminal. Our Parent will pay us a fee per barrel depending on the point of origin and destination for these trucking services.

•	The Throughput Agreement does not apply to any gathering or transportation services on our Longview system or to any producer field services.

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Terminalling and Storage Services.    We will provide services relating to the receipt, storage, throughput and delivery of crude oil for our Parent into and out of the tanks located throughout our Mid-Continent system, including at our Cushing terminal, and our Longview system. Our storage services enable our Parent to purchase and store crude oil and sell it at later dates.

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Minimum Throughput and Storage Requirements. Under the Throughput Agreement, the gathering services and pipeline transportation services we provide to our Parent (other than gathering and pipeline transportation services provided on the Longview system) will be subject to minimum throughput requirements each month, regardless of the amount of such services actually used by our Parent in a given month. Our Parent will also commit to utilize a minimum of 80% of our historical average volume of trucking services. In addition, our Parent will be committed to use services constituting 80% of our total storage capacity. Our Parent will be obligated, regardless of the amount of services actually used by our Parent in a given month, to pay us a fee per barrel for the first 80% of our storage capacity. If our Parent utilizes any of these services in excess of these minimum throughput, trucking or storage requirements, our Parent will pay us a fee for such services equal to at least 110% of the per barrel base charge for the applicable services. However, we are able to contract with other customers for services in excess of these minimum commitments and we are not obligated to provide any services in excess of the minimum requirements to our Parent.

Based on these minimum throughput, trucking and storage requirements, our Parent will be obligated to pay us an aggregate minimum monthly fee of $4.0 million and $2.4 million for our gathering and transportation services and our terminalling and storage services, respectively, but we expect to earn incremental revenues for providing these services. The pipeline trucking unloading services we provide to our Parent pursuant to the Throughput Agreement will not be subject to any minimum usage requirements.

The Throughput Agreement contains a Consumer Price Index adjustment that may offset a portion of any increased costs that we incur. If new laws or regulations that affect these services generally are enacted that require us to make substantial and unanticipated capital expenditures, we will have the right to negotiate an upfront payment or monthly surcharge to be paid by our Parent for the use of our services to cover our Parent’s pro rata portion of the cost of complying with these laws or regulations, after we have made efforts to mitigate their effect. We and our Parent are obligated to negotiate in good faith to agree on the level of the monthly surcharge. The surcharge will not apply in respect of routine capital expenditures.

Our Parent’s obligations may be temporarily suspended during the occurrence of a force majeure event that renders performance of services impossible with respect to an asset for at least 30 consecutive days. If a force majeure event results in a diminution in the services we are able to provide to our Parent pursuant to the Throughput Agreement, our Parent’s minimum service usage commitment would be reduced proportionately for the duration of the force majeure event. If such a force majeure event continues for twelve consecutive months or more, we and our Parent will each have the right to terminate our rights and obligations with respect to the affected services under the Throughput Agreement.

The Throughput Agreement will have an initial term of seven years with additional automatic one-year renewals unless either party terminates the agreement upon one year’s prior notice. Our Parent’s obligations under the Throughput Agreement will not terminate if our Parent no longer owns our general partner. The Throughput Agreement may be assigned by our Parent only with our consent.

The Throughput Agreement does not apply to any services we provide to customers other than our Parent.

Our Parent’s Operations

Our Parent conducts its business through the following seven operating divisions:

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SemCrude—SemCrude markets crude oil purchased from producers and other suppliers to refiners and other customers. SemCrude’s purchasing, marketing and distribution operations include the purchase of crude oil at the wellhead and the bulk purchase of crude oil at pipeline and terminal facilities. After utilizing our pipelines, terminals and trucks or similar services offered by other providers, SemCrude subsequently resells or exchanges the crude oil at various delivery points. Although SemCrude will continue to market crude oil following this offering, a substantial majority of the physical assets of SemCrude’s business, including the assets and services that comprise the Crude Oil Business, will be transferred to us prior to the closing of this offering. SemCrude will retain gathering and transportation pipeline systems in Kansas and Oklahoma with a combined length of approximately 620 miles. SemCrude will also retain approximately 150 acres within the Cushing Interchange that will be available for expansion and currently is in the planning stage of constructing additional storage capacity. Pursuant to the Throughput Agreement, we will continue to support SemCrude’s crude oil marketing operations.

On February 9, 2007, our Parent announced that White Cliffs Pipeline, L.L.C., a majority owned subsidiary of SemCrude, will build an approximate 550 mile crude oil pipeline extending from

Colorado’s DJ Basin, an area well known for its oil and natural gas reserves, to our Cushing terminal. The pipeline will be owned and operated by SemCrude and is expected to be operational by January 2009. We will not receive any transportation revenues from shipments on this pipeline.

•

SemFuel—SemFuel purchases, ships, stores, markets and distributes gasoline and distillates. SemFuel purchases inventory and utilizes its preferred shipper status on key third-party pipelines, including Magellan, Valero/Kaneb, Explorer, TEPPCO and West Shore, and owned and leased terminals and storage facilities to supply its customers. As of December 31, 2006, SemFuel’s assets included two owned terminals in Wisconsin and Michigan and one leased terminal in Texas, five bulk distribution facilities in the Midwest, strategically located storage tanks totaling more than 3.2 million barrels of owned and leased storage capacity (including approximately 0.8 million barrels of storage capacity at the Tulsa/Glenpool, Oklahoma hub and another 0.2 million barrels of storage capacity currently under construction in El Dorado, Kansas) and delivery capacity at numerous rack terminals in 15 states, primarily in the Midwest.

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SemCanada—SemCanada is the largest licensed sour gas processor by capacity in the province of Alberta, Canada. SemCanada owns majority interests in three sour gas processing plants with an aggregate licensed capacity of 1.5 Bcf/d; a 68% working interest in over 600 miles of inter-connected sweet and sour gas gathering systems; sales gas connections to the TransCanada West (Nova) Gathering System and Alliance Pipeline; additional dehydration and compression facilities and one sweet gas processing plant. Sour gas plants are specially equipped to remove hydrogen sulfide from sour gas, which constitutes approximately 30% of total natural gas production in Canada. For the year ended December 31, 2006, SemCanada’s processing facilities had natural gas throughput of 573,000 Mcf/d. SemCanada’s natural gas and crude oil marketing activities consist of wholesale aggregation and retail marketing activities. During the year ended December 31, 2006, SemCanada marketed more than 400,000 Mcf/d of natural gas and transported and marketed more than 79,000 Bpd of crude oil. SemCanada also owns and operates two blending facilities that marketed and exchanged approximately 20,000 Bpd of crude oil during the year ended December 31, 2006.

•

SemMaterials—SemMaterials supplies asphalt products primarily used in road paving and repair to over 2,000 customers in the United States and Mexico, including federal, state and local governmental agencies and national, regional and local contractors. SemMaterials purchases asphalt from refineries, where asphalt is typically a by-product, and supplies both basic asphalt cement and value-added asphalt cutbacks and emulsions to customers. As of December 31, 2006, SemMaterials’ assets included 59 owned or leased asphalt terminals in 23 states in the United States and 14 terminals in Mexico, comprising an aggregate of approximately 7.7 million barrels of owned storage capacity, six regional technical centers, 69 trailers and more than 1,000 leased railcars to transport material and more than 25 patents.

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SemStream—SemStream purchases, ships, stores, terminals and markets natural gas liquids, or NGLs, with a principal focus on propane. SemStream’s assets include ten propane terminals located in the Southern, Midwest and Pacific Northwest regions of the United States, and owned and leased storage capacity of approximately 8.0 million barrels, a majority of which is located at Conway, Kansas, one of the largest NGL hubs in the United States. For the year ended December 31, 2006, SemStream terminalled and marketed more than 101,000 Bpd of NGLs.

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SemGas—SemGas was established in November 2004 to develop natural gas storage to meet a growing need for peak-day natural gas deliverability and “swing” gas capability at local distribution companies and gas-fired electric power producers. To date, its activities have consisted primarily of acquiring and developing natural gas storage assets and related natural gas gathering, transportation and processing assets, including the Wyckoff depleted natural gas reservoirs in Steuben County, New York; the Cohocton salt caverns located in the same area; and a natural gas processing plant and 647 miles of natural gas gathering pipelines in Kansas and Oklahoma. In addition, in October 2006 SemGas completed the acquisition of substantially all of the assets of Dornick Hills Midstream Ltd., including a natural gas processing plant and approximately 160 miles of a natural gas gathering system in Cooke and Grayson counties in North Central Texas.

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SemEuro—SemEuro owns more than 9.2 million barrels of storage capacity for crude oil, gasoline blendstocks and jet fuel that it leases to third parties for a fee. Located on the West Coast of the United Kingdom at a deep water port capable of handling tankers carrying up to 1.0 million barrels of product, the facility is located near key United Kingdom refineries with pipeline connectivity. Our Parent has established a marketing office in Geneva, Switzerland that is primarily responsible for sourcing foreign crude oil and refined products, storing the product in Europe and delivering the product to East Coast and Gulf Coast markets in the United States.

Industry Overview

We provide gathering, transportation, storage and terminalling services to our Parent, independent producers, marketers and refiners of crude oil products. The market we serve, which begins at the source of production and extends to the point of distribution to the end user customer, is commonly referred to as the “midstream” market. We operate primarily in Oklahoma, Kansas and Texas where there are extensive crude oil production operations in place and our assets extend from gathering systems and trucking networks in and around these producing fields to transportation pipelines carrying crude oil to logistics hubs, such as the Cushing Interchange, where we have substantial terminalling and storage facilities that aid our Parent and our other customers in managing the delivery of their crude oil. The following graphic depicts the entirety of the industry, from production through the refining stage, and highlights the areas in which we operate within the midstream portion of the industry.

Gathering and transportation.    Pipeline transportation is generally considered the lowest cost method for shipping crude oil and refined petroleum products to other locations. Crude oil and refined products pipelines transport about two-thirds of the petroleum shipped in the United States. Crude oil pipelines transport oil from the wellhead to logistics hubs and/or refineries. Logistics hubs like the Cushing Interchange provide storage and connections to other pipeline systems and modes of transportation, such as tankers, railroads, and trucks. Barges and railroads provide additional transportation capabilities for shipping crude oil between gathering storage systems, pipelines, terminals and storage centers and end-users. Barge transportation is typically a cost-efficient mode of transportation that allows for the ability to transport large volumes of crude oil over long distances.

Trucking complements pipeline gathering systems by gathering crude oil from operators at remote wellhead locations not served by pipeline gathering systems. These trucks can also be used to transport crude oil to aggregation points and storage facilities, which are generally located along pipeline gathering and transportation systems. Trucking is generally limited to low volume, short haul movements where other alternatives to pipeline transportation are often unavailable. Trucking costs escalate sharply with distance, making trucking the most expensive mode of crude oil transportation. Despite being small in terms of both volume per shipment and distance, trucking is an essential component to the completeness of the oil distribution system.

Terminalling and storage.    Terminalling and storage facilities complement the crude oil pipeline gathering and transportation systems. Terminals are facilities where crude oil is transferred to or from a storage facility or transportation system, such as a gathering pipeline, to another transportation system, such as trucks or another pipeline. Terminals play a key role in moving crude oil to end-users such as refineries by providing the following services:

•	storage and inventory management;

•	distribution; and

•	blending to achieve specified grades of crude oil.

Storage and terminalling assets generate revenues through a combination of storage and throughput charges to third parties. Storage fees are generated when tank capacity is provided to third parties. Terminalling fees, also referred to as throughput fees, are generated when a terminal receives crude oil from a shipper and redelivers it to another shipper. Both storage and terminalling fees are earned from refiners and gatherers that need segregated storage or custom blended crude oils for refining feedstocks, pipeline operators, refiners or traders that need segregated storage for foreign cargoes, traders who make or take delivery under NYMEX contracts and producers and marketers that seek to increase their marketing alternatives.

Overview of the U.S. market.    Refined petroleum products, such as jet fuel, gasoline and distillate fuel oil, are all sources of energy derived from crude oil. According to data compiled by the Energy Information Administration, or EIA, petroleum currently accounts for about 41% of the nation’s total annual energy consumption of 100 quadrillion Btu. Growth in petroleum consumption is expected to keep pace with growth in overall energy consumption over the next 20 to 25 years. The EIA expects petroleum consumption to grow annually at 1.0% between 2005 and 2030.

Overview of the Cushing Interchange.    The Cushing Interchange is the largest crude oil marketing hub in the United States and the designated point of delivery specified in all NYMEX crude oil futures contracts. As the NYMEX delivery point and a cash market hub, the Cushing Interchange serves as the primary source of refinery feedstock for Midwest refiners and plays an integral role in establishing and maintaining markets for many varieties of foreign and domestic crude oil. The following table lists substantially all of the incoming pipelines connected to the Cushing Interchange, the proprietary terminals within the complex and all outgoing pipelines from the Cushing Interchange for delivery throughout the United States:

Incoming Pipelines to Cushing Interchange	Cushing Interchange Proprietary Terminals	Outgoing Pipelines from Cushing Interchange

SemGroup Energy Partners, L.P.

SemGroup, L.P. (our Parent)

BP p.l.c.

TEPPCO Partners, L.P.

Basin Pipeline

Sunoco Logistics Partners, L.P.

Plains All American Pipeline, L.P.

Seaway Crude Pipeline Company

ConocoPhillips

Enbridge Energy Partners, L.P.

	SemGroup Energy Partners, L.P. BP p.l.c. TEPPCO Partners, L.P. Basin Pipeline Enbridge Energy Partners, L.P. Plains All American Pipeline, L.P. ConocoPhillips Seaway Crude Pipeline Company	BP p.l.c. Cush-Po, Inc. ConocoPhillips Sunoco Logistics Partners, L.P. Enbridge Energy Partners, L.P. Osage Pipeline Company, LLC Ozark Pipeline Plains All American Pipeline, L.P.

Due to our pipeline and terminalling infrastructure, we have the ability to receive and/or deliver, directly or indirectly, to all pipelines and terminals within the Cushing Interchange.

Our Assets and Services

Terminalling and Storage Services

With approximately 6.7 million barrels of above-ground crude oil terminalling facilities and storage tanks, we are able to provide our Parent and other customers the ability to effectively manage their crude oil inventories and significant flexibility in their marketing and operating activities. Our terminalling and storage assets are located throughout our core operating areas with the majority of our terminalling and storage strategically located at the Cushing Interchange.

Our crude oil terminals and storage assets receive crude oil products from pipelines, including those owned by us, and distribute these products to interstate common carrier pipelines and regional independent refiners, among other third parties.

Our crude oil terminals derive most of their revenues from terminalling fees charged to customers. Our Parent is our primary customer and, pursuant to the Throughput Agreement, our Parent will pay us a fee based on the number of barrels we gather, transport, terminal or store and will commit to utilize our services at certain levels. See “—Throughput Agreement.” For the year ended December 31, 2006, on a pro forma basis, our Parent accounted for all of our terminalling and storage services revenues.

The table below sets forth the total average barrels stored at and delivered out of our Cushing terminal in each of the periods presented and the total storage capacity at our Cushing terminal and at our other terminals at the end of such periods:

	Year Ended December 31,
	2003	2004	2005	2006
Average crude oil barrels stored per month at our Cushing terminal	284,389	721,590	1,371,281	2,695,766
Average crude oil delivered (Bpd) to our Cushing terminal(1)	26,258	31,074	30,143	44,889
Total storage capacity at our Cushing terminal (barrels at end of period)(2)	793,200	793,200	3,493,200	4,370,000
Total other storage capacity (barrels at end of period)	2,329,490	2,329,490	2,048,890	1,952,150

(1)	Petroleum product prices may be contango (future prices higher than current prices) or backwardated (future prices lower than current prices) depending on market expectations for future supply and demand. Our terminalling and storage services benefit most from an increasing price environment, when a premium is placed on storage, and our gathering and transportation services benefit most from a declining price environment when a premium is placed on prompt delivery.
(2)	Does not include 395,000 net additional barrels of storage capacity that were completed in March 2007.

The following table outlines the location of our crude oil terminals and their storage capacities and number of tanks as of December 31, 2006:

Location	Storage Capacity (barrels)	Number of Tanks
Cushing, Oklahoma	4,370,000	27
Cushing (under construction, net)(1)	395,000	2
Longview, Texas	430,000	7
Other(2)	1,522,150	66

Total	6,717,150	102

(1)	Includes 450,000 barrels of storage capacity under construction as of December 31, 2006 that were completed in March 2007 and is reduced by storage capacity of 55,000 barrels at this location that was decommissioned in March 2007.

(2)	Consists of miscellaneous storage tanks located at various points along our pipelines.

Cushing Terminal.    One of our principal assets is our Cushing terminal, which is located within the Cushing Interchange in Cushing, Oklahoma. Currently, we own and operate 27 crude oil storage tanks with approximately 4.8 million barrels of storage capacity at this location. We believe that we are the fourth largest operator within the Cushing Interchange with an estimated 15% of the total storage capacity, including the additional 395,000 barrels of net storage capacity discussed below.

We completed construction of three new storage tanks with approximately 450,000 barrels of additional capacity at our Cushing terminal in March 2007. We also decommissioned 55,000 barrels of storage capacity at this location in March 2007. We also own 26 additional acres of land within the Cushing Interchange that is available for future expansion. This acreage is capable of housing an additional 1.5 million barrels of storage in four to six above ground tanks. Our Parent also owns approximately 150 acres that are available for expansion within the Cushing Interchange and currently is in the planning stage of constructing additional storage capacity.

Our predecessor purchased the Cushing terminal in 2000 at which time the facility had approximately 790,000 barrels of storage capacity. The storage capacity of our Cushing terminal was substantially expanded in a series of phases beginning in 2002. The most recent storage expansion project was completed in 2006 and consisted of ten additional storage tanks with a total of 2.2 million barrels of capacity. Our Parent uses the Cushing terminal and our other storage assets to conduct its crude oil business and has been the primary driver of the increased volumes terminalled and stored each year since our predecessor purchased the assets.

Our Cushing terminal was constructed over the last 50 years and it has an expected remaining life of at least 20 years. Over 85% of our total storage capacity in our Cushing terminal has been built since 2002. We estimate that all of our tanks have a weighted average age of seven years. The relatively young age of our tanks helps reduce required maintenance capital at our Cushing terminal.

The design and construction specifications of our storage tanks meet or exceed the minimums established by the American Petroleum Institute, or API. Our storage tanks also undergo regular maintenance inspection programs that are more stringent than established governmental guidelines. We believe that these design specifications and inspection programs will result in lower future maintenance capital costs to us.

A key attribute of our Cushing terminal is that through our pipeline and gathering system interface, we have access and connectivity to all the terminals located within the Cushing Interchange. This connectivity is a key attribute of our Cushing terminal because it provides us the ability to deliver to virtually any customer within the Cushing Interchange.

Our Cushing terminal can receive crude oil from our Mid-Continent system as well as from pipelines owned by our Parent, BP Amoco, TEPPCO, Basin, Sunoco Logistics Partners, Plains All American, Seaway, ConocoPhillips, Enbridge Energy Partners and two truck racks. Our Cushing terminal’s pipeline connections to major markets in the Mid-Continent region provide our customers with marketing flexibility. Our Cushing terminal can deliver crude oil via pipeline and, in the aggregate, is capable of receiving and/or delivering 282,000 Bpd of crude oil.

Longview Terminal.    We own and operate the Longview terminal, located in Longview, Texas, consisting of seven tanks with a total storage capacity of 430,000 barrels. We use our Longview terminal in connection with our Longview system. The Longview terminal can receive and ship crude oil in both directions at the same time. A number of other potential customers have access to the Longview terminal. Our predecessor acquired the Longview terminal in 2000. Since 2000, our predecessor has conducted several expansion projects to increase the capacity and connectivity of our Longview terminal. The Longview terminal was constructed beginning in the 1940s and we believe it has a remaining life of at least 20 years.

For the year ended December 31, 2006, on a pro forma basis our terminalling and storage services generated revenues of $29.0 million, representing 30% of our total revenues.

Gathering and Transportation Services

Pipeline Gathering and Transportation Services.    We own and operate a crude oil gathering and transportation system in the Mid-Continent region of the United States with a combined length of approximately 820 miles and a 300 mile tariff regulated crude oil gathering and transportation pipeline in the Longview, Texas area.

System	Asset Type	Length (miles)	Average Throughput for Year ended December 31, 2006 (Bpd)	Pipe Diameter Range
Mid-Continent	Gathering and transportation pipelines	820	28,762	4” to 20”
Longview	Gathering and transportation pipelines	300	36,493	6” to 8”

Mid-Continent System.    Our Mid-Continent gathering and transportation system consists of approximately 820 miles of gathering pipelines that, in aggregate, gather wellhead crude oil from approximately 11,000 wells for transport to our primary transportation systems that provide access to our Cushing terminal and other storage facilities. The Oklahoma portion of our Mid-Continent system consists of approximately 790 miles of various sized pipeline. Crude oil gathered into the Oklahoma portion of our Mid-Continent system is transported to our Cushing terminal or delivered to local area refiners. The Mid-Continent system also includes a small, 34-mile gathering and transportation system in the Texas Panhandle near Dumas, Texas. Crude oil collected through the Texas Panhandle portion of our Mid-Continent system is transported by pipeline and delivered to a ConocoPhillips refinery near Borger, Texas. For the year ended December 31, 2006, this system gathered an average of approximately 28,762 Bpd of crude oil. Our Parent historically has been the sole shipper on our Mid-Continent system. The Mid-Continent system was constructed in various stages beginning in the 1940s and we believe it has a remaining life of at least 20 years.

Longview System.    Our Longview system consists of approximately 300 miles of tariff regulated crude oil gathering pipeline. The East Texas portion of this system delivers to crude oil terminalling, refinery and storage facilities at various delivery points in the East Texas region. Our Longview system also includes a small pipeline gathering system (Thompson-to-Webster) located near Houston, Texas. The Thompson-to-Webster gathering system, located south of Houston, consists of 42 miles of 6” and 8” pipeline. Deliveries made from this gathering system are transported to refineries in the Baytown/Texas City area. Shippers on the Longview system include our Parent, ExxonMobil, Plains All American L.P., Delek, Eastex, Sunoco Logistics Partners L.P. and Wapiti. The Longview system was constructed in various stages beginning in the 1940s and we believe it has a remaining life of at least 20 years.

Trucking Services.    We provide two types of trucking services: crude oil transportation services and producer field services.

Crude Oil Transportation Services.     To complement our pipeline gathering and transportation business, we use our approximately 200 owned or leased tanker trucks, which have an average tank size of approximately 200 barrels. Our tanker trucks moved an average of 53,490 Bpd for the year ended December 31, 2006 from wellhead locations not served by pipeline gathering systems to aggregation points and storage facilities. Several of our trucking services operating areas, such as West Texas, are not currently served by our gathering and transportation pipeline systems. In these areas, our trucking operations extend our ability to gather and aggregate crude oil on our systems. This ability allows the crude oil marketing customers we serve, particularly our Parent, to increase the level of service they are able to provide to their customers and facilitates the transportation of incremental volumes on our system. The following table outlines the distribution of our trucking assets among our operating areas as of December 31, 2006:

State	Number of Trucks
Oklahoma	60
Kansas	31
Dumas, Texas	36
West Texas/New Mexico	69
Colorado	9

Total	205

Normally we assign trucks to a specific area but, when needed, we can temporarily relocate them to meet demand. We dispatch our drivers with advanced computer technology out of central locations in Oklahoma City, Oklahoma, Abilene, Texas and Dumas, Texas. The drivers are provided with hand-held computers and after loading, the drivers provide the customers with a printed computer generated ticket with the information needed for payment. The hand-held computer can transmit as well as receive needed information to accomplish daily workloads. The drivers are also provided mobile communications to enhance safety and security.

Producer Field Services.     We provide a number of producer field services for companies such as Duke Energy, ONEOK and ConocoPhillips. These services include gathering condensates by way of bobtail trucks for natural gas companies to hauling produced water to disposal wells, providing hot and cold fresh water, chemical and down hole well treating, wet oil clean up and building and maintaining separation facilities. We provide these services at contractual hourly rates. Our producer service fleet consists of 106 trucks in a number of different sizes. Currently, we operate 17 different producer service facilities and have the ability to tailor our services to fit the needs of our customers.

For the year ended December 31, 2006, on a pro forma basis our gathering and transportation services generated revenues of $67.4 million, representing 70% of our total business.

Competition

As a result of our contractual relationship with our Parent pursuant to the Throughput Agreement, we believe that we will not face significant competition for our Parent’s crude oil volumes that we gather, transport, terminal and store in our operating area, including our facilities in Cushing, Oklahoma during the term of our Throughput Agreement with our Parent. However, we are still subject to competition from other crude oil gathering, transportation, terminalling and storage operations that may be able to supply our other customers (and our Parent to the extent not covered by the Throughput Agreement) with the same or comparable services on a more competitive basis. We compete with national, regional and local gathering, storage and pipeline companies, including the major integrated oil companies, of widely varying sizes, financial resources and experience. With respect to our gathering and transportation services, these competitors include TEPPCO Partners, L.P., Plains All American Pipeline, L.P., ConocoPhillips, Sunoco Logistics Partners L.P. and National Cooperative Refinery Association, among others. With respect to our storage and terminalling services, these competitors include BP plc, Enbridge Energy Partners, L.P. and Plains All American Pipeline, L.P. Several of our competitors conduct portions of their operations through publicly traded partnerships with structures similar to ours, including Plains All American Pipeline, L.P., TEPPCO Partners, L.P. and Sunoco Logistics Partners L.P. In particular, our ability to compete could be harmed by factors we cannot control, including:

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price competition from gathering, transportation, terminalling and storage companies, some of which are substantially larger than us and have greater financial resources, and control substantially greater storage capacity, than we do;

•	the perception that another company can provide better service;

•	the availability of crude oil alternative supply points, or crude oil supply points located closer to the operations of our Parent or Parent’s customers; and

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a decision by our Parent to acquire or construct crude oil midstream assets and provide gathering, transportation, terminalling or storage services in geographic areas, or to customers, served by our assets and services.

If we are unable to compete with services offered by other midstream enterprises, our ability to make distributions to our unitholders may be adversely affected. Additionally, we also compete with national, regional and local terminal and pipeline companies, including potentially our Parent, for asset acquisitions and expansion opportunities. Some of these competitors are substantially larger than us and have greater financial resources and lower costs of capital than we do.

Regulation

Longview System.    The FERC pursuant to the Interstate Commerce Act of 1887, or ICA, as amended, the Energy Policy Act of 1992 (“Energy Policy Act”), and rules and orders promulgated thereunder, regulates the tariff rates for our Longview system. The FERC requires that interstate oil pipelines file tariffs that contain rules and regulations governing the rates and charges for services performed. These tariffs apply to the interstate movement of crude and liquid petroleum products. Pursuant to the ICA, the rates, terms and conditions for providing service on ICA-regulated pipelines must be just and reasonable, and the service must be provided on a non-discriminatory basis. The ICA permits interested persons to challenge proposed new or changed rates and authorizes the FERC to suspend the effectiveness of such rates for a period of up to seven months and to investigate such rates. If, upon completion of an investigation, the FERC finds that the new or changed rate is unlawful, it is authorized to require the carrier to refund the revenues in excess of the prior tariff during the term of the investigation. The FERC may also investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. Upon an appropriate showing, a shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of a complaint.

All of our FERC regulated rates are deemed just and reasonable, or grandfathered, under the Energy Policy Act. The Energy Policy Act limits the circumstances under which a complaint can be made against such grandfathered rates. In order to challenge grandfathered rates, a party would have to show that it was previously contractually barred from challenging the rates, or that the economic circumstances of the liquids pipeline that were a basis for the rate or the nature of the service underlying the rate had substantially changed or that the rate was unduly discriminatory or preferential.

We cannot predict what rates we will be allowed to charge in the future for service on our Longview system. Furthermore, because rates charged for transportation services must be competitive with those charged by other transporters, the rates set forth in our tariffs will be determined based on competitive factors in addition to regulatory considerations.

Gathering and Intrastate Pipeline Regulation.    In the states in which we operate, regulation of crude gathering facilities and intrastate crude pipeline facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. For example, our intrastate crude pipeline facilities in Texas must have a tariff on file and charge just and reasonable rates for service, which much be provided on a non-discriminatory basis. Although state regulation is typically less onerous than at FERC, proposed and existing rates subject to state regulation and the provision of non-discriminatory service are subject to challenge by complaint.

Pipeline Safety.    The laws and regulations in the states in which we operate are subject to change, resulting in potentially more stringent requirements and increased costs. For instance, in Texas, the Texas Railroad Commission, or RRC, incorporates into its own rules those federal safety standards for hazardous liquids pipelines contained in Title 40, Part 195 of the Federal Code of Regulations. In September 2006, the DOT proposed an amendment of Part 195 by broadening the scope of coverage to include certain rural onshore hazardous liquid and low-stress pipeline systems found near “unusually sensitive areas,” including non-populated areas requiring extra protection because of the presence of sole source drinking water resources, endangered species, or other ecological resources. Also, on December 6, 2006, the Congress passed, and on December 29, 2006, President Bush signed into law the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the 2006 Pipeline Safety Act, which reauthorizes and amends the DOT’s pipeline safety programs. Included in the 2006 Pipeline Safety Act is a provision eliminating the regulatory exemption contained in Part 195 for hazardous liquid pipelines operated at low stress. Owing to the RRC’s incorporation by reference of the safety standards contained in Part 195, the issuance of any new gathering and low-stress pipeline safety regulations, including requirements for integrity management of those pipelines, are likely to increase the operating costs of our pipelines subject to such new requirements, and we currently cannot provide any assurances that such future costs will not be material.

Trucking Regulation.    We operate a fleet of trucks to transport crude oil and oilfield materials as a private, contract and common carrier. We are licensed to perform both intrastate and interstate motor carrier services. As a motor carrier, we are subject to certain safety regulations issued by the DOT. The trucking regulations cover, among other things, driver operations, maintaining log books, truck manifest preparations, the placement of safety placards on the trucks and trailer vehicles, drug and alcohol testing, safety of operation and equipment, and many other aspects of truck operations. We are also subject to OSHA requirements with respect to our trucking operations.

Environmental, Health and Safety Risks

General.    Our midstream crude oil gathering, transportation, terminalling and storage operations are subject to stringent federal, state, and local laws and regulations relating to the discharge of materials into the environment or otherwise relating to protection of the environment. As with the industry generally, compliance with current and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities, and even the issuance of injunctions that may restrict or prohibit some or all of our operations. We believe that our operations are in substantial compliance with applicable laws and regulations. However, environmental laws and regulations are subject to change, resulting in potentially more stringent requirements, and we cannot provide any assurance that the cost of compliance with current and future laws and regulations will not have a material affect on our results of operations or earnings.

There are also risks of accidental releases into the environment inherent in the nature of our operations, such as leaks or spills of petroleum products or hazardous materials from our pipelines, trucks and storage facilities. A discharge of hazardous materials into the environment could, to the extent such event is not covered by insurance, subject us to substantial expense, including costs related to environmental clean-up or restoration, compliance with applicable laws and regulations, and any personal injury, natural resource or property damage claims made by neighboring landowners and other third parties.

Water.    The federal Clean Water Act and analogous state and local laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters of the United States and state waters. Permits must be obtained to discharge pollutants into these waters. The Clean Water Act and analogous laws provide significant penalties for unauthorized discharges and impose substantial potential liabilities for cleaning up spills and leaks into water. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. We believe that we are in substantial compliance with any such applicable state requirements. Although we can give no assurances, we believe that compliance with existing permits and foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

The federal Oil Pollution Act, as amended, or OPA, was enacted in 1990 and amends provisions of the Federal Water Pollution Control Act of 1972, the Clean Water Act, and other statutes as they pertain to prevention and response to oil spills. The OPA, and analogous state and local laws, subject owners of facilities used for storing, handling or transporting oil, including trucks and pipelines, to strict, joint and potentially unlimited liability for containment and removal costs, natural resource damages and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. The OPA and other analogous laws also impose certain spill prevention, control and countermeasure requirements, such as the preparation of detailed oil spill emergency response plans and the construction of dikes and other containment structures to prevent contamination of navigable or other waters in the event of an oil overflow, rupture or leak. We believe that we are in substantial compliance with applicable OPA and analogous state and local requirements.

Air Emissions.    Our operations are subject to the federal Clean Air Act, as amended, as well as to comparable state and local laws. We believe that our operations are in substantial compliance with these laws in those areas in which we operate. Amendments to the federal Clean Air Act enacted in 1990 imposed a federal operating permit requirement for major sources of air emissions. Our Cushing terminal holds such a permit, which is referred to as a “Title V permit.” We may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining or maintaining permits and approvals addressing air emission related issues. Although we can provide no assurance, we believe future compliance with the federal Clean Air Act, as amended, will not have a material adverse effect on our financial condition or results of operations.

Further, recent scientific studies have suggested that emissions of certain gases, including carbon dioxide and methane, commonly referred to as “greenhouse gases,” may be contributing to warming of the Earth’s atmosphere. In response to such studies, the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, several states have already passed laws, adopted regulations or undertaken regulatory initiatives to reduce the emission of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts v. EPA, the U.S. Environmental Protection Agency or “EPA” may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. The Court’s holding in Massachusetts that greenhouse gases fall under the federal Clean Air Act’s definition of “air pollutant” may also result in future regulation of greenhouse gas emissions from stationary sources under certain Clean Air Act programs. Although the consequences of the Massachusetts decision cannot be predicted with certainty, such regulation could take the form of new federal standards that affect facilities with greenhouse gas emissions, as well as possible consideration of greenhouse gases during air permitting of facilities. Passage of climate control legislation by Congress or various states of the U.S. or the adoption of regulations by the EPA and analogous state agencies that restrict or otherwise regulate emissions of greenhouse gases in areas in which we conduct business could have an adverse affect on our operations and demand for our services.

Solid Waste Disposal and Environmental Remediation.

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as Superfund, as well as comparable state and local laws, impose liability without regard to fault or the legality of the original act, on certain classes of persons associated with the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site or sites where the release occurred and companies that disposed of, or arranged for the disposal of, the hazardous substances found at the site. Under CERCLA, such persons may be subject to strict joint and several liability for cleanup costs, for damages to natural resources, and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by releases of hazardous substances or other pollutants. We generate materials in the course of our operations that are regulated as hazardous substances. Beyond the federal statute, many states have enacted environmental response statutes that are analogous to CERCLA.

We generate wastes, including “hazardous wastes,” that are subject to the requirements of the Federal Resource Conservation and Recovery Act, or RCRA, as well as to comparable state and local laws. While normal costs of complying with RCRA would not be expected to have a material adverse effect on our financial conditions, we could incur substantial expense in the future if the RCRA exclusion for oil and gas waste were eliminated. Should our oil and gas wastes become subject to RCRA, we, along with our competitors, would become subject to more rigorous and costly disposal requirements, resulting in additional capital expenditures or operating expenses for us and the industry in general.

We currently own or lease properties where hazardous substances are being handled or have been handled for many years. Although we believe that operating and disposal practices that were standard in the industry at the time were utilized at properties leased or owned by us, hazardous substances or associated generated wastes have already had historical releases on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated in the past by third parties whose treatment and disposal or release of hazardous substances or associated generated wastes were not under our control. These properties and the materials disposed on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously spilled hazardous materials or associated generated wastes (including wastes disposed of or released by prior owners or operators), or to clean up contaminated property (including contaminated groundwater).

Contamination resulting from the release of hazardous substances or associated generated wastes is not unusual within our industry. We have received contractual protections in the form of environmental indemnifications from several predecessor operators for some properties acquired by us that may be contaminated as a result of historical operations. These contractual indemnifications typically are subject to specific monetary and term limits that must be satisfied before indemnification will apply. In addition, we have insured certain of our properties against certain remediation costs that might be incurred from contamination unknown to us at the time of conveyance to us. There can be no guarantee, however, that the actual remediation costs or associated liabilities will not exceed the amounts subject to indemnity or covered by insurance or be excluded from insurance coverage altogether.

Other assets we have acquired or will acquire in the future may have environmental remediation liabilities for which we are not indemnified. In the future, we likely will experience releases of hazardous materials, including petroleum products, into the environment from our pipeline and storage operations, or discover releases that were previously unidentified. Although we maintain a program designed to prevent and, as applicable, to detect and address such releases promptly, damages and liabilities incurred due to environmental releases from our assets may substantially affect our business.

OSHA.    We are subject to the requirements of OSHA, as well as to comparable state and local laws that regulate the protection of worker health and safety. In addition, the OSHA hazard communication standard requires that certain information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.

Operational Hazards and Insurance

Pipelines, terminals, storage tanks, and similar facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We have maintained insurance of various types and varying levels of coverage that we consider adequate under the circumstances to cover our operations and properties, including coverage for pollution related events. However, such insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities. Notwithstanding what we believe is a favorable claims history, the overall cost of the insurance program as well as the deductibles and overall retention levels that we maintain have increased. Through the utilization of deductibles and retentions we self insure the “working layer” of loss activity to create a more efficient and cost effective program. The working layer consists of high frequency/low severity losses that are best retained and managed in-house. As we continue to grow, we will continue to monitor our retentions as they relate to the overall cost and scope of our insurance program.

Title to Properties

Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where necessary, easement agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, watercourses county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which our pipelines were built was purchased in fee. Our terminals are on real property owned or leased by us.

We believe that we have satisfactory title to all of our assets. Although title to such properties is subject to encumbrances in certain cases, such as customary interests generally retained in connection with acquisition of real property, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens and minor easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by our predecessor or us, we believe that none of these burdens will materially detract from the value of such properties or from our interest therein or will materially interfere with their use in the operation of our business.

Employees

We do not have any employees. As of December 31, 2006, our Parent and its affiliates employed a total of approximately 1,900 persons, approximately 300 of whom will be dedicated to supporting our operations. We reimburse our Parent for the cost of those employees. Our Parent considers its employee relations to be good.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We do not believe we are a party to any legal proceedings which, if determined adversely to us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Management of SemGroup Energy Partners, L.P.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business. Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please see “The Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

SemGroup Energy Partners G.P., L.L.C., our general partner, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The directors of our general partner oversee our operations. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner, therefore, may cause us to incur indebtedness or other obligations that are nonrecourse to it.

Upon the closing of this offering, our general partner will have             directors,             of whom (                         ) will be independent as defined under the independence standards established by the NASDAQ Marketplace Rules. In compliance with the NASDAQ Marketplace Rules,             additional independent directors will be appointed to the board of directors of our general partner within twelve months of listing. The NASDAQ Marketplace Rules do not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest.             will serve as the initial members of the conflicts committee. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us (in light of the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us). The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including our Parent, and must meet the independence and experience standards established by the NASDAQ Marketplace Rules and the Securities Exchange Act of 1934, as amended, or the Exchange Act, to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

In addition, our general partner will have an audit committee of at least three directors who meet the independence and experience standards established by the NASDAQ Marketplace Rules and the Exchange Act.             will serve as the initial independent members of the audit committee. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of our Parent. The executive officers of our general partner may face a conflict regarding the allocation of their time between our business and the other business interests of our Parent. The board of directors of our general partner intends to cause the executive officers of our general partner to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs. We will also utilize a significant number of other employees of our Parent to operate our business and provide us with general and administrative services. We will reimburse our Parent for allocated expenses of operational personnel who perform services for our benefit, allocated general and administrative expenses and certain direct expenses.

Our general partner will not receive any management fee or other compensation for its management of our partnership under the Omnibus Agreement with our Parent or otherwise. Under the terms of the Omnibus Agreement, we will pay our Parent a fixed administrative fee of $5 million per year for the provision of various general and administrative services for our benefit, subject to increases in the Consumer Price Index or as a result of an expansion of our operations. This fixed administrative fee will expire             , 2010. Our obligation under the Omnibus Agreement to reimburse our Parent for operational expenses and certain direct expenses, including insurance coverage expense, is not included in this fixed administrative fee. After             , 2010, our general partner will determine the general and administrative expenses that are allocable to us in accordance with our partnership agreement. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

Directors and Executive Officers

The following table shows information regarding the current directors and executive officers of SemGroup Energy Partners G.P., L.L.C. Directors are elected for one-year terms.

Name	Age	Position with SemGroup Energy Partners G.P., L.L.C.
Kevin L. Foxx	50	President, Chief Executive Officer and Director
Peter L. Schwiering	62	Executive Vice President—Crude Operations
Michael J. Brochetti	40	Chief Financial Officer and Director
Alex G. Stallings	40	Chief Accounting Officer

Our directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Kevin L. Foxx has more than 24 years of experience in the crude oil gathering, transportation, terminalling and storage industry. Mr. Foxx has served as President, Chief Executive Officer and a director of our general partner since February 2007. Mr. Foxx has also served as our Parent’s Chief Operating Officer and Executive Vice President and as a member of our Parent’s Management Committee since co-founding our Parent in 2000. Mr. Foxx founded and served as President of Foxx Transports, L.L.C., a domestic oil gathering and trading company based in Houston, Texas. Foxx Transports, L.L.C. was founded in 1995 and became part of our Parent in 2000. Prior to founding Foxx Transports, L.L.C., Mr. Foxx formed the transportation division of Elleron Oil Company in 1987 and later sold that division to Plains Marketing in 1992, where he served as Vice President.

Peter L. Schwiering has served as Executive Vice President—Crude Operations of our general partner since February 2007 and Vice President of Operations of SemCrude, L.P. since 2000. Prior to joining our Parent, Mr. Schwiering worked for Dynegy Pipeline as manager of pipeline and commercial business. He also served with Sun Company for 37 years in various positions. He began with Sun in its New Jersey operations as a marketing representative for petroleum products. When he left Sun in 1995, Mr. Schwiering was the company’s manager of business development—Western Region, and he was based in Oklahoma.

Michael J. Brochetti has served as Chief Financial Officer and a director of our general partner since February 2007 and our Parent’s Senior Vice President—Finance since October 2005. Prior to joining our Parent,

Mr. Brochetti was employed by Bank of America, N.A. in Boston, Massachusetts, since 1992, serving in various capacities, most recently as Director—Specialized Industries where he helped lead the financial institution’s relationships with key clients in the energy industry. Prior to joining Bank of America, Mr. Brochetti was employed with Barclays Bank, PLC, in the lending group’s corporate banking division.

Alex G. Stallings has served as Chief Accounting Officer of our general partner since February 2007 and our Parent’s Chief Accounting Officer since September 2002. Prior to joining our Parent, Mr. Stallings served as Chief Accounting Officer for Staffmark, Inc., a temporary staffing company where he was responsible for the public reporting and integration of numerous acquisitions during his tenure. Mr. Stallings also previously was an audit manager for the public accounting firm of Coopers & Lybrand, working in its Tulsa, Oklahoma office.

Executive Compensation

Our partnership and our general partner were formed in February 2007. Accordingly, SemGroup Energy Partners G.P., L.L.C. has not accrued any obligations with respect to management incentive or retirement benefits for its directors and officers for the fiscal year ended December 31, 2006, or for any prior periods. Because they are employees of our Parent, the compensation of the executive officers of our general partner (other than the long-term incentive plan benefits described below) will be set and paid by our Parent. The officers of our general partner, as well as the employees of our Parent who provide services to us, may participate in employee benefit plans and arrangements sponsored by our Parent, including plans that may be established in the future. Our general partner has not entered into any employment agreements with any of its officers. We anticipate that the board of directors of our general partner will grant awards to our key employees and our outside directors pursuant to the long-term incentive plan described below following the closing of this offering; however, the board has not yet made any determination as to the number of awards, the type of awards or when the awards would be granted.

Compensation of Directors

Officers or employees of our Parent or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Our general partner anticipates that directors who are not officers or employees of our Parent or its affiliates will receive compensation for attending meetings of the board of directors and committees thereof. Such compensation will consist of a $            annual cash retainer and an annual grant of             restricted units, which will vest in             % increments on each of the             successive anniversaries of the date of grant (with vesting to be accelerated upon a change of control). In addition, each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Discussion and Analysis

We do not directly employ any of the persons responsible for managing our business and we do not have a compensation committee. Instead, SemGroup Energy Partners G.P., L.L.C., our general partner, will manage our operations and activities, and its board of directors and officers will make decisions on our behalf. All of the executive officers of our general partner also serve as executive officers of our Parent. The compensation of our Parent’s employees that perform services on our behalf (other than the long-term incentive plan benefits described below) will be set by the compensation committee of and paid for by our Parent. Our reimbursement for the compensation of executive officers is governed by, and subject to the limitations contained in, the Omnibus Agreement and will be based on our Parent’s methodology used for allocating general and administrative expenses to us. This allocation will be based upon various factors that our general partner deems relevant including, but not limited to, the relative performance of our partnership compared to the performance of our Parent and the relative amount of time devoted to the business and affairs of our partnership compared to the amount of time devoted to the business and affairs of our Parent. The portion of compensation expense for our named executive officers that is allocated to us by our Parent will be included in the annual administrative fee of

$5.0 million that we will pay to our Parent pursuant to the Omnibus Agreement for the provision of certain general and administrative functions for three years following this offering. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

Following the consummation of this offering, we expect that the most highly compensated executive officers of our general partner for 2007 will be Kevin L. Foxx (the principal executive officer), Peter L. Schwiering, Michael J. Brochetti (the principal financial officer), Alex G. Stallings (the principal accounting officer) and another executive to be named later (collectively, the “named executive officers”). We expect that the named executive officers will have less than a majority of their total compensation allocated to us as compensation expense in 2007. Compensation paid or awarded by us in 2007 with respect to the named executive officers will reflect only the portion of compensation expense that is allocated to us pursuant to our Parent’s allocation methodology and subject to the terms of the Omnibus Agreement. In general, this allocation is based upon estimates of the relative amounts of time that these employees devote to the business and affairs of us and our general partner, on the one hand, and to the business and affairs of our Parent, on the other hand.

Historically, none of the named executive officers of our general partner were allocated compensation with respect to our specific operations. Since the named executive officers of our general partner were allocated compensation with respect to our Parent, as a whole, rather than with respect to our specific operations during these periods, we cannot indicate historical or projected salaries or other elements of compensation that could have been allocated to our operations. We expect that each of these named executive officers will continue to perform services for our Parent after the consummation of this offering.

Compensation Methodology.    Our Parent has the ultimate decision-making authority with respect to the total compensation of the named executive officers and the portion of such compensation that is allocated to us pursuant to our Parent’s allocation methodology and subject to the terms of the Omnibus Agreement. This allocation will be based upon various factors that our general partner deems relevant including, but not limited to, the relative performance of our partnership compared to the performance of our Parent and the relative amount of time devoted to the business and affairs of our partnership compared to the amount of time devoted to the business and affairs of our Parent. The following discussion relating to compensation paid by our Parent is based on information provided to us by our Parent and does not purport to be a complete discussion and analysis of our Parent’s executive compensation philosophy and practices. The elements of compensation discussed below, and our Parent’s decisions with respect to the levels of such compensation, will not be subject to approvals by the board of directors of our general partner, including the audit or conflicts committee thereof. Awards under our long-term incentive plan will be made by the board of directors of our general partner with respect to grants to our general partner’s independent and non-management directors.

The elements of our Parent’s compensation program are intended to provide a total incentive package designed to drive performance and reward contributions in support of the business strategies of our Parent and its affiliates at the partnership and individual levels and to attract, motivate and retain high quality talent with the skills and competencies required by our Parent and us. With respect to compensation objectives and decisions regarding the named executive officers for 2007, our Parent’s compensation committee is expected to review market data for determining relevant compensation levels and compensation program elements. In addition, our Parent’s compensation committee may review and, in certain cases, participate in, various relevant compensation surveys and consult with compensation consultants with respect to determining 2007 compensation for the named executive officers. All compensation determinations are discretionary and, as noted above, subject to our Parent’s decision-making authority. The portion of compensation expense for our named executive officers that is allocated to us by our Parent will be included in the annual administrative fee of $5.0 million that we will pay to our Parent pursuant to the Omnibus Agreement for the provision of certain general and administrative functions for three years following this offering. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

Elements of Compensation.    The primary elements of our Parent’s compensation program are a combination of annual cash and long-term equity-based compensation. For 2007, the principal elements of compensation for the named executive officers are expected to be the following:

•	base salary;

•	discretionary cash incentive awards;

•	SemGroup Energy Partners G.P., L.L.C.’s long-term incentive plan;

•	retirement benefits; and

•	perquisites and other compensation.

Base Salary.    Our Parent’s compensation committee is expected to establish base salaries for the named executive officers based on various factors including the following: data regarding our Parent’s performance, including EBITDA, the amounts it considers necessary to attract and retain the highest quality executives, the added responsibilities that the named executive officers will have after the offering, the historical salaries for services rendered to our Parent and its affiliates, market data and responsibilities of the named executive officers that may or may not be related to our business. As discussed above, a portion of the base salaries of the named executive officers will be allocated to us based on our Parent’s methodology used for allocating general and administration expenses, subject to the limitations in the Omnibus Agreement. This allocation will be based upon various factors that our general partner deems relevant including, but not limited to, the relative performance of our partnership compared to the performance of our Parent and the relative amount of time devoted to the business and affairs of our partnership compared to the amount of time devoted to the business and affairs of our Parent. The portion of compensation expense for our named executive officers that is allocated to us by our Parent will be included in the annual administrative fee of $5.0 million that we will pay to our Parent pursuant to the Omnibus Agreement for the provision of certain general and administrative functions for three years following this offering. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.” Historically, none of the named executive officers of our general partner were allocated compensation with respect to our specific operations so we cannot indicate historical or projected salaries that could have been allocated to our operations.

Discretionary Cash Incentive Awards.    Our Parent’s compensation committee also may award discretionary cash awards to the named executive officers in 2007. Our Parent is expected to use cash incentive awards for achieving financial and operational goals for our Parent and its affiliates, including us, and for achieving individual performance objectives. The portion of any discretionary cash awards allocable to us will be based on our Parent’s methodology used for allocating general and administrative expenses, subject to the limitations in the Omnibus Agreement. This allocation will be based upon various factors that our general partner deems relevant including, but not limited to, the relative performance of our partnership compared to the performance of our Parent and the relative amount of time devoted to the business and affairs of our partnership compared to the amount of time devoted to the business and affairs of our Parent.

Long-Term Incentive Plan.    Our general partner intends to adopt a long-term incentive plan for employees, consultants and directors of our general partner and its affiliates, including our Parent, who perform services for us. The long-term incentive plan provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and substitute awards. For a more detailed description of this plan, please see “—Long-Term Incentive Plan.”

Retirement Benefits.    Our Parent maintains a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Under the plan, our Parent matches up to 5% of contributions made by eligible participants. A portion of the cost of the retirement benefits provided to the named executive officers will be allocated to us based on our Parent’s methodology used for allocating general and administration expenses, subject to the limitations in the Omnibus Agreement. Our Parent maintains a non-qualified supplemental retirement plan (SRP) for certain key officers. Covered executives vest in the plan after five years of service. The executive or his beneficiaries are entitled to cash payments upon the death, disability or retirement of the executive. Upon a change of control, as defined in that plan, a covered executive would receive an immediate distribution of a whole-life insurance policy in lieu of the cash payments otherwise available under the plan.

Unit Options and Appreciation Rights.    Our Parent maintains a Unit Option Plan and a Partnership Appreciation Rights (PAR) Plan for its employees, including officers and employees who perform services for us. Under the Unit Option Plan, employees are granted options to buy units of our Parent at prices equal to the fair market value of the units on the date the option was granted. Under the PAR Plan, employees who exercise a PAR receive in cash the difference between the PAR exercise price and the fair market value of a unit of our Parent on the date of exercise.

Perquisites and Other Compensation.    Our Parent generally does not pay for perquisites for any of the named executive officers, other than car allowances, parking subsidies and country club memberships, and expects this policy to continue.

The equity-based awards to both the named executive officers and the directors of our general partner are intended to align their long-term interests with those of our unitholders. As discussed above, a portion of the equity-based awards to be granted to the named executive officers will be allocated to us upon the completion of this offering, and a portion of any future awards under our long-term incentive plan will be allocable to us in accordance with the allocation of general and administrative expenses pursuant to the Omnibus Agreement. This allocation will be based upon various factors that our general partner deems relevant including, but not limited to, the relative performance of our partnership compared to the performance of our Parent and the relative amount of time devoted to the business and affairs of our partnership compared to the amount of time devoted to the business and affairs of our Parent.

Role of Executive Officers in Executive Compensation.    Our Parent’s compensation committee determines the compensation (other than the long-term incentive plan benefits described above) payable to each of the named executive officers as well as the compensation of members of the board of directors of our general partner. Mr. Foxx serves as a member of this compensation committee and as such participates in setting the compensation of our executive officers.

Compensation Mix.    Our Parent’s compensation committee determines the mix of compensation, both among short and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, cash awards, awards under our long-term incentive plan, retirement benefits and perquisites and other compensation fit the overall compensation objectives of our Parent and us. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our Parent’s business strategies as well as our own and to attract, motivate and retain high quality talent with the skills and competencies required by our Parent and us.

Long-Term Incentive Plan

General.    Our general partner intends to adopt a Long-Term Incentive Plan, or the Plan, for employees, consultants and directors of our general partner and its affiliates, including our Parent, who perform services for us. The summary of the Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Plan. The Plan provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and substitute awards. Subject to adjustment for certain events, an aggregate of 1,250,000 common units may be delivered pursuant to awards under the Plan. Units that are cancelled, forfeited or are withheld to satisfy our general partner’s tax withholding obligations are available for delivery pursuant to other awards. The Plan will be administered by the compensation committee of our general partner’s board of directors. The Plan has been designed to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of common unitholders.

Unit Awards.    The compensation committee may grant unit awards to eligible individuals under the Plan. A unit award is an award of common units that are fully vested upon grant and not subject to forfeiture.

Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equal to the fair market value of a common unit. The compensation committee may make grants of restricted units and phantom units under the Plan to eligible individuals containing such terms, consistent with the Plan, as the compensation committee may determine, including the period over which restricted units and phantom units granted will vest. The compensation committee may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria. In addition, the restricted and phantom units will vest automatically upon a change of control (as defined in the Plan) of us or our general partner, subject to any contrary provisions in the award agreement.

If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the award agreement or the compensation committee provides otherwise.

Distributions made by us with respect to awards of restricted units may, in the compensation committee’s discretion, be subject to the same vesting requirements as the restricted units. The compensation committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units.

We intend for restricted units and phantom units granted under the Plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, participants will not pay any consideration for the common units they receive with respect to these types of awards, and neither we nor our general partner will receive remuneration for the units delivered with respect to these awards.

Unit Options and Unit Appreciation Rights.    The Plan also permits the grant of options covering common units and unit appreciation rights. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by the compensation committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the compensation committee may determine, consistent with the Plan; however, a unit option or unit appreciation right must have an exercise price equal to the fair market value of a common unit on the date of grant.

Distribution Equivalent Rights.    Distribution equivalent rights are rights to receive all or a portion of the distributions otherwise payable on units during a specified time. Distribution equivalent rights may be granted alone or in combination with another award.

By giving participants the benefit of distributions paid to unitholders generally, grants of distribution equivalent rights provide an incentive for participants to operate our business in a manner that allows our partnership to provide increasing partnership distributions. Typically, distribution equivalent rights will be granted in tandem with a phantom unit, so that the amount of the participant’s compensation is tied to both the market value of our units and the distributions that unitholders receive while the award is outstanding. We believe this aligns the participant’s incentives directly to the measures that drive returns for our unitholders.

Substitute Awards.    The compensation committee, in its discretion, may grant substitute or replacement awards to eligible individuals who, in connection with an acquisition made by us, our general partner or an affiliate, have forfeited an equity-based award in their former employer. A substitute award that is an option may have an exercise price less than the value of a common unit on the date of grant of the award.

Source of Common Units; Cost.    Common units to be delivered with respect to awards may be common units acquired by our general partner on the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. With respect to unit options, our general partner will be entitled to reimbursement by us for the difference between the cost incurred by our general partner in acquiring these common units and the proceeds received from an optionee at the time of exercise. Thus, we will bear the cost of the unit options. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

Amendment or Termination of Long-Term Incentive Plan.    Our general partner’s board of directors, in its discretion, may terminate the Plan at any time with respect to the common units for which a grant has not theretofore been made. The Plan will automatically terminate on the earlier of the 10th anniversary of the date it was initially approved by our unitholders or when common units are no longer available for delivery pursuant to awards under the Plan. Our general partner’s board of directors will also have the right to alter or amend the Plan or any part of it from time to time and the Compensation Committee may amend any award; provided, however, that no change in any outstanding award may be made that would materially impair the rights of the participant without the consent of the affected participant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND THE SELLING UNITHOLDER

The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

•	each person who then will beneficially own 5% or more of the then outstanding units;

•	all of the directors of our general partner;

•	each named executive officer of our general partner;

•	all directors and officers of our general partner as a group; and

•	the selling unitholder.

	Beneficial Ownership Prior to the Offering						Beneficial Ownership After the Offering
Name of Beneficial Owner(1)	Common Units	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units	Percentage of Total Common and Subordinated Units	Common Units Offered	Common Units	Percentage of Common Units	Subordinated Units	Percentage of Subordinated Units	Percentage of Total Common and Subordinated Units
SemGroup Holdings, L.P.(2)	12,500,000	100%	8,155,194	100%	100%	12,500,000	—	—	8,155,194	100%	39.5%
Kevin L. Foxx	—	—	—	—	—	—	—	—	—	—	—
Peter L. Schwiering	—	—	—	—	—	—	—	—	—	—	—
Michael J. Brochetti	—	—	—	—	—	—	—	—	—	—	—
Alex G. Stallings	—	—	—	—	—	—	—	—	—	—	—
All named executive officers and directors as a group (4 persons)	—	—	—	—	—	—	—	—	—	—	—

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is Two Warren Place, 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136.
(2)	SemGroup, L.P. is the ultimate parent company of SemGroup Holdings, L.P. and may, therefore, be deemed to beneficially own the units held by SemGroup Holdings, L.P. Ritchie and Carlyle/Riverstone have 25.2% and 29.3% ownership interests, respectively, in SemGroup, L.P. Ritchie Opportunistic Trading, Ltd. may be deemed to beneficially own the units held by SemGroup, L.P. as a result of the 25.2% interest in SemGroup, L.P. held by its subsidiaries, SGLP Holdings, Ltd., SGLP US Holdings, L.L.C. and Ritchie SG Holdings, L.L.C. Each of Ritchie Capital Management, Ltd. and Ritchie Capital Management, L.L.C., as the investment manager and sub-adviser, respectively, to Ritchie Opportunistic Trading, Ltd., has voting power and investment control over these securities. A.R. Thane Ritchie controls Ritchie Capital Management, Ltd. and Ritchie Capital Management, L.L.C. Each of Ritchie Capital Management, Ltd., Ritchie Capital Management, L.L.C. and Mr. Ritchie disclaims beneficial ownership of the securities in SemGroup, L.P. held by SGLP Holdings, Ltd., SGLP US Holdings, L.L.C. and Ritchie SG Holdings, L.L.C. Each of Ritchie Opportunistic Trading, Ltd., Ritchie Capital Management, Ltd., Ritchie Capital Management, L.L.C. and Mr. Ritchie disclaims beneficial ownership of the securities in SemGroup Energy Partners, L.P. held by SemGroup, L.P. The address of Ritchie Opportunistic Trading, Ltd. is c/o Ritchie Capital Management, L.L.C., 2100 Enterprise Avenue, Geneva, Illinois 60134. Carlyle/Riverstone’s interest in SemGroup, L.P. is owned by C/R SemGroup Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. Entities owning the equity interests of C/R SemGroup Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. include investment partnerships affiliated with Carlyle/Riverstone Global Energy and Power Fund II, L.P. (“Carlyle/Riverstone”). The Carlyle/Riverstone partnerships are associated with Riverstone Holdings, LLC (“Riverstone”) and The Carlyle Group (“Carlyle”). Riverstone is based in New York, New York and was organized in May 2000 specifically for the purpose of originating private equity investments in the energy and power industry. Carlyle is a global private equity firm, based in Washington, D.C., that originates, structures and acts as lead equity investor in management-led buyouts, strategic minority equity investments, equity private placements, consolidations and build-ups, and growth capital financings. The address of C/R SemGroup Investment Partnership, L.P., C/R Energy Coinvestment II, L.P. and Riverstone is 712 Fifth Avenue, 51st Floor, New York, NY 10019. Each of C/R SemGroup Investment Partnership, L.P., C/R Energy Coinvestment II, L.P., Riverstone, Carlyle and their controlling affiliates disclaim beneficial ownership of the securities owned by SemGroup, L.P.

Eaglwing, LLC and the Thomas L. Kivisto Trust dated June 5, 1996 have 3.84% and 13.24% ownership interests, respectively, in SemGroup, L.P. Thomas L. Kivisto, SemGroup L.P.’s President and Chief Executive Officer, owns a portion of the membership interests in Eaglwing, LLC and is the trustee of the Thomas L. Kivisto Trust dated June 5, 1996. Mr. Kivisto also holds unit options that equal a 3.07% ownership interest in SemGroup, L.P. Mr. Kivisto disclaims beneficial ownership of the securities owned by SemGroup, L.P.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, SemGroup Holdings will own 8,155,194 subordinated units representing an aggregate 38.7% limited partner interest in us. In addition, our general partner will own a 2% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and liquidation of SemGroup Energy Partners, L.P. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our Parent and its subsidiaries for the contribution of the assets and liabilities to us	• 12,500,000 common units;

•	8,155,194 subordinated units;

•	421,535 general partner units (459,800 general partner units if the underwriters exercise their over-allotment option in full);

•	the incentive distribution rights; and

•	$137.5 million cash payment from the proceeds of borrowings under our $ million new five-year credit facility.

Operational Stage

Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions 98% to our unitholders pro rata, including our general partner and its affiliates, as the holders of 8,155,194 subordinated units, and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $0.6 million on their general partner units and $11.0 million on their subordinated units.

Payments to our general partner and its affiliates

We will reimburse our Parent for the payment of certain operating expenses and for the provision of various general and administrative services for our benefit. We have agreed to pay our Parent a fixed administrative fee of $5 million per year for certain general and administrative expenses for the first three years following completion of this offering. For further information regarding the reimbursement of these expenses, please see “—Omnibus Agreement—Reimbursement of General and Administrative Expenses.”

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please see “The Partnership Agreement—Withdrawal or Removal of the General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties have entered into or will enter into the various documents and agreements that will effect the offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

Omnibus Agreement

Prior to the closing of this offering, we will enter into the Omnibus Agreement with our Parent and our general partner that will address the reimbursement of our general partner for costs incurred on our behalf and indemnification matters. Any or all of the provisions of the Omnibus Agreement, other than the indemnification provisions described below, will be terminable by our Parent at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. The Omnibus Agreement will also terminate in the event of a change of control of us or our general partner.

Reimbursement of General and Administrative Expenses

Under the Omnibus Agreement, we will reimburse our Parent for the payment of certain operating expenses and for the provision of various general and administrative services for our benefit with respect to the assets contributed to us prior to the closing of this offering. Our Parent will perform centralized corporate functions for us, such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. We will pay our Parent a fixed administrative fee for providing general and administrative services to us, which is initially fixed at $5 million per year through             , 2010, subject to annual increases based on increases in the Consumer Price Index and subject to further increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of our conflicts committee. After             , 2010, our general partner will determine the general and administrative expenses to be allocated to us in accordance with our partnership agreement.

In addition, we anticipate that we will incur approximately $2.9 million of expenses each year relating to operating as a publicly held company, including costs relating to annual and quarterly reports, tax returns, audit services, Schedule K-1 preparation, investor relations, transfer agent and registrar fees and independent director compensation.

We will also be obligated to reimburse our Parent for operating expenses, which are not included in the $5.0 million annual fixed administrative fee, to the extent incurred by our Parent on our behalf. Such operating expenses primarily include compensation of operational personnel performing services for our benefit and the cost of their employee benefits and insurance coverage expenses our Parent incurs with respect to our business and operations.

Competition

Our Parent will not be restricted, under either our partnership agreement or the Omnibus Agreement, from competing with us. Our Parent may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.

Indemnification

Under the Omnibus Agreement, our Parent will indemnify us for five years after the closing of this offering against certain potential environmental claims, losses and expenses associated with the operation of the Crude Oil Business occurring before the closing date of this offering. Our Parent’s maximum liability for this indemnification obligation will not exceed $7.5 million and our Parent will not have any obligation under this indemnification until our aggregate losses exceed $250,000. We have agreed to indemnify our Parent against environmental liabilities relating to the Crude Oil Business arising or occurring after the closing date of this offering.

Additionally, our Parent will indemnify us for losses attributable to rights-of-way, certain consents or governmental permits and income taxes attributable to pre-closing operations. We will indemnify our Parent for all losses attributable to the post-closing operations of the Crude Oil Business. Our Parent’s obligations under this additional indemnification will survive for five years after the closing of this offering, except that the indemnification obligation with respect to income tax liabilities will terminate upon the expiration of the applicable statute of limitations.

Throughput Agreement

Prior to the closing of this offering, we will enter into the Throughput Agreement with our Parent. A substantial majority of our revenues will be derived from services provided to the crude oil purchasing, marketing and distribution operations of our Parent pursuant to this agreement. Please see “Business—Throughput Agreement” for a discussion of the Throughput Agreement.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including our Parent) on the one hand, and us and our limited partners, on the other hand. The directors and officers of SemGroup Energy Partners G.P., L.L.C. have fiduciary duties to manage our Parent and our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•

approved by the conflicts committee, which approval may be granted in advance of a known conflict, if such approval is contingent upon compliance with pre-approved, documented guidelines and procedures, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he or she is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others:

Our Parent is not limited in its ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which, in turn, could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the Omnibus Agreement between us and our Parent will prohibit our Parent from owning assets or engaging in businesses that compete directly or indirectly with us. In addition, our Parent may acquire, construct or dispose of additional midstream or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. Our Parent is a large, established participant in the midstream energy business, and has significantly greater resources and experience than we have, which factors may make it more difficult for us to compete with these entities with respect to commercial activities as well as for acquisition candidates. As a result, competition from these entities could adversely impact our results of operations and cash available for distribution.

Neither our partnership agreement nor any other agreement requires our Parent to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Our Parent’s directors have a fiduciary duty to make these decisions in the best interests of the owners of our Parent, which may be contrary to our interests.

Because the officers and certain of the directors of our general partner are also directors and/or officers of our Parent, such directors and officers have fiduciary duties to our Parent that may cause them to pursue business strategies that disproportionately benefit our Parent or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our Parent, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its right to make a determination to receive Class B units in exchange for resetting the target distribution levels related to its incentive distribution rights, its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We will have no employees and will rely on the employees of affiliates of our general partner.

All of our executive management personnel will be employees of our Parent and will devote a portion of their time to our business and affairs. We will also utilize a significant number of employees of our Parent to operate our business and provide us with general and administrative services for which we will reimburse our Parent for allocated expenses of operational personnel who perform services for our benefit and we will reimburse our Parent for allocated general and administrative expenses. Affiliates of our general partner and our Parent will also conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our Parent.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•

provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner acting in good faith and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or must be “fair and reasonable” to us, as determined by our general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please see “The Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	the amount of our borrowings;

•	the amount, nature and timing of our capital expenditures;

•	our issuance of additional units;

•	asset purchases, transfers and sales and other acquisitions and dispositions; and

•	the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business.

In addition, our general partner may use an amount equal to two times the amount needed to pay the minimum quarterly distribution on our units which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and the general partner and may facilitate the conversion of subordinated units into common units. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

Our general partner determines which costs incurred by our Parent are reimbursable by us.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. We will pay our Parent a fixed administrative fee for providing general and administrative services to us, which is initially fixed at $5.0 million per year through             , 2010, subject to annual increases based on increases in the Consumer Price Index and subject to further increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of our conflicts committee. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering will be the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please see “The Partnership Agreement—Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under the agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

The attorneys, independent accountants, and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue Class B units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of our general partner or our unitholders. This ability may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution amount. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our Class B units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new Class B units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please see “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights.”

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special provisions regarding affiliated transactions.    Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please see “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please see “The Partnership Agreement.”

Transfer Agent and Registrar

Duties.                          will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.    The transfer agent may resign by notice to us or may be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

The Longview system is, and any additional interstate pipelines that we acquire or construct may be, subject to rate regulation by FERC. Our general partner has the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s cost of service upon which tariffs may be established under FERC rate making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. If these tax certification procedures are implemented, transferees of common units will be required to certify, and our general partner, acting on our behalf, may at any time require each unitholder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

In the event that this notice is given by our general partner, which we refer to as a FERC Notice, transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a properly completed tax certification.

Following a FERC Notice, a transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a tax certification. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Following a FERC Notice, in addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a properly completed tax certification obtains only:

•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a limited partner in our partnership for the transferred common units.

As a result, following a FERC Notice, a purchaser or transferee of common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;

•	will not be allocated any of our income, gain, deduction, losses or credits for federal income tax or other tax purposes;

•	may not receive some federal income tax information or reports furnished to record holders of common units; and

•	will have no voting rights;

unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a tax certification as to itself and any beneficial holders.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please see “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•	with regard to the fiduciary duties of our general partner, please see “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please see “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please see “Material Tax Consequences.”

Organization and Duration

Our partnership was organized on February 22, 2007 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is to engage in any business activities that are approved by our general partner. Our general partner, however, may not cause us to engage in any business activities that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the midstream energy business, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers on behalf of the limited partners under, our partnership agreement.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please see “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units and Class B units, if any, voting as a class.

In voting their common, Class B and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please see “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please see “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please see “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please see “—Termination and Dissolution.”

Withdrawal of the general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2017 in a manner that would cause a dissolution of our partnership. Please see “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please see “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2017. Please see “—Transfer of General Partner Units.”

Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2017. Please see “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please see “—Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in Texas, Oklahoma, Kansas, Colorado and New Mexico and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their over-allotment option, the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.    No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 39.5% of the outstanding common and subordinated units.

No Unitholder Approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal, or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor the operating company, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable year and related changes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or the directors, officers, agents, or trustees of our general partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels;” or

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B units; and

•

any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

•

any amendment necessary to require limited partners to provide a statement, certification or other evidence to us regarding whether such limited partner is subject to United States federal income taxation on the income generated by us;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.    For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other similar transaction or event.

Pursuant to the terms of the limited liability company agreement of SemGroup Energy Partners G.P., L.L.C., our general partner will not be permitted to cause us, without the prior written approval of our Parent, to:

•	sell all or substantially all of our assets;

•	merge or consolidate;

•	dissolve or liquidate;

•	make or consent to a general assignment for the benefit of creditors;

•

file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code or otherwise seek such relief from debtors or protection from creditors; or

•	take various actions similar to the foregoing.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2017 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please see “—Transfer of General Partner Units” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please see “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Class B units, if any, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner and its affiliates will own approximately 39.5% of the outstanding common and subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for the transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner units to another person prior to June 30, 2017 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, our Parent may sell or transfer all or part of its membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2017, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after June 30, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please see “Material Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please see “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units and Class B units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of any common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Taxpaying Assignees; Redemption

The Longview system is, and any additional interstate pipelines that we acquire or construct may be, subject to rate regulation by FERC. Our general partner has the right under our partnership agreement to institute procedures, by giving notice to each of our unitholders, that would require transferees of common units and, upon the request of our general partner, existing holders of our common units to certify that they are Eligible Holders. The purpose of these certification procedures would be to enable us to utilize a federal income tax expense as a component of the pipeline’s cost of service upon which tariffs may be established under FERC rate making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by us or entities not subject to United States federal income taxation on the income generated by us, so long as all of the entity’s owners are subject to such taxation. If these tax certification procedures are implemented, transferees of common units will be required to certify and our general partner, acting on our behalf, may at any time require each unitholder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by us; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by us, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by us.

If, following institution of the certification procedures by our general partner, unitholders:

•	fail to furnish a transfer application containing the required certification;

•	fail to furnish a re-certification containing the required certification within 30 days after request; or

•	are unable to provide a certification to the effect set forth in one of the two bullet points in the second preceding paragraph; then we will have the right, which we may assign to any of our affiliates, to acquire all but not less than all of the units held by any such unitholder by giving written notice of redemption to such unitholder.

The purchase price in the event of such an acquisition for each unit held by such unitholder will be equal to the lesser of the price paid by such unitholder for the relevant unit and the current market price as of the date of redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state, or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship, or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship, or related status. If a limited partner fails to furnish information about his nationality, citizenship, or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a officer, director, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf on-site at our terminals and pipeline, and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and structuring fees. Please see “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, SemGroup Holdings will hold 8,155,194 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period, and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please see “The Partnership Agreement—Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and a structuring fee. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Our Parent, our partnership, our general partner, our operating company and the executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please see “Underwriting.”

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, as to all material tax matters and all legal conclusions, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to SemGroup Energy Partners, L.P. and our operating companies.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please see “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please see “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than             % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

(a)	Neither we nor the operating company has elected or will elect to be treated as a corporation; and

(b)	For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case, the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of SemGroup Energy Partners, L.P. will be treated as partners of SemGroup Energy Partners, L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of SemGroup Energy Partners, L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please see “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in SemGroup Energy Partners, L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in SemGroup Energy Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please see “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions.    We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions

for the year ended December 31,             , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be             % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than expected with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the minimum quarterly distribution on all units, yet we only distribute the minimum quarterly distribution on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units.    A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please see “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his “at risk” amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or “at risk” amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership (that is taxable as a partnership) will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future “reverse Section 704(c) allocations,” similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of common units in this offering, to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.    A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also see “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we were to elect a method other than the remedial method with respect to goodwill or going concern value (which we do not currently intend to do), Treasury Regulation Section 1.197-2(g)(3) would generally require that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill and going concern value, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the common unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. We do not expect Treasury Regulation Section 1.167(c)-1(a)(6) to apply to any of our property. However, if such regulation were to apply to our property and we were to elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we were to elect a method other than the remedial method with respect to a goodwill property (which we do not currently intend to do), the common basis of such property would not be amortizable. Please see “— Uniformity of Units.”

Although Baker Botts L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please see “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built–in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built–in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please see “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner. Please see “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Although we do not intend to do so in connection with this offering, our general partner may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill or going concern value immediately prior to any future offering. In such a case we may not be entitled to any amortization deductions with respect to any part of the value of goodwill or going concern value conveyed to us on formation or held by us at the time of any future offering. Please see “— Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please see “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.    A unitholder who sells any of his units, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to our assets, and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please see “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to our assets, and Treasury Regulation Section 1.197-2(g)(3). Please see “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please see “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “United States net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names SemGroup Energy Partners G.P., L.L.C. as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a United States person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelter,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.    If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, corporations and trusts that are in excess of $2 million in any single tax year, or in excess of $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please see “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We initially will own property or do business in a number of different states, including Texas, Oklahoma, Kansas, Colorado and New Mexico. Moreover, we may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you might be required to file income tax returns and to pay income taxes in many of the other jurisdictions in which we do business or own property, now or in the future, and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. In particular, in the case of Oklahoma, we are required to either report detailed tax information about our non-Oklahoma resident unitholders with an income in Oklahoma in excess of $500 to the taxing authority, or withhold an amount equal to 5% of the portion of our distributions to unitholders which is deemed to be the Oklahoma share of our income. Similarly, we are required to withhold Kansas income tax at a rate of 6.45% on each non-Kansas resident unitholder’s share of our taxable income that is attributable to Kansas (regardless of whether such income is distributed), unless the non-Kansas resident unitholder files a tax reporting affidavit with us which we, in turn, are required to file with the Kansas Department of Revenue. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please see “—Tax Consequences of Unit Ownership—Entity-Level Collections.”

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN SEMGROUP ENERGY PARTNERS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please see “Material Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified prohibited transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws; or

(b)	the entity is an “operating company,” (i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries).

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each of the underwriters named below has severally agreed to purchase, and the selling unitholder has agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Brothers Inc.
RBC Capital Markets Corporation
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Raymond James & Associates, Inc.
BOSC, Inc., a subsidiary of BOK Financial Corp.

Total	12,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of the prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $             per common unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per common unit on our sales to other dealers. If all of the common units are not sold at the initial offering price, the representative may change the public offering price and the other selling terms. The representative has advised us and the selling unitholder that the underwriters do not intend sales to discretionary accounts to exceed              % of the total number of our common units offered by them.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,875,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter shall purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment.

We, our general partner, our Parent, SemGroup Holdings and the executive officers and directors of our general partner have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of both Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dispose of or hedge or make any demand for or exercise any right to file or cause to be filed a registration statement with respect to the registration of any of our common units or any securities convertible into or exchangeable for our common units.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their joint discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have no present intent or arrangement to release any of the securities subject to these lock-up agreements. Factors in deciding whether to release these units may include the length of time before the particular lock-up expires, the number of common units involved, historical trading volumes of our common units, the reason for the requested release, market conditions and whether the person seeking the release is our officer, manager or affiliate.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

At our request, the underwriters have reserved up to       % of the common units for sale at the initial offering price to persons who are directors, officers and employees of our general partner, or who are otherwise associated with us through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units. The common units reserved for sale under the directed unit program will be subject to a 180 day lock-up agreement following this offering.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units will be determined by negotiations between us, the selling unitholder and the representative. Among the factors considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which our common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

The following table shows the underwriting discounts and commissions (excluding structuring fees) that we and the selling unitholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	Paid by Selling Unitholder		Paid by Us
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per common unit
Total

We estimate that the selling unitholder’s portion of the total expenses of this offering will be $        . The underwriters have agreed to reimburse the selling unitholder for certain expenses in an amount up to $            .

In addition, the selling unitholder will pay Citigroup Global Markets Inc. a structuring fee of approximately $             million for evaluation, analysis and structuring of our partnership.

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for our Parent for which they have received customary fees and expenses. The underwriters and their affiliates may in the future perform investment banking and advisory services for our Parent, us and our affiliates from time to time for which they may in the future receive customary fees and expenses. Affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC and BOSC, Inc., a subsidiary of BOK Financial Corp., are lenders under our Parent’s credit facility.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representative will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

We, our general partner and the selling unitholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because the National Association of Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us and the selling unitholder by Baker Botts L.L.P., Dallas, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements of SemGroup Energy Partners, L.P. Predecessor as of December 31, 2005 and December 31, 2006 and for each of the three years in the period ended December 31, 2006, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheets of SemGroup Energy Partners, L.P. as of February 28, 2007 and SemGroup Energy Partners G.P., L.L.C. as of February 28, 2007, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

SEMGROUP ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

The unaudited pro forma financial statements of SemGroup Energy Partners, L.P. (the “Partnership”) as of December 31, 2006 and the year ended December 31, 2006 are based on the historical balance sheet and results of operations of SemGroup Energy Partners, L.P. Predecessor (the “Predecessor”). Prior to the closing of the initial public offering of the Partnership, SemGroup Holdings, L.P. (“SemGroup Holdings”), a wholly-owned subsidiary of SemGroup, L.P. (“Parent”) will have contributed to the Partnership crude oil terminalling and storage facilities located in Oklahoma, Kansas and Texas with an aggregate of 6.7 million barrels of storage capacity, approximately 1,120 miles of crude oil gathering and transportation pipeline located in Oklahoma and Texas and approximately 200 owned or leased crude oil tanker trucks, which are collectively referred to as the “Crude Oil Business.” The Partnership will also enter into a crude oil transportation and storage agreement with Parent (the “Throughput Agreement”) pursuant to which the Partnership will provide crude oil gathering, transportation, terminalling and storage services to Parent, and an omnibus agreement (the “Omnibus Agreement”) pursuant to which the Partnership will pay Parent a fixed administrative fee, initially in the amount of $5 million per year, for the provision by Parent of various general and administrative services to the Partnership for three years following this offering. The unaudited pro forma financial statements of the Partnership have been derived from the historical financial statements of the Predecessor included elsewhere in this prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and with the historical financial statements and related notes of the Predecessor.

The unaudited pro forma financial statements reflect the following transactions:

•	the contribution by SemGroup Holdings of the Crude Oil Business to the Partnership;

•

the issuance by the Partnership of 421,535 general partner units and the incentive distribution rights to the Partnership’s general partner and 12,500,000 common units and 8,155,194 subordinated units to SemGroup Holdings;

•	the borrowing of $137.5 million under the Partnership’s new five-year credit facility and the distribution of the proceeds to SemGroup Holdings;

•	the execution of the Throughput Agreement; and

•	the execution of the Omnibus Agreement.

Certain adjustments are also made to reflect the offering by SemGroup Holdings of 12,500,000 common units for assumed proceeds of $250 million.

The unaudited pro forma balance sheet and results of operations were derived by adjusting the historical financial statements of the Predecessor to reflect the above transactions. The adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual effect of the above transactions will differ from pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

The unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Crude Oil Business had been contributed to the Partnership on the dates indicated or which would be obtained in the future.

SEMGROUP ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA BALANCE SHEET

December 31, 2006

	Predecessor Historical	Formation Transaction Adjustments		Partnership Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$137,500	(a)	$—
		(3,000	)(b)
		(134,500	)(c)
Accounts receivable, net	2,544	(2,544	)(d)	—
Other current assets	1,256	(1,256	)(d)	—

Total current assets	3,800	(3,800)		—

Property, plant and equipment, net of accumulated depreciation	93,304			93,304
Goodwill	6,340			6,340
Other assets, net	2,462	3,000	(b)	5,265
		(197	)(d)

Total assets	$105,906	$(997)		$104,909

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Book overdrafts	$87	$(87	)(d)	$—
Accounts payable	4,674	(4,674	)(d)	—
Accrued liabilities	1,183	(1,183	)(d)
Current portion of capital lease obligations	1,877			1,877

Total current liabilities	7,821	(5,944)		1,877

Long-term debt payable to Parent	31,191	(31,191	)(d)	—
Long-term debt	—	137,500	(a)	137,500
Long-term capital lease obligations	3,689			3,689

Division equity/partners’ capital
Division Equity	63,205	(134,500	)(c)	—
		33,138	(d)
		(250,000	)(e)
		288,157	(f)
Common unitholders		250,000	(g)	250,000
Subordinated unitholders		(273,957	)(f)	(273,957)
General partner interest		(14,200	)(f)	(14,200)

Total division equity/partners’ capital	63,205	(101,362)		(38,157)

Total liabilities and division equity/partners’ capital	$105,906	$(997)		$104,909

See accompanying notes to unaudited pro forma condensed financial statements.

SEMGROUP ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Year Ended December 31, 2006

	Predecessor Historical	Formation Transaction Adjustments		Partnership Pro Forma
	(in thousands, except per unit data)
Service revenues:
Third-party revenue	$28,839	$(12,691	) (h)	$16,148
Related party revenue	—	80,260	(i)	80,260

Total revenue	$28,839	$67,569		96,408
Expenses:
Operating	51,608	1,996	(j)	53,604
General and administrative	11,097	(6,097	) (k)	5,000

Total expenses	62,705	(4,101)		58,604

Operating income (loss)	(33,866)	71,670		37,804
Other (income) expenses:
Interest expense	1,989	10,204	(l)	11,053

Net income (loss)	$(35,855)	$61,466		$26,751

General partner’s interest in net income				$535

Limited partners’ interest in net income				$26,216

Net income per limited partner unit:
Common units				$1.35
Subordinated units				$1.15
Weighted average number of limited partner units outstanding:
Common units				12,500,000
Subordinated units				8,155,194

See accompanying notes to unaudited pro forma condensed financial statements.

SEMGROUP ENERGY PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Presentation and Other Transactions

The historical financial information is derived from the historical financial statements of the Predecessor of the Partnership. The pro forma adjustments have been prepared as if certain transactions to be effected prior to the closing of this offering had taken place on December 31, 2006, in the case of the pro forma balance sheet, or as of January 1, 2006, in the case of the pro forma statement of operations.

The unaudited pro forma financial statements reflect the following transactions:

•	the contribution by SemGroup Holdings of the Crude Oil Business to the Partnership;

•

the issuance by the Partnership of 421,535 general partner units and the incentive distribution rights to the Partnership’s general partner and 12,500,000 common units and 8,155,194 subordinated units to SemGroup Holdings;

•	the borrowing of $137.5 million under the Partnership’s new five-year credit facility and the distribution of the proceeds to SemGroup Holdings;

•	the execution of the Throughput Agreement; and

•	the execution of the Omnibus Agreement.

Upon completion of this offering, the Partnership anticipates incurring incremental general and administrative expenses of approximately $2.9 million per year. These estimated incremental expenses relate to being a publicly traded limited partnership and include costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. The unaudited pro forma financial statements do not reflect this anticipated incremental general and administrative expense.

2. Pro Forma Adjustments and Assumptions

(a)	Reflects $137.5 million of borrowings under the new five-year credit facility.

(b)	Reflects estimated debt issuance costs associated with the new credit facility.

(c)	Reflects the distribution of the borrowings under the new credit facility, net of debt issuance costs, to SemGroup Holdings.

(d)	Reflects assets and liabilities of the Predecessor that are not being contributed to the Partnership, including working capital and the elimination of debt payable to Parent.

(e)	Reflects the reduction in division equity as a result of the offering of common units by SemGroup Holdings, L.P. based on assumed offering proceeds of $250.0 million.

(f)	As a result of the adjustments reflected in (c), (d) and (e) above, division equity is $(288.2) million. The conversion to partners’ capital is allocated as follows:

•	$(274.0) million for 8,155,194 subordinated units; and

•	$(14.2) million for 421,535 general partner units.

(g)	Represents the allocation of equity to the common units based on assumed offering proceeds of $250.0 million.

(h)	Contracts relating to certain third-party storage services will be retained by the Predecessor and the Partnership will provide services to Parent relating to these contracts under the Throughput Agreement. Revenues associated with these services provided to Parent are reflected in adjustment (i).

(i)	Reflects the pro forma revenues pursuant to the terms of the Throughput Agreement. The Predecessor has historically been a part of the integrated operations of Parent, and the Predecessor did not record the revenue associated with the gathering, transportation, terminalling and storage services provided on an intercompany basis. The Predecessor recognized only the costs associated with providing such services. The adjustment is based on actual gathering, transportation, terminalling and storage services provided on an intercompany basis for the period presented at rates specified in the Throughput Agreement. The Throughput Agreement will have an initial term of seven years with additional automatic one-year renewals unless either party terminates the agreement upon one year’s prior notice.

(j)	The Predecessor’s incentive compensation has historically been paid based on EBITDA. Reflects adjustment of discretionary incentive compensation based on pro forma EBITDA.

(k)	Reflects adjustment of historically allocated general and administrative expenses to give effect to the fixed $5 million administrative fee specified in the Omnibus Agreement. Pro forma general and administrative expenses do not include incremental expenses that we will incur as a public company, which we anticipate will be approximately $2.9 million per year.

(l)	Reflects interest expense related to the borrowings under the new credit facility, related amortization of debt issuance costs described in (a) and (b) above and the commitment fee on the new $ million credit facility as though the borrowing occurred effective January 1, 2006, net of capitalized interest of $1.1 million and net of interest expense on debt payable to Parent as described in (d). Interest expense is calculated assuming an estimated annual interest rate of 8%. A one percentage point change in the interest rate would change pro forma interest expense by $1.4 million per year.

3. Pro Forma Net Income Per Limited Partner Unit

Pro forma net income per limited partner unit is determined by dividing the pro forma net income that would have been allocated in accordance with the net income and loss allocation provisions of the limited partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner’s interest in the pro forma net income (loss), by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, we assumed that (1) the minimum quarterly distribution was made to all common unitholders for each quarter during the periods presented and (2) the number of units outstanding were 12,500,000 common and 8,155,194 subordinated. All units were assumed to have been outstanding since January 1, 2006. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units of the Partnership. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the period.

Report of Independent Registered Public Accounting Firm

To the Partners of SemGroup Energy Partners, L.P. Predecessor

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in division equity, and of cash flows present fairly, in all material respects, the financial position of SemGroup Energy Partners L.P. Predecessor (the “Predecessor”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 7, 2007

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

BALANCE SHEETS

	As of December 31,
	2005	2006
	(in thousands)
ASSETS (collateral for Parent debt—see Note 5)
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $94 and $100 at December 31, 2005 and December 31, 2006, respectively	$2,100	$2,544
Other current assets	1,233	1,256

Total current assets	3,333	3,800

Property, plant and equipment, net of accumulated depreciation of $26,109 and $33,153 at December 31, 2005 and December 31, 2006, respectively	65,747	93,304
Goodwill	4,694	6,340
Other assets, net	197	2,462

Total assets (collateral for Parent debt—see Note 5)	$73,971	$105,906

LIABILITIES AND DIVISION EQUITY
Current liabilities:
Book overdrafts	$94	$87
Accounts payable	4,361	4,674
Accrued liabilities	809	1,183
Current portion of capital lease obligations	2,143	1,877

Total current liabilities	7,407	7,821

Long-term debt payable to Parent	31,191	31,191
Long-term capital lease obligations	5,515	3,689
Commitments and contingencies (Notes 8 and 9)

Division equity	29,858	63,205

Total liabilities and division equity	$73,971	$105,906

The accompanying notes are an integral part of these financial statements.

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006
	(in thousands)
Service revenue	$15,857	$20,361	$28,839
Expenses:
Operating	30,996	38,467	51,608
General and administrative	7,570	6,280	11,097

Total expenses	38,566	44,747	62,705

Operating loss	(22,709)	(24,386)	(33,866)

Other expenses:
Interest expense	1,973	2,597	1,989

Net loss	$(24,682)	$(26,983)	$(35,855)

The accompanying notes are an integral part of these financial statements.

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

STATEMENTS OF CHANGES IN DIVISION EQUITY

Division Equity
(in thousands)
Balance, December 31, 2003	$18,522
Contribution from Parent	27,417
Net loss	(24,682)

Balance, December 31, 2004	$21,257
Contribution from Parent	35,584
Net loss	(26,983)

Balance, December 31, 2005	$29,858
Contribution from Parent	69,202
Net loss	(35,855)

Balance, December 31, 2006	$63,205

The accompanying notes are an integral part of these financial statements.

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006
	(in thousands)
Cash flows from operating activities:
Net loss	$(24,682)	$(26,983)	$(35,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,353	6,554	8,597
(Gain) loss on sale of assets	(386)	115	405

Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	1,095	(741)	(444)
Decrease (increase) in other current assets	(70)	656	(23)
(Increase) in other assets	(126)	(1)	—
Increase in accounts payable	262	1,403	1,172
(Decrease) increase in accrued liabilities	(352)	149	374

Net cash used in operating activities	(17,906)	(18,848)	(25,774)

Cash flows from investing activities:
Acquisitions	—	—	(9,835)
Capital expenditures	(8,360)	(15,043)	(31,640)
Proceeds from sale of assets	249	97	146

Net cash used in investing activities	(8,111)	(14,946)	(41,329)

Cash flows from financing activities:
Increase (decrease) in book overdrafts	(60)	64	(7)
Payments on capital lease obligations	(1,340)	(1,854)	(2,092)
Contributions from Parent	27,417	35,584	69,202

Net cash used in financing activities	26,017	33,794	67,103

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Cash paid for interest, net of amount capitalized	1,973	2,597	1,989
Acquisition of property, plant and equipment under capital lease obligation	2,262	5,366	—
Changes in accounts payable related to purchases of property, plant and equipment	(100)	1,444	(859)

The accompanying notes are an integral part of these financial statements.

SEMGROUP ENERGY PARTNERS, L.P. PREDECESSOR

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

ORGANIZATION—SemGroup Energy Partners, L.P. Predecessor (the “Predecessor”) includes the assets, liabilities and results of operations of certain crude oil terminalling and storage and gathering and transportation operations of SemGroup, L.P. (“Parent”) held by SemGroup Holdings, L.P. (“SemGroup Holdings”) prior to their contribution by SemGroup Holdings to SemGroup Energy Partners, L.P. (the “Partnership”). The Partnership was formed in February 2007 as a Delaware master limited partnership initially to own, operate and develop a diversified portfolio of complementary midstream energy assets.

NATURE OF BUSINESS—The Predecessor conducts its operations in the United States primarily in Oklahoma, Kansas and Texas. The Predecessor provides integrated terminalling, storage, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil.

2. BASIS OF PRESENTATION

The accompanying financial statements and related notes present the Predecessor’s financial position as of December 31, 2005 and 2006, and the results of our operations, changes in division equity, and cash flows for the years ended December 31, 2004, 2005 and 2006.

The Predecessor’s accounting and financial reporting policies conform to accounting principles and practices generally accepted in the United States of America. The accompanying financial statements include the assets, liabilities and results of operations of certain terminalling, storage, gathering and transportation operations of the Predecessor that will be contributed to the Partnership prior to the closing of the Partnership’s initial public offering on a carve out basis. Specifically, the Predecessor’s terminalling, storage, gathering and transportation operations will be contributed to the Partnership and will include crude oil storage capacity located in Oklahoma, Kansas and Texas, pipelines that gather and transport crude oil in Oklahoma and Texas, and owned or leased crude oil transport trucks that gather and transport crude oil primarily in Oklahoma, Kansas and Texas. Working capital will not be contributed to, and debt payable to Parent will not be assumed by, the Partnership. All significant inter-company accounts and transactions have been eliminated in the preparation of the accompanying financial statements.

Throughout the periods covered by the financial statements, Parent has provided cash management services to the Predecessor through a centralized treasury system. As a result, all of the Predecessor’s charges and cost allocations covered by the centralized treasury system were deemed to have been paid to Parent in cash, during the period in which the cost was recorded in the financial statements. In addition, cash advances by Parent in excess of cash earned by the Predecessor are reflected as contributions from Parent in the statements of division equity. As a result of this accounting treatment, the Predecessor’s working capital does not reflect any affiliate accounts payable for personnel and services, and the Predecessor had a negative working capital balance of $4.1 million and $4.0 million at December 31, 2005 and 2006, respectively. See note 5 for discussion of the Predecessor debt payable to Parent.

The Predecessor has historically been a part of the integrated operations of Parent, and neither Parent nor the Predecessor recorded revenue associated with the terminalling, storage, gathering and transportation services provided on an intercompany basis. Parent and the Predecessor recognized only the costs associated with providing such services. Accordingly, revenues reflected in these financial statements only represent services provided to third parties.

The accompanying financial statements include allocated general and administrative charges from Parent for indirect corporate overhead to cover costs of functions such as legal, accounting, treasury, environmental safety, information technology and other corporate services. General and administrative charges allocated by Parent were $3.3 million, $2.5 million and $3.8 million for the years ended December 31, 2004, 2005 and 2006, respectively. Management believes that the allocated general and administrative expense is representative of the costs and expenses incurred by Parent for the Predecessor. See note 7 for discussion of the methods of allocation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. The Predecessor makes significant estimates including: (1) allowance for doubtful accounts receivable; (2) estimated useful lives of assets, which impacts depreciation; (3) estimated cash flows and fair values inherent in impairment tests under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”); (4) estimated fair value of assets and liabilities acquired and identification of associated intangible assets; (5) accruals related to revenues and expenses; and (6) liability and contingency accruals. Although the Predecessor’s management believes these estimates are reasonable, actual results could differ from these estimates.

ACCOUNTS RECEIVABLE—The majority of the Predecessor’s accounts receivable relate to its gathering and transportation activities. Accounts receivable included in the balance sheets are reflected net of the allowance for doubtful accounts.

The Predecessor reviews all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that the Predecessor expects will not be fully recovered. Although the Predecessor considers its allowance for doubtful trade accounts receivable to be adequate, there is no assurance that actual amounts will not vary significantly from estimated amounts. Following is a reconciliation of the changes in the Predecessor’s allowance for doubtful accounts balances (in thousands):

	December 31, 2004	December 31, 2005	December 31, 2006
Balance at beginning of period	$30	$108	$94
Applied to accounts receivable balances	—	(14)	(19)
Charged to expense	78	—	25

Balance at end of period	$108	$94	$100

OTHER CURRENT ASSETS—Other current assets consist of the following (in thousands):

	December 31, 2005	December 31, 2006
Prepaid insurance	$1,229	$1,252
Other prepayments and deposits	4	4

Total other current assets	$1,233	$1,256

PROPERTY, PLANT AND EQUIPMENT—Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in other income in the statements of operations.

Property, plant and equipment, net is stated at cost and consisted of the following (in thousands):

	Estimated Useful Lives (Years)	December 31, 2005	December 31, 2006
Land		$978	$1,003
Pipelines and facilities	15-25	27,711	29,333
Storage and terminal facilities	10-25	27,181	42,445
Transportation equipment, injection stations.	5-10	18,723	24,383
Office property and equipment and other	3-10	4,916	5,758
Construction-in-progress		12,347	23,535

Property, plant and equipment gross		91,856	126,457

Accumulated depreciation		(26,109)	(33,153)

Property, plant and equipment, net		$65,747	$93,304

Property, plant and equipment includes assets under capital lease of $8.1 million and $5.5 million, net of accumulated depreciation of $3.5 million and $4.7 million at December 31, 2005 and 2006, respectively.

Depreciation expense for the years ended December 31, 2004, 2005 and 2006 was $6.4 million, $6.6 million and $8.5 million, respectively.

The Predecessor calculates its depreciation using the straight-line method, based on estimated useful lives of its assets. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions, and supply and demand in the area. When assets are put into service, the Predecessor makes estimates with respect to useful lives and salvage values that it believes are reasonable. However, subsequent events could cause the Predecessor to change its estimates, thus impacting the future calculation of depreciation and amortization.

IMPAIRMENT OF LONG-LIVED ASSETS—Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” as amended. Under SFAS 144, assets are tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount the carrying value exceeds the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows. There were no asset impairments in the three year period ended December 31, 2006.

OTHER ASSETS—Other assets, net of accumulated amortization, consist of the following (in thousands):

	December 31, 2005	December 31, 2006
Customer relationships	$—	$1,858
Non-compete agreements	—	557
Deposits	72	71
Other	125	125

Other assets, gross	197	2,611
Accumulated amortization	—	(149)

Other assets, net	$197	$2,462

GOODWILL AND OTHER INTANGIBLES—Goodwill represents the excess of the cost of acquisitions over the amounts assigned to assets acquired and liabilities assumed. Goodwill is not amortized but is tested annually for impairment. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. The Predecessor has two reporting segments comprised of (i) its terminalling and storage operations and (ii) its gathering and transportation operations. All of the Predecessor’s goodwill is attributed to its gathering and transportation reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. Since adoption of SFAS 142, the Predecessor has not recognized any impairment of goodwill.

Acquired customer relationships and non-compete agreements are capitalized and amortized over useful lives ranging from 5 to 10 years using the straight-line method of amortization. Amortization of intangibles for the year ended December 31, 2006 was $0.1 million. No amortization expense was recorded for the years ended December 31, 2004 and 2005. An impairment loss is recognized for amortizable intangibles if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value.

The estimated aggregate amortization expense on amortizable intangible assets currently owned by the Predecessor is as follows (in thousands):

For twelve months ending:
December 31, 2007	$297
December 31, 2008	297
December 31, 2009	297
December 31, 2010	297
December 31, 2011	243
Thereafter	835

Total estimated aggregate amortization expense	$2,266

ENVIRONMENTAL MATTERS—Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

REVENUE RECOGNITION—The Predecessor’s revenues consist of (i) terminalling and storage revenues and (ii) gathering and transportation revenues.

Terminalling and storage revenues consist of (i) storage fees from actual storage used on a month-to-month basis; (ii) storage fees resulting from short-term and long-term contracts for committed space that may or may not be utilized by the customer in a given month; and (iii) terminal throughput charges to pump crude oil to connecting carriers. Terminal throughput charges are recognized as the crude oil exits the terminal and is delivered to the connecting crude oil carrier or third-party terminal. Storage revenues are recognized as the services are provided and the amounts earned. All terminalling and storage revenues are based on actual volumes and rates.

Gathering and transportation revenues consist of fees recognized for the gathering of crude oil for our customers and the transportation of the crude oil to refiners, to common carrier pipelines for ultimate delivery to refiners or to terminalling and storage facilities owned by the Predecessor and others. Revenue for the gathering and transportation of crude oil is recognized when the service is performed and is based upon regulated and non-regulated tariff rates and the related transport volumes.

INCOME AND OTHER TAXES—Parent and the Predecessor are not subject to federal income taxes. As a result, their earnings or losses for federal income tax purposes have been included in the tax returns of their individual partners or owners.

4. ACQUISITIONS

On June 30, 2006, Parent completed the acquisition of the assets of Big Tex Crude Oil Company (“Big Tex”), a crude oil gathering, transportation and marketing company located in Abilene and Midland, Texas, and in Hobbs, New Mexico, for total consideration of approximately $15.5 million. Assets from this acquisition assigned to the Predecessor totaled $9.8 million, consisting primarily of equipment, vehicles and intangibles related to customer relationships and non-compete agreements, including goodwill of $1.6 million and intangibles of $2.4 million.

5. LONG TERM DEBT PAYABLE TO PARENT

Borrowings associated with Parent’s acquisition of the Predecessor in 2000 were allocated to the Predecessor and are reported as long term debt payable to Parent. At December 31, 2005 and 2006, debt payable to parent totaled $31.2 million. This debt includes interest and other terms generally consistent with Parent’s working capital facility. Interest is payable quarterly at the prime rate plus 0.25% (8.50% at December 31, 2006) and all borrowings are due and payable in October, 2010. Interest expense on the note was $1.6 million, $2.1 million and $1.4 million for the years ended December 31, 2004, 2005 and 2006, respectively, net of capitalized interest of $0.0, $0.3 million and $1.1 million for the same periods, respectively.

Generally, all assets of Parent, including the assets of the Predecessor, are pledged as collateral on substantially all of Parent’s debt. Payment of the debt of Parent is not dependent upon the cash flows of the Predecessor.

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

ONEOK Field Services accounted for 11%, and Duke Energy Field Services accounted for 10%, of the Predecessor’s revenues for the year ended December 31, 2004, respectively. Nexen Marketing USA, Inc. accounted for 14% of the Predecessor’s revenues for the year ended December 31, 2006. No other customers accounted for 10% or more of the Predecessor’s revenues during each of the years ended December 31, 2004, 2005 and 2006. The majority of the revenues from Nexen Marketing USA, Inc. and Oneok Field Services pertain to the Predecessor’s gathering, transportation and storage operations. The Predecessor believes that a loss of these customers would have only a short-term impact on its operating results. There can be no assurance, however, that the Predecessor would be able to identify and access a replacement market at comparable margins.

Financial instruments that potentially subject the Predecessor to concentrations of credit risk consist principally of trade receivables. The Predecessor’s accounts receivable are primarily from purchasers and shippers of crude oil. This industry concentration has the potential to impact the Predecessor’s overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry or other conditions. The Predecessor reviews credit exposure and financial information of its counterparties and generally require letters of credit for receivables from customers that are not considered creditworthy, unless the credit risk can otherwise be reduced.

7. RELATED PARTY TRANSACTIONS

The Predecessor has a storage agreement with an entity owned by a unitholder of its general partner under which the Predecessor recognized $0.5 million and $0.7 million in storage revenue during the years ended December 31, 2005 and 2006, respectively. The Predecessor made no sales to this entity in the year ended December 31, 2004. At December 31, 2006, nothing was due from this entity.

The employees supporting the Predecessor’s operations are employees of Parent. The Predecessor’s financial statements include costs allocated to it by Parent for centralized general and administrative services performed by Parent, as well as depreciation of assets utilized by Parent’s centralized general and administrative functions. Costs allocated to the Predecessor were based on identification of Parent’s resources which directly benefit the Predecessor and its proportionate share of costs based on the Predecessor’s estimated usage of shared resources and functions. Costs were allocated to the Predecessor based on its proportionate share of Parent’s headcount, compensation expense, net revenues or square footage as appropriate for the nature of the charge. All of the allocations are based on assumptions that the Partnership’s management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Predecessor had been operated as a stand-alone entity. See note 5 for a discussion of debt payable to the Parent.

8. COMMITMENTS AND CONTINGENCIES

The Predecessor leases certain real property, equipment and operating facilities under various operating and capital leases. It also incurs costs associated with leased land, rights-of-way, permits and regulatory fees, the contracts for which generally extend beyond one year but can be cancelled at any time should they not be required for operations. Future non-cancellable commitments related to these items at December 31, 2006, are summarized below (in thousands):

	Capital Leases	Operating Leases
For twelve months ending:
December 31, 2007	$2,306	$1,601
December 31, 2008	2,011	1,596
December 31, 2009	1,487	1,499
December 31, 2010	604	1,319
December 31, 2011	1	826
Thereafter	—	—

Total future minimum lease payments	6,409	$6,841

Less amount representing interest	(843)

Net future minimum lease payments	5,566
Less current portion	$(1,877)

	$3,689

Rental expense related to leases was $0.3 million, $0.5 million and $1.3 million for each of the years ended December 31, 2004, 2005 and 2006, respectively.

The Predecessor is from time to time subject to various legal actions and claims incidental to its business, including those arising out of employment-related matters. The Predecessor believes that these routine legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows of the Predecessor. Once the Predecessor determines that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to its estimate of the likely exposure. The Predecessor did not have an accrual for legal settlements as of December 31, 2005 and 2006.

9. ENVIRONMENTAL REMEDIATION

The Predecessor maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles and retention levels that the Predecessor considers reasonable and not excessive. Consistent with insurance coverage generally available in the industry, in certain circumstances the Predecessor’s insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences. Although the Predecessor maintains a program designed to prevent and, as applicable, to detect and address such releases promptly, damages and liabilities incurred due to environmental releases from its assets may substantially affect its business.

At December 31, 2005 and 2006, the Predecessor was not aware of any existing conditions that may cause it to incur significant expenditures in the future for the remediation of existing contamination. As such, the Predecessor has not reflected in the accompanying financial statements any liabilities for environmental obligations to be incurred in the future based on existing contamination. Changes in the Predecessor’s estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

10. OPERATING SEGMENTS

The Predecessor’s operations consist of two operating segments: (i) terminalling and storage services and (ii) gathering and transportation services.

TERMINALLING AND STORAGE SERVICES—The Predecessor provides crude oil terminalling and storage services at its terminalling and storage facilities located in Oklahoma, Kansas and Texas.

GATHERING AND TRANSPORTATION SERVICES—The Predecessor owns and operates two pipeline systems, the Mid-Continent system and the Longview system, that gather crude oil purchased by Parent and its other customers and transport it to refiners, to common carrier pipelines for ultimate delivery to refiners or to terminalling and storage facilities owned by the Predecessor and others. The Predecessor refers to its gathering and transportation system located in Oklahoma and the Texas Panhandle as the Mid-Continent system. It refers to its second gathering and transportation system, which is located in Texas, as the Longview system. In addition to its pipelines, the Predecessor uses its owned and leased tanker trucks to gather crude oil for Parent and its other customers at remote wellhead locations generally not covered by pipeline and gathering systems and to transport the crude oil to aggregation points and storage facilities located along pipeline gathering and transportation systems. In connection with its gathering services, the Predecessor also provides a number of producer field services, ranging from gathering condensates from natural gas companies to hauling produced water to disposal wells.

The Predecessor’s management evaluates performance based upon segment operating margin, which includes revenues from affiliates and external customers and operating expenses excluding depreciation. The non-GAAP measure of operating margin (in the aggregate and by segment) is presented in the following table. The Predecessor computes the components of operating margin by using amounts that are determined in accordance with GAAP. A reconciliation of operating margin to operating loss, which is its nearest comparable GAAP financial measure, is included in the following table. The Predecessor believes that investors benefit from having access to the same financial measures being utilized by management. Operating margin is an important measure of the economic performance of the Predecessor’s core operations. This measure forms the basis of the Predecessor’s internal financial reporting and is used by its management in deciding how to allocate capital resources between segments. Operating loss, alternatively, includes expense items, such as depreciation and amortization and general and administrative expenses, which management does not consider when evaluating the core profitability of an operation.

The following table reflects certain financial data for each segment for the periods indicated:

	Terminalling and Storage	Gathering and Transportation	Total
	(in thousands)
Twelve Months Ended December 31, 2004
Service revenue:
Non-affiliate third-party revenue	$2,566	$13,291	$15,857
Affiliate third-party revenue	—	—	—

Total revenue for reportable segments	2,566	13,291	15,857
Operating expenses (excluding depreciation)	1,188	23,455	24,643

Operating margin (excluding depreciation)	1,378	(10,164)	(8,786)

Depreciation and amortization	1,400	4,953	6,353
General and administrative expenses	666	6,904	7,570

Operating loss	(688)	(22,021)	(22,709)

Additions to long-lived assets	3,873	6,649	10,522
Total assets	11,169	47,629	58,798

Twelve Months Ended December 31, 2005
Service revenue:
Non-affiliate third-party revenue	$3,477	$16,394	$19,871
Affiliate third-party revenue	490	—	490

Total revenue for reportable segments	3,967	16,394	20,361
Operating expenses (excluding depreciation)	1,590	30,323	31,913

Operating margin (excluding depreciation)	2,377	(13,929)	(11,552)

Depreciation and amortization	1,793	4,761	6,554
General and administrative expenses	554	5,726	6,280

Operating income (loss)	30	(24,416)	(24,386)

Additions to long-lived assets	11,339	10,514	21,853
Total assets	27,007	46,964	73,971

Twelve Months Ended December 31, 2006
Service revenue:
Non-affiliate third-party revenue	$8,345	$19,764	$28,109
Affiliate third-party revenue	730	—	730

Total revenue for reportable segments	9,075	19,764	28,839
Operating expenses (excluding depreciation)	2,334	40,677	43,011

Operating margin (excluding depreciation)	6,741	(20,913)	(14,172)

Depreciation and amortization	2,160	6,437	8,597
General and administrative expenses	997	10,100	11,097

Operating income (loss)	3,584	(37,450)	(33,866)

Additions to long-lived assets	22,586	13,969	36,555
Total assets	36,048	69,858	105,906

11.	RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued SFAS 123(R), Share-Based Payment, a revision of SFAS 123, Accounting for Stock-Based Compensation. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services by requiring a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Predecessor adopted this statement effective January 1, 2006. The adoption of this standard did not have a material impact on the Predecessor’s financial statements.

In September 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF Issue No. 04-13 requires that purchases and sales of inventory with the same counterparty in the same line of business should be accounted for as a single non-monetary exchange, if entered into in contemplation of one another. The consensus is effective for inventory arrangements entered into, modified or renewed in interim or annual reporting periods beginning after March 15, 2006. The Predecessor adopted this issue effective April 1, 2006. The adoption of EITF Issue No. 04-13 did not have a material impact on the Predecessor’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Predecessor is currently assessing the impact, if any, SFAS 157 will have on its financial position, results of operations or cash flows.

Report of Independent Registered Public Accounting Firm

To all Partners of SemGroup Energy Partners, L.P.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of SemGroup Energy Partners, L.P. (the “Partnership”) at February 28, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 7, 2007

SEMGROUP ENERGY PARTNERS, L.P.

BALANCE SHEET

February 28, 2007

ASSETS
Current assets
Cash	$1,000

Total Assets	$1,000

PARTNERS’ EQUITY
Limited partners’ equity	$980
General partner’s equity	20

Total partners’ equity	$1,000

See accompanying note to balance sheet.

SEMGROUP ENERGY PARTNERS, L.P.

NOTE TO BALANCE SHEET

1. Nature of Operations

SemGroup Energy Partners, L.P. (the “Partnership”) is a Delaware limited partnership formed on February 22, 2007 to acquire the assets of SemGroup Energy Partners, L.P. Predecessor.

The Partnership intends to issue 12,500,000 common units, representing limited partnership interests in the Partnership, and 8,155,194 subordinated units, representing additional limited partnership interests in the Partnership, to SemGroup Holdings, L.P. and 421,535 units representing a 2% general partner interest in the Partnership to SemGroup Energy Partners G.P., L.L.C. SemGroup Holdings, L.P. intends to subsequently offer 12,500,000 common units pursuant to a public offering.

SemGroup Energy Partners G.P., L.L.C., as general partner, contributed $20 and SemGroup Holdings, L.P., as limited partner, contributed $980 to the Partnership on February 22, 2007. There have been no other transactions involving the Partnership as of February 28, 2007.

Report of Independent Registered Public Accounting Firm

To the Member of SemGroup Energy Partners G.P., L.L.C.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of SemGroup Energy Partners G.P., L.L.C. (the “Company”) at February 28, 2007 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 7, 2007

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

BALANCE SHEET

February 28, 2007

ASSETS
Current assets
Cash	$980
Investment in SemGroup Energy Partners, L.P.	20

Total Assets	$1,000

MEMBER’S EQUITY
Member’s equity	$1,000

Total member’s equity	$1,000

See accompanying note to balance sheet.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

NOTE TO BALANCE SHEET

1. Nature of Operations

SemGroup Energy Partners G.P., L.L.C. (the “General Partner”) is a single member Delaware limited liability company, formed on February 22, 2007 to become the general partner of SemGroup Energy Partners, L.P. (the “Partnership”). The General Partner is an indirect wholly-owned subsidiary of SemGroup, L.P. The General Partner owns a 2% general partner interest in the Partnership.

On February 22, 2007, SemGroup, L.P. and its subsidiaries contributed $1,000 to the General Partner in exchange for a 100% ownership interest.

The General Partner has invested $20 in the Partnership. There have been no other transactions involving the General Partner as of February 28, 2007.

Appendix A

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

SEMGROUP ENERGY PARTNERS, L.P.

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF SEMGROUP ENERGY PARTNERS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SEMGROUP ENERGY PARTNERS, L.P. dated as of                     , 2007, is entered into by and between SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company, as the General Partner, and SemGroup Holdings, L.P., a Delaware limited partnership, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity or earnings of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under

Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of Class B Units” has the meaning assigned to such term in Section 5.11.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or managers of a corporation or limited liability company or the board of directors or board of managers of the general partner of a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit, an Incentive Distribution Right or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream assets or other assets that produce “qualifying income” as defined by Section 7704 of the Code) or (c) capital contributions by a Group Member to a Person in which a Group Member has an equity interest to fund such Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new, capital assets (including pipelines, terminals, tankage, tanker trucks, docks, truck racks and other storage, distribution or transportation facilities and related or similar midstream assets or other assets that produce “qualifying income” as defined by Section 7704 of the Code) by such Person, in each case if such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or earnings of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or revenues of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” initially means (a) with respect to a Contributed Property, the Agreed Value of such property as of the time of Contribution, and (b) with respect to any other Partnership property, the initial adjusted tax basis of such property for federal income tax purposes as of the time of its acquisition by the Partnership. The initial Carrying Value of any property shall thereafter be (i) reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (ii) adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

“Class B Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement.

“Closing Date” means the first date on which Common Units are sold by SemGroup Holdings to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service following construction and testing.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit or Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution and Conveyance Agreement, dated as of                     , 2007, among SemGroup Holdings, the General Partner, the Partnership, the Operating Company

and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Converted Common Units” has the meaning assigned to such term in Section 6.1(d)(x)(B).

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Eligible Holder” means a Person either (a) subject to United States federal income taxation on the income generated by the Partnership or (b) in the case of entities that are pass through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by the Partnership.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt or equity, as the case may be, issued to finance the construction or development of a Capital Improvement.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 16.1 that the Partnership is implementing procedures pursuant to this Agreement to require a Limited Partner or a transferee of a Limited Partner Interest to certify that such Person is a Eligible Holder.

“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x).

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“First Target Distribution” means $0.3881 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on                     , 2007, it means the product of $0.3881 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is         ), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means SemGroup Energy Partners, G.P., L.L.C., a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.11.

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partner” means the Organizational Limited Partner, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(a) in connection with the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; or (e) corporate reorganizations or restructurings.

“Issue Price” means the price at which a Unit is purchased pursuant to the Underwriting Agreement, net of any sales commission or underwriting discount.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or revenues of the Partnership Group.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.3375 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on                     , 2007, it means the product of $0.3375 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is             ), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“New SemCrude LLC” has the meaning assigned to such term in Section 5.2(a).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted limited partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the                     , 2007, among SemGroup, L.P., SemManagement, L.L.C., the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.

“Operating Company” means SemGroup Energy Partners Operating, L.L.C., a Delaware limited partnership, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures, including, but not limited to, taxes, reimbursements of the General Partner in accordance with this Agreement, interest payments, repayment of Working Capital Borrowings, Maintenance Capital Expenditures and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:

(a) repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures consist of both Maintenance Capital Expenditures and Expansion Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the portion consisting of Maintenance Capital Expenditures and the portion consisting of Expansion Capital Expenditures.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) an amount equal to two times the amount needed for any one Quarter for the Partnership to pay a distribution on all Units, the General Partner Units and the Incentive Distribution Rights at the same per Unit amount as was distributed immediately preceding the date of determination (or with respect to the period commencing on the Closing Date and ending on                     , 2007, it means the product of (x) $1.35 multiplied by (y) a fraction of which the numerator is the number of days in such period and the denominator is             multiplied by (z) the number of Units and General Partner Units Outstanding on the Record Date with respect to such period), (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and provided that cash receipts from the termination of a Commodity Hedge Contract or interest rate swap prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Commodity Hedge Contract or interest rate swap), (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of distributions paid on equity issued in connection with the construction or development of a Capital Improvement or replacement asset and paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the construction or development of a Capital Improvement or replacement asset for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means SemGroup Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means SemGroup Energy Partners, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10 or Section 4.12.

“Registration Statement” means the Registration Statement on Form S-1 as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Reset MQD” has the meaning assigned to such term in Section 5.11(e).

“Reset Notice” has the meaning assigned to such term in Section 5.11(b).

“Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

“Second Target Distribution” means $0.4219 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on                     , 2007, it means the product of $0.4129 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is             ), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“SemGroup Holdings” has the meaning assigned to such term in Section 5.3(a).

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit or Class B Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of:

(a) the first day of any Quarter beginning after June 30, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise; and

(c) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Target Distribution” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Taxation Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.

“Third Target Distribution” means $0.5063 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on                     , 2007, it means the product of $0.5063 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is         ), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Throughput Agreement” means that certain Throughput Agreement, dated as of                     , 2007, among SemGroup, L.P., SemCrude, L.P., Eaglwing, L.P., the Partnership and New SemCrude LLC, as such may be amended, supplemented or restated from time to time.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of                     , 2007 among the Underwriters, SemGroup Holdings, the Partnership, the General Partner, the Operating Company and other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class.

“Unitholders” means the holders of Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional Working Capital Borrowings.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of SemGroup Energy Partners, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.

The name of the Partnership shall be “SemGroup Energy Partners, L.P.”. The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by, the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K);

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units, Subordinated Units or Class B Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General

Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units or Class B Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units or Class B Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9 and Section 4.11, the General Partner shall not recognize any transfer of Limited Partner Interests until (i) the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer;

provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.

(d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to June 30, 2017, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after June 30, 2017, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights.

Prior to June 30, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2017 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2017, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Class B Units issued pursuant to Section 5.11, or the transfer of Common Units issued upon conversion of the Class B Units, shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(d) below, and notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

(d) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e).

(e) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SEMGROUP ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SEMGROUP ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SEMGROUP ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). SEMGROUP ENERGY PARTNERS G.P., L.L.C., THE GENERAL PARTNER OF SEMGROUP ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SEMGROUP ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A

CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests; provided, however, that such Non-citizen Assignee shall continue to receive allocations and distributions until the date fixed for redemption of such Limited Partner Interests (if applicable) pursuant to Section 4.10(a)(i).

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who

furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11 Taxation Certifications; Ineligible Assignees.

(a) Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.12.

(b) The General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.12. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of an Ineligible Assignee and, thereupon, the General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee’s Limited Partner Interests; provided, however, that such Ineligible Assignee shall continue to receive allocations and distributions until the date fixed for redemption of such Limited Partner Interests (if applicable) pursuant to Section 4.12(a)(i).

(c) Following a FERC Notice, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.

(d) Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(e) At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.12, such Ineligible Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Assignee shall be admitted as a Limited Partner and shall no longer constitute a Ineligible Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee’s Limited Partner Interests.

Section 4.12 Redemption of Partnership Interests of Ineligible Assignees.

(a) If at any time following a FERC Notice, a transferee of a Limited Partner Interest fails to furnish the General Partner a Taxation Certification in the manner specified in Section 4.5(b) or any Limited Partner fails to furnish the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.11(b), of if upon receipt of such Taxation Certification or other information the General Partner determines that a Limited Partner or transferee is not an Eligible Holder, the Partnership may redeem the Limited Partner Interest of such Limited Partner or transferee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (A) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests and (B) the price paid for such Limited Partner Interests by the Limited Partner or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or transferee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.12 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.

(c) Nothing in this Section 4.12 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and each of the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. On                     , 2007, pursuant to the Contribution Agreement, the interest of the Organizational Limited Partner shall be partially redeemed in exchange for the return the initial Capital Contribution of the Organizational Limited Partner. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2 Contributions by the General Partner.

(a) On                     , 2007 and pursuant to the Contribution Agreement, the General Partner shall contribute to the Partnership, as a Capital Contribution, a 2% interest in SemGroup Energy Partners, L.L.C., a Delaware limited liability company (“New SemCrude LLC”), in exchange for (i) 421,535 General Partner Units representing a continuation of its 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement and (ii) the Incentive Distribution Rights.

(b) Upon the issuance of additional Common Units pursuant to the Over-Allotment Option, the Partnership will issue to the General Partner that number of additional General Partner Units equal to 2/98ths of the number of Common Units so issued pursuant to the Over-Allotment Option, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance.

(c) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued pursuant to the Over-Allotment Option, the Common Units and Subordinated Units issued pursuant to Section 5.3(a), any Class B Units issued pursuant to Section 5.11 and any Common Units issued upon conversion of Class B Units), the General Partner may, in exchange for a proportionate number of General Partner Units with rights to allocations and distributions that correspond to those applicable to such additional

Limited Partner Interests, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Contributions by Initial Limited Partners.

(a) On                     , 2007 and pursuant to the Contribution Agreement, SemGroup Holdings, L.P., a Delaware limited partnership (“SemGroup Holdings”), shall contribute to the Partnership, as a Capital Contribution, a 98% interest in New SemCrude LLC in exchange for 12,500,000 Common Units and 8,155,194 Subordinated Units.

(b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(c) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the 12,500,000 Common Units issued to SemGroup Holdings pursuant to Section 5.2, (ii) the “Option Units” as such term is used in the Underwriting Agreement in an aggregate number up to 1,875,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (iii) the 8,155,194 Subordinated Units issued to SemGroup Holdings pursuant to Section 5.2 and (iv) the Incentive Distribution Rights.

Section 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the General Partner Units issued to the General Partner pursuant to Section 5.2(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.2(a), which shall be deemed to equal the product of the number of General Partner Units issued to the General Partner pursuant to Section 5.2(a) and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each General Partner Unit shall equal the Initial Unit Price for each Common Unit). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to SemGroup Holdings pursuant to Section 5.3(a) shall equal the Net Agreed Value of the Capital Contribution specified in Section 5.3(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to SemGroup Holdings pursuant to Section 5.3(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial

Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the Underwriters pursuant to Section 5.3(b) shall equal the product of the number of Common Units so issued to the Underwriters and the Initial Unit Price for each such Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all cash and the Net Agreed Value of any property contributed made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any

Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c)(i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove. Immediately after the issuance of Class B Units to the holder of the Incentive Distribution Rights pursuant to Section 5.11, the entire Capital Account balance of such holder with respect to its Incentive Distribution Rights immediately prior to such issuance shall (A) first, be allocated to (and will constitute such holder’s initial Capital Account balance in respect of) the Class B Units issued in an amount equal to the product of (x) the number of such Class B Units to be issued and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will constitute such holder’s Capital Account balance with respect to the Incentive Distribution Rights retained by such holder.

(d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Class B units pursuant to Section 5.11 or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Class B Units pursuant to Section 5.11 and the conversion of Class B Units into Common Units pursuant to the terms of this Agreement, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (v) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

(b) Notwithstanding Section 5.7(a) above, the Subordination Period shall terminate and all Outstanding Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2008 in respect of which:

(i) distributions of Available Cash from Operating Surplus under Section 6.4 in respect of all Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units, Subordinated Units and General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such period;

(ii) the Adjusted Operating Surplus generated during the four-Quarter period immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Common Units, Subordinated Units and General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Basis; and

(iii) there are no Cumulative Common Unit Arrearages.

(c) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

(d) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) and Section 6.7(c).

Section 5.8 Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.11 Issuance of Class B Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Class B Units derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Class B Units determined by such quotient is referred to herein as the “Aggregate Quantity of Class B Units”). Upon the issuance of such Class B Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such Class B Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Class B Units and General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Class B Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of Class B Units and related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership shall issue Certificates for the Class B Units to the holder or holders of the Incentive Distribution Rights; provided, however, that the issuance of Class B Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded have not approved the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Securities having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of Class B Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Securities into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Class B Units or other Partnership Securities pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Any holder of Class B Units shall have the right to elect, by giving written notice to the General Partner, to convert all or a portion of the Class B Units held by such holder, at any time following the first anniversary of the issuance of such Class B Units, into Common Units on a one-for-one basis, such conversion to be effective on the second Business Day following the General Partner’s receipt of such written notice.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Sections

5.5(b) and (d)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the General Partner and the Unitholders, in proportion to, and until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to, the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in proportion to, and until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to, the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized, such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to the General Partner and to all Unitholders holding Common Units, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Class B Unit, to the General Partner and to all Unitholders holding Class B Units, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Class B Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i) with respect to such Class B Unit for such Quarter;

(D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, to the General Partner and to all Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(E) Fifth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(G) Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv); and

(H) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (H).

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, to the General Partner and to all Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to the General Partner and to the Class B Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Class B Unit then Outstanding has been reduced to zero;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to the General Partner pursuant to subclause (x) of this clause (B) until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

(D) Fourth, the balance, if any, 100% to the General Partner.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) 100% less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product obtained by multiplying (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) 100% less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii) and Section 6.1(d)(x)(A), or all or a portion of the Partnership’s items of loss and deduction, shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases, or an amount of loss and deduction, as the case may be, the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f).

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(C) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) In accordance with Treasury Regulation Section 1.1245-1(e), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on                     , 2007, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:

(i) First, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the General Partner and the Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and all Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units and Class B Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

(d) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holders of Class B Units shall have all the rights and obligations of a Unitholder holding Common Units; provided, however, that immediately upon the conversion of Class B Units into Common Units pursuant to Section 5.11, the Unitholders holding a Class B Unit shall possess all the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class B Units shall remain subject to the provisions of Sections 6.1(d)(x)(B) and 6.7(e).

(e) The holder or holders of Common Units resulting from the conversion pursuant to Section 5.11(f) of any Class B Units pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of

Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9 Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual tax liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants, appreciation rights and tracking and phantom interests relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Throughput Agreement, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Subject to the limitations contained in the Omnibus Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee. Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.

(c) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired pursuant to the Contribution Agreement and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement or the Throughput Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10 or Section 4.12, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify all Holders of such proposal and use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request;

provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or any free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable year other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable year of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, SemGroup Holdings and the Underwriters as described in Article V, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

(b) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9 or Section 4.11, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9, and the rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 4.11.

(c) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(d) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.2 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on June 30, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2017, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units and Class B Units, if any, voting as a single class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the (x) quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) `the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.

Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the

Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator.

Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units, Class B Units (if any), and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units, Class B Units (if any),

and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the

Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Securities pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Securities have received Special Approval;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General partner shall approve the Merger Agreement, which shall set forth:

(i) name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Articles of Conversion.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or articles of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the articles of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries.

Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.8 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereto.

Section 16.9 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

SEMGROUP HOLDINGS, L.P.

By:	SemGroup Holdings G.P., L.L.C. its general partner

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.2(a) hereof.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By:
Name:
Title:

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

SemGroup Energy Partners, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

SemGroup Energy Partners, L.P.

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), SemGroup Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 6120 South Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SEMGROUP ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SEMGROUP ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SEMGROUP ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). SEMGROUP ENERGY PARTNERS G.P., L.L.C., THE GENERAL PARTNER OF SEMGROUP ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF SEMGROUP ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

EXHIBIT A-1

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	SemGroup Energy Partners, L.P.

	By:	SemGroup Energy Partners G.P., L.L.C.

Countersigned and Registered by:

[ ]

By:
as Transfer Agent and Registrar	Name:

By:	By:
Authorized Signature		Secretary

EXHIBIT A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT

TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)

JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

EXHIBIT A-3

ASSIGNMENT OF COMMON UNITS OF

SEMGROUP ENERGY PARTNERS, L.P.

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of SemGroup Energy Partners, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT A-4

Appendix B

GLOSSARY OF TERMS

Adjusted operating surplus: With respect to any period, generated operating surplus with respect to such period as adjusted to:

(a)	decrease operating surplus by:

(1) any net increase in working capital borrowings with respect to that period; and

(2) any net decrease in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

(b)	increase operating surplus by:

(1) any net decrease in working capital borrowings with respect to that period; and

(2) any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus does not include the portion of operating surplus described in subpart (a)(1) of the definition of “operating surplus” in this Appendix B.

Available cash: With respect to any quarter ending prior to liquidation:

(a)	the sum of:

(1) all cash and cash equivalents of SemGroup Energy Partners, L.P. and its subsidiaries on hand at the end of that quarter; and

(2) all additional cash and cash equivalents of SemGroup Energy Partners, L.P. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

(b)	less the amount of cash reserves established by our general partner to:

(1) provide for the proper conduct of the business of SemGroup Energy Partners, L.P. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of SemGroup Energy Partners, L.P. and its subsidiaries) after that quarter;

(2) comply with applicable law or any debt instrument or other agreement or obligation to which SemGroup Energy Partners, L.P. or any of its subsidiaries is a party or its assets are subject; and

(3) provide funds for distributions to our partners for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (b)(3) immediately above unless our general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the general partner so determines.

Barrel: One barrel of petroleum products equals 42 United States gallons.

Bbls: Barrels.

Bcf/d: Billion cubic feet per day.

Bpd: Barrels per day.

Btu: British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Capital account: The capital account maintained for a partner under the partnership agreement. The capital account for a general partner unit, a common unit, a Class B unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that general partner unit, common unit, Class B unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in SemGroup Energy Partners, L.P. held by a partner.

Capital surplus: All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

Closing price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by The NASDAQ Global Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our general partner.

Common carrier pipeline: A pipeline engaged in the transportation of petroleum products as a public utility and common carrier for hire.

Common unit arrearage: The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

Condensate: A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

Current market price: For any class of units listed on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

DOT: Department of Transportation.

EIA: Energy Information Administration.

Eligible Holder: Individuals or entities either (a) subject to United States federal income taxation on the income generated by us or (b) in the case of entities that are pass-through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by us.

Feedstock: A raw material required for an industrial process such as in petrochemical manufacturing.

Interim capital transactions: The following transactions if they occur prior to liquidation:

(a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by SemGroup Energy Partners, L.P. or any of its subsidiaries;

(b) sales of equity interests by SemGroup Energy Partners, L.P. or any of its subsidiaries;

(c) sales or other voluntary or involuntary dispositions of any assets of SemGroup Energy Partners, L.P. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements);

(d) capital contributions received; and

(e) corporate reorganizations and restructurings.

Mcf/d: Thousand cubic feet per day.

Midstream: The industry term for the parts of the energy industry in between the production of oil and gas (upstream) and the distribution of refined and finished products (downstream).

Mmbbl: One million stock tank barrels.

NYMEX: New York Mercantile Exchange.

Operating expenditures: All of our cash expenditures and cash expenditures of our subsidiaries, including, without limitation, taxes, reimbursements of our general partner, repayment of working capital borrowings, non-pro rata repurchase of units (other than those made with the proceeds of an Interim Capital Transaction) interest payments and maintenance capital expenditures, subject to the following:

(a)	Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings, will not constitute operating expenditures;

(b)	Operating expenditures will not include:

(1) expansion capital expenditures;

(2) payment of transaction expenses relating to interim capital transactions; or

(3) distributions to partners.

Where capital expenditures are made in part for acquisitions or for capital improvements and in part for other purposes, our general partner, with the concurrence of the conflicts committee, shall determine the allocations between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an operating expenditure in calculating operating surplus.

Operating surplus: For any period prior to liquidation, on a cumulative basis and without duplication:

(a)	the sum of:

(1) an amount equal to two times the amount needed for any one quarter for SemGroup Energy Partners, L.P. to pay a distribution on all units (including general partner units) and incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter;

(2) all cash receipts of SemGroup Energy Partners, L.P. and its subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions (provided that cash receipts from the termination of a commodity hedge or interest rate swap prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the scheduled life of such commodity hedge or interest rate swap);

(3) interest paid on debt incurred by SemGroup Energy Partners, L.P. and its subsidiaries, and cash distributions paid on the equity securities issued by SemGroup Energy Partners, L.P., to finance all or any portion of the construction, expansion or improvement of our facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of;

(4) interest paid on debt incurred by SemGroup Energy Partners, L.P. and its subsidiaries, and cash distributions paid on the equity securities issued by SemGroup Energy Partners, L.P., in each case, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction projects referred to in (3) above; and

(5) all cash receipts of SemGroup Energy Partners, L.P. and its subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

(b)	the sum of:

(1) operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

(2) the amount of cash reserve that is established by our general partner to provide funds for future operating expenditures; provided, however, that disbursements made (including contributions to a partner of SemGroup Energy Partners, L.P. and our subsidiaries or disbursements on behalf of a partner of SemGroup Energy Partners, L.P. and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our general partner so determines; and

(3) all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

Sour gas: Natural gas that has relatively high concentrations of acidic gases, such as hydrogen sulfide and carbon dioxide, that exceed normal gas transportation specifications.

Subordination period: The subordination period will generally extend from the closing of the initial public offering until the first to occur of:

(a)	the first day of any quarter beginning after June 30, 2010 for which:

(1) distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, subordinated units and general partner units for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

(2) the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units, subordinated units and general partner units that were outstanding during those periods on a fully diluted basis; and

(3) there are no outstanding cumulative common units arrearages.

(b)	The date on which the general partner is removed as our general partner upon the requisite vote by the limited partners under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of the removal, provided, however, subordinated units may additionally convert into common units as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period—Early Conversion of Subordinated Units.”

Terminalling: The receipt of crude oil for storage into storage tanks and other appurtenant equipment, including pipelines, where the crude oil will be commingled with other products of similar quality; the storage of the crude oil; and the delivery of the crude oil as directed by a distributor into a truck, vessel or pipeline.

Throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

Working capital borrowings: Borrowings used solely for working capital purposes or to pay distributions to partners, made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional working capital borrowings.

SemGroup, L.P. Operations

Edson
Vancouver
Calgary
Saskatoon
Montreal
Toronto
Green Bay
Denver
Wichita
Springfield
Dumas
Oklahoma City
Tulsa
Abilene
Longview
Austin
Houston
Puebla
Milford Haven
London
Geneva
Legend
SemGroup Office
SemGroup North American Energy Corridor
Crude
SemCrude Pipeline*
SemCrude Storage*
Crude Oil Blending Facility
SemLogistics Storage
Natural Gas
Natural Gas Processing Plant
CAMS Natural Gas Gathering Pipeline
SemKan Gathering and Processing
Natural Gas Storage
SemGas Gathering Pipeline
Refined Products
SemFuel Storage
Fleet Fuel 24
SemFuel Terminal
SemLogistics Storage
Natural Gas Liquids
SemStream Propane Terminal
Exclusive 3rd Party Terminal
SemStream Terminal Under Construction
Pending Acquisition Regulated Distribution Area
Pending Acquisition Non-regulated Distribution Area
Asphalt
SemMaterials Asphalt Terminal
SemMaterials Asphalt Storage
Technical Center
SemMaterials Asphalt Terminal Under Construction

* A substantial majority of these assets will be contributed to SemGroup Energy Partners, L.P.

SemFuel

12,500,000 Common Units

Representing Limited Partner Interests

SemGroup Energy Partners, L.P.

P R O S P E C T U S

            , 2007

Citigroup

Merrill Lynch & Co.

Lehman Brothers

RBC Capital Markets

Wachovia Securities

A.G. Edwards

Raymond James

BOSC, Inc.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ listing fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee		$9,268
NASD filing fee		30,688
NASDAQ listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section      of the Underwriting Agreement to be filed as an exhibit to this registration statement in which SemGroup Energy Partners, L.P. will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15. Recent Sales of Unregistered Securities.

On February 22, 2007, in connection with the formation of SemGroup Energy Partners, L.P., or the Partnership, the Partnership issued (i) to SemGroup Energy Partners G.P., L.L.C. the 2% general partner interest in the partnership for $20 and (ii) to SemGroup Holdings, L.P. the 98% limited partner interest in the partnership for $980 in an offering exempt from registration under Section 4(2) of the Securities Act.

There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1†	Form of Underwriting Agreement
3.1**	Certificate of Limited Partnership of SemGroup Energy Partners, L.P.
3.2*	Form of First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P. (included as Appendix A to the Prospectus)
3.3**	Certificate of Formation of SemGroup Energy Partners G.P., L.L.C.
3.4†	Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C.
4.1*	Specimen Unit Certificate (included as Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., which is included as Appendix A to the Prospectus).
5.1†	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1†	Opinion of Baker Botts L.L.P. relating to tax matters
10.1†	Form of Credit Facility
10.2†	Form of Contribution, Conveyance and Assumption Agreement
10.3†	Form of Omnibus Agreement
10.4*#	Form of Throughput Agreement
10.5†	Form of SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan
21.1*	List of Subsidiaries of SemGroup Energy Partners, L.P.
23.1*	Consent of PricewaterhouseCoopers, L.L.P.
23.2†	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.3†	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1**	Powers of Attorney

*   Filed herewith.

** Previously filed.

†   To be filed by amendment.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

(c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to provide to the holders of common units the financial statements required by Form 10-K for the first fiscal year of operations of the partnership.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on April 13, 2007.

SEMGROUP ENERGY PARTNERS, L.P.

By:	SemGroup Energy Partners G.P., L.L.C. Its General Partner

By:	/s/ Alex G. Stallings
Alex G. Stallings Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 13, 2007.

Signature	Title
* Kevin L. Foxx	President, Chief Executive Officer and Director (Principal Executive Officer)

* Michael J. Brochetti	Chief Financial Officer and Director (Principal Financial Officer)

/s/ Alex G. Stallings Alex G. Stallings	Chief Accounting Officer (Principal Accounting Officer)

*By:	/s/ Alex G. Stallings
Alex G. Stallings Attorney-in-Fact

4

EXHIBIT INDEX

Exhibit Number	Description
1.1†	Form of Underwriting Agreement
3.1**	Certificate of Limited Partnership of SemGroup Energy Partners, L.P.
3.2*	Form of First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P. (included as Appendix A to the Prospectus)
3.3**	Certificate of Formation of SemGroup Energy Partners G.P., L.L.C.
3.4†	Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C.
4.1*

Specimen Unit Certificate (included as Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., which is included as Appendix A to the Prospectus).

5.1†	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered
8.1†	Opinion of Baker Botts L.L.P. relating to tax matters
10.1†	Form of Credit Facility
10.2†	Form of Contribution, Conveyance and Assumption Agreement
10.3†	Form of Omnibus Agreement
10.4*#	Form of Throughput Agreement
10.5†	Form of SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan
21.1*	List of Subsidiaries of SemGroup Energy Partners, L.P.
23.1*	Consent of PricewaterhouseCoopers, L.L.P.
23.2†	Consent of Baker Botts L.L.P. (contained in Exhibit 5.1)
23.3†	Consent of Baker Botts L.L.P. (contained in Exhibit 8.1)
24.1**	Powers of Attorney

*   Filed herewith

** Previously filed.

†   To be filed by amendment.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

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